UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KILROY REALTY CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

KILROY

PROXY STATEMENT

Kilroy Realty Corporation
April 2019

ON THE COVER

100 Hooper is a micro community of progressive thinkers and skilled makers within the broader SOMA entrepreneurial spirit. Right next door, interior enthusiasts flock to the showrooms of the Design District. Tucked between these landmark neighborhoods, 100 Hooper takes cues from both. Whether pouring your ideas into the next tech venture or handcrafting a new line of locally made products, an ethos of limitless possibility awaits.

ABOUT KILROY

Kilroy Realty is a place where innovation works. We have made it our mission to provide creative work environments that spark inspiration and productivity for the country’s very best thinkers and doers. Home to over 270 employees, we are building and managing 17 million square feet of innovative, sustainable properties across the Pacific Northwest, San Francisco Bay Area, Greater Los Angeles and Greater San Diego; spaces that redefine life for the better.

KILROY REALTY CORPORATION

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

April 5, 2019

To Our Fellow Stockholders:

On behalf of the entire Board of Directors of Kilroy Realty Corporation (NYSE: KRC), we are pleased to present you with KRC’s 2019 Proxy Statement and invite you to attend KRC’s 2019 annual meeting of stockholders to be held on May 16, 2019.

KRC delivered excellent results in 2018, driven by strong leasing and successful development.

We executed a record-breaking 3.4 million square feet of leases across our stabilized and development portfolios, ending 2018 with our stabilized portfolio 96.6% leased.

We initiated construction on over $925 million of projects that include 640,000 square feet of office and retail space as well as 564 residential units. We secured lease commitments on 85% of the office space, including a 12-year lease with entertainment giant Netflix, Inc. for the entire 355,000 square feet of office space at our mixed-use development project in Hollywood.

We invested $565 million in new opportunities, including purchasing Kilroy Oyster Point, a 39-acre, fully-entitled development site in one of the nation’s strongest life-sciences markets. We also acquired two operating projects that not only enhance the value of our current stabilized portfolio but also provide strategic benefits for years to come.

Our solid execution translated to strong financial results, including a 5.4% increase in funds from operations, adjusted for one-time charges, and 3% growth in our cash same-store net operating income. We continued to strengthen our balance sheet while lowering our overall cost of capital, issuing $1.1 billion in new debt and equity and generating $373 million from our capital recycling program. We also increased our common dividend by 7.1% on an annualized basis, which aggregates to a 30% growth rate over three years. In 2018, we continued to outperform both the SNL US REIT Office and BBG REIT Office Property Indices for the third consecutive year.

Our commitment and leadership position in sustainability continues to be recognized by various industry groups across the world. We were recognized by GRESB as the North American Listed Office leader for the fifth year in a row. We further deepened our commitment to building a more sustainable enterprise with a pledge to establish carbon neutral operations by year-end 2020.

Since our 2018 annual meeting of stockholders, we actively engaged with stockholders owning collectively more than 80% of our outstanding common stock. Our Lead Independent Director and Chair of our Executive Compensation Committee, and the Chair of our Corporate Social Responsibility and Sustainability Committee, personally led meetings with stockholders owning collectively more than 57% of our outstanding common stock. Based on feedback from investors, the Company modified the structure of its annual cash bonus program. We appreciate the dialogue with our investors and are committed to maintaining open lines of communication.

The accompanying proxy materials contain detailed information about the matters on which you are being asked to vote at the 2019 annual meeting. We urge you to read the materials carefully and vote in accordance with the Board’s recommendations. Your vote is very important to us.

Sincerely,

John Kilroy	Edward Brennan, PhD
Chairman of the Board,	Lead Independent Director
President and Chief Executive Officer

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs and assumptions, and are not guarantees of future performance. Forward-looking statements are generally identified through the inclusion of words such as “believe,” “expect,” “goals” and “target” or similar statements or variations of such terms and other similar expressions. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: global market and general economic conditions and their effect on our liquidity and financial conditions and those of our tenants; adverse economic or real estate conditions generally, and specifically, in the States of California and Washington; risks associated with our investment in real estate assets, which are illiquid, and with trends in the real estate industry; defaults on or non-renewal of leases by tenants; any significant downturn in tenants’ businesses; our ability to re-lease property at or above current market rates; costs to comply with government regulations, including environmental remediation; the availability of cash for distribution and debt service and exposure to risk of default under debt obligations; increases in interest rates and our ability to manage interest rate exposure; the availability of financing on attractive terms or at all, which may adversely impact our future interest expense and our ability to pursue development, redevelopment and acquisition opportunities and refinance existing debt; a decline in real estate asset valuations, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing, and which may result in write-offs or impairment charges; significant competition, which may decrease the occupancy and rental rates of properties; potential losses that may not be covered by insurance; the ability to successfully complete acquisitions and dispositions on announced terms; the ability to successfully operate acquired, developed and redeveloped properties; the ability to successfully complete development and redevelopment projects on schedule and within budgeted amounts; delays or refusals in obtaining all necessary zoning, land use and other required entitlements, governmental permits and authorizations for our development and redevelopment properties; increases in anticipated capital expenditures, tenant improvement and/or leasing costs; defaults on leases for land on which some of our properties are located; adverse changes to, or enactment or implementations of, tax laws or other applicable laws, regulations or legislation, as well as business and consumer reactions to such changes; risks associated with joint venture investments, including our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers; environmental uncertainties and risks related to natural disasters; and our ability to maintain our status as a REIT; and the other factors discussed in the risk factors section of Kilroy Realty Corporation’s most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. All forward-looking statements are based on currently available information, and speak only as of the dates on which they are made. We assume no obligation to update any forward-looking statement that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Date and Time:	Thursday, May 16, 2019 at 8:30 a.m. local (Pacific) time

Place:	Our principal executive offices at 12200 West Olympic Boulevard, Suite 200, Los Angeles,
California 90064.

Items of Business:	1.	Elect as directors the six nominees named in the attached Proxy Statement.

	2.	Approve, on an advisory basis, the compensation of our named executive officers.

	3.	Ratify the appointment of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2019.

Record Date:

The Board of Directors has fixed the close of business on March 8, 2019 as the record date for determining the stockholders entitled to receive notice of and to vote at the 2019 annual meeting of stockholders (the “Annual Meeting”), or any adjournment(s) or postponement(s) thereof.

Proxy Voting:

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy or voting instructions as soon as possible to ensure your shares are represented at the Annual Meeting. If you attend the Annual Meeting and vote in person, your proxy or voting instructions will not be used.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF	By Order of the Board of Directors,
PROXY MATERIALS

The Notice of Annual Meeting, Proxy Statement and our 2018 Annual Report on Form 10-K are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in our proxy materials before voting.

Tyler Rose
Executive Vice President,
Chief Financial Officer and Secretary
April 5, 2019 :: Los Angeles, California

KILROY REALTY	PROXY STATEMENT	1

PROXY SUMMARY

This section highlights information about Kilroy Realty Corporation (“we,” “our,” “us” or the “Company”) and our Board of Directors (the “Board”) that is contained elsewhere in this Proxy Statement. This section does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting.

BUSINESS HIGHLIGHTS

We had another successful year in 2018 dominated by strong leasing activity in both our stabilized and development portfolios. We executed a record-breaking 3.4 million square feet of leases across our stabilized and development portfolios, ending 2018 with our stabilized portfolio 96.6% leased and our 2019 lease expirations 65% leased. Our highly experienced leadership team, led by John Kilroy (who brings nearly 50 years of experience to the organization), continued to invest in both existing and new value-creating opportunities and delivered solid financial results while maintaining a strong balance sheet. In addition to our already strong leadership team, most of whom have been with the Company for over 15 years, we added key personnel in 2016 and 2017. These additions deepened our expertise in the pursuit and execution of large, multi-use projects, including those in the life science sector, and positions us well for the future.

YEAR-END % LEASED AND OCCUPANCY	TOTAL LEASES EXECUTED	DIVIDEND GROWTH	YEAR-END DEBT / EBITDA(1)

96.6% & 94.4%	3.4MM SF	7.1%	5.9x
Year-End % Leased Above 95% for Sixth Consecutive Year	Highest in Company History Includes 355,000 SF Lease with Netflix, Inc., Largest Lease Signed in Hollywood in a Decade, and 375,000 SF Lease with GM Cruise, LLC, for its Headquarters in San Francisco	30% Increase over Three-Year Period	1.5x Reduction Since 2014

In addition, our total stockholder return (“TSR”)(2) for the five-year period ended December 31, 2018 of 44.1% outperformed the SNL US REIT Office Index, the BBG REIT Office Property Index and the five-year TSR performance of the median peer(3) in our peer group as shown below.

	TSR for the One- Year Period Ended December 31, 2018	TSR for the Three- Year Period Ended December 31, 2018	TSR for the Five- Year Period Ended December 31, 2018
Kilroy Realty Corporation	-13.6%	9.5%	44.1%
Median Peer(3)	-10.9%	-5.0%	31.6%
SNL US REIT Office Index	-17.8%	-5.7%	19.9%
BBG REIT Office Property Index	-14.9%	-3.8%	19.4%
MSCI US REIT Index	-4.6%	8.9%	45.6%

More information on the Company’s 2018 performance is detailed on pages 33-36.

(1)

The debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratio is calculated as the Company’s consolidated debt balance for the applicable period, adjusted for the undrawn $360 million equity forward offering executed in August 2018, divided by the Company’s EBITDA, as adjusted, for such period. See Appendix A for a definition of EBITDA, as adjusted, and a reconciliation of net income available to common stockholders computed in accordance with generally accepted accounting principles (“GAAP”) to EBITDA, as adjusted.

(2)	For purposes of this Proxy Statement, TSR is calculated assuming dividend reinvestment.

(3)	The median peer was identified based on the median company included in the peer group identified on page 57 (based on compound annual growth rate for the five-year period ended December 31, 2018).

2	PROXY STATEMENT	KILROY REALTY

COMPENSATION HIGHLIGHTS

Our Executive Compensation Committee (the “Compensation Committee”) approved the 2018 compensation arrangements for our named executive officers identified on page 32 (our “NEOs”). Below are highlights of our 2018 compensation arrangements for our NEOs from the Compensation Discussion and Analysis (the “CD&A”) section of this Proxy Statement:

Enhanced Operating and Financial Goals

•	Key operating and financial goals used to determine 2018 short-term incentives for our NEOs were generally set at levels above the performance goals used for 2017. See the discussion on pages 40-41.

•	The FFO target used in the 2018 long-term incentive award for our NEOs was set above the FFO target used for 2017.

•

Vesting of a portion of the 2018 long-term incentive awards is also contingent on our TSR compared to other office-focused REITs over a three-year period and our average ratio of debt to EBITDA over that period.

New Employment Agreement for CEO and Related Incentive Awards

•	The Board believes that it is in the best interests of the Company and our stockholders for John Kilroy to continue to serve as the Company’s Chief Executive Officer (“CEO”).

•

The Company entered into an amended and restated employment agreement with Mr. Kilroy to replace his employment agreement that would have expired on December 31, 2018. The employment agreement was the result of negotiations between Mr. Kilroy and the Compensation Committee. See the discussion on pages 49-51.

•

Under his prior employment agreement, Mr. Kilroy was eligible to retire from the Company in December 2018. To incentivize him to delay his retirement and to provide an additional performance incentive during the term of his new employment agreement, Mr. Kilroy was granted additional restricted stock units (“RSUs”) in December 2018. The Company also granted our other NEOs RSU awards in December 2018 in recognition of their contributions to the Company and to provide additional long-term, performance-based incentives. To further align the interests of our executive team with the long-term interests of stockholders, in December 2018, more than half of the RSUs granted to Mr. Kilroy, and half of the RSUs granted to our other NEOs include performance-based vesting requirements with a long-term performance measure based on our relative TSR. See the discussion of the awards on pages 51-52.

Applicable rules of the Securities and Exchange Commission (“SEC”) require that the Summary Compensation Table on page 63 include the entire grant date fair value of these December 2018 RSU awards as 2018 compensation for our NEOs (even though the awards are subject to long-term vesting requirements). Accordingly, the 2018 total compensation for our NEOs, and for our CEO in particular, will appear significantly higher than their 2017 compensation when presented in this fashion. The compensation actually “realized” by Mr. Kilroy in 2018 (calculated as discussed under “CEO Realized Compensation” on page 52) was significantly less than his 2018 total compensation required to be reported in the Summary Compensation Table. See the discussion under “CEO Realized Compensation” on page 52.

Continued Emphasis on Long-Term Incentive Awards and Performance-Based Compensation

•	Long-term equity compensation, tied to three-to-four year vesting periods, is the largest component of each NEO’s total compensation opportunity.

•	Three-quarters of the 2018 annual equity award for our CEO is subject to performance-based vesting requirements and includes a performance measure indexed to our relative TSR.

•	Approximately two-thirds of the 2018 annual equity awards for our other NEOs are subject to performance-based vesting requirements and include a performance measure indexed to our relative TSR.

•	Approximately 88% of our CEO’s target TDC(4) for 2018 was not guaranteed but rather was tied to performance and/or our stock price.

•	Approximately 81% of our other NEOs’ target TDC for 2018 was not guaranteed but rather was tied to performance and/or our stock price.

(4)

As used in this Proxy Statement, “target TDC” means the executive’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2018. The equity awards granted in December 2018 are excluded from TDC. If included in TDC, the December 2018 equity awards would have had the impact of shifting a greater percentage of each executive’s overall TDC to at-risk, performance-based, long-term compensation.

KILROY REALTY	PROXY STATEMENT	3

2018 Target

Total Direct Compensation

4	PROXY STATEMENT	KILROY REALTY

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens accountability of the Board and helps build public trust in the Company. Highlights include the following:

Independent Board Leadership and Practices

•	Lead Independent Director with a well-defined role and robust responsibilities

•	Majority of directors are independent (5 out of 6 current directors)

•

Established a Corporate Social Responsibility and Sustainability Committee (the “CSR&S Committee”) in April 2018 responsible for advising the Board and consulting with, and generally advising management on matters related to, among other things, sustainability, diversity and inclusion, philanthropy and community involvement, good corporate citizenship, health and wellness, and other non-financial issues that are of significance to the Company and its stockholders

•	Commitment to include women and individuals from minority groups in the qualified pool from which new director candidates are selected

•	Commitment to Board refreshment with three new independent directors in the last five years

•	Average independent director tenure of 7.4 years

•	Comprehensive risk oversight practices, including cybersecurity and insurance

•	Strategic update from the CEO is a standing Board agenda item

•	Regular executive sessions of independent directors

•	Regular Board and committee self-evaluations

•	Succession Planning Committee oversees regular succession planning efforts

•	CEO may only serve on the board of directors of one other public company

•	All principal Board committees are composed solely of independent directors

Robust Stockholder Rights

•	Stockholder proxy access amended in 2017 to align with best practices and respond to stockholder feedback

•	Majority voting for directors in uncontested elections

•	Annual director elections (declassified Board)

•	Annual Say-on-Pay voting

•	Stockholder right to call a special meeting

•	Stockholder right to amend Bylaws by a majority vote

•	No stockholder rights plan

Best Practices Compensation and Governance Practices

•	Robust stock ownership guidelines for executives and non-employee directors

•	Stock holding requirements

•	Anti-hedging policy

•	Anti-pledging policy

•	Clawback policy

•	Related party transactions policy

•	No single trigger change in control provisions

•	No excise tax gross-ups

•	No repricing of underwater stock options without stockholder approval

•	Regular engagement with investors, including discussions since our 2018 annual meeting with stockholders who together own more than 80% of our outstanding common stock

KILROY REALTY	PROXY STATEMENT	5

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY HIGHLIGHTS

The Company and its Board maintain a focus on corporate social responsibility and sustainability. We continuously look for new and better ways to foster a diverse and inclusive work environment, improve employee health and safety, engage our surrounding communities and minimize our environmental impact, all while creating value for our stockholders. As a result, in April 2018, we formed the CSR&S Committee. Below are some recent highlights of our diversity and sustainability initiatives. For additional information, see “Corporate Governance — Board Composition and Governance — Corporate Social Responsibility and Sustainability” beginning on page 23.

Diversity at the Company

•

We have several women in key leadership roles, including the EVP, Life Science, the EVP, Chief Administrative Officer, the Chief Accounting Officer and Controller, and the Treasurer, among others. As of December 31, 2018, 47% of supervisors at the Company were women.

•	We strive to have a workforce that reflects the diversity of qualified talent that is available in the markets that we serve.

Diversity on the Board

•

We recently updated our Corporate Governance Guidelines and Board Membership Criteria to include diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience as criteria considered by the Nominating/Corporate Governance Committee (the “Governance Committee”) and the Board in considering Board nominations.

•

Our Governance Committee and Board will endeavor to include women and individuals from minority groups in the qualified pool from which new director candidates are selected the next time that the Board undergoes Board refreshment.

•	One of six directors (or 17%) is female and serves as the Chair of the Company’s CSR&S Committee.

Sustainability

•	We remain a committed leader in the effort to building and operating environmentally sound properties, which has resulted in wide recognition amongst our peers.

ENERGY STAR	GRESB	NAREIT	DOW JONES
Partner of the Year 2014 - 2019; Sustained Excellence 2016 - 2019	Green Star 2013 - 2018; North America Sector Leader Listed Office 2014 - 2018	Leader in the Light Award, Office Sector 2014 - 2018; Most Innovative, 2018	SUSTAINABILITY WORLD INDEX Member 2017 - 2018, One Of Only Two North American Real Estate Companies Listed

6	PROXY STATEMENT	KILROY REALTY

VOTING INFORMATION

VOTING MATTERS AND BOARD RECOMMENDATIONS

Our Board is soliciting your proxy to vote on the following matters at our Annual Meeting to be held at 8:30 a.m. local (Pacific) time on Thursday, May 16, 2019 at our principal executive offices located at 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064, and any adjournments or postponements of the Annual Meeting:

	Vote Required	Vote Required	Board Recommendation	Page
Proposal No. 1	Election of Six Director Nominees	Majority of Votes Cast	For	8
Proposal No. 2	Advisory Approval of Compensation of NEOs	Majority of Votes Cast	For	17
Proposal No. 3	Ratification of Appointment of Deloitte & Touche LLP as Independent Auditor for 2019	Majority of Votes Cast	For	19

HOW TO CAST YOUR VOTE

INTERNET	PHONE	MAIL	IN PERSON

Follow the instructions provided in the notice or separate proxy card or voting instruction form you received.	Follow the instructions provided in the separate proxy card or voting instruction form you received.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.	Ballots will be provided to anyone who attends and wants to vote at the Annual Meeting.

On April 5, 2019, the proxy materials for our Annual Meeting, including this Proxy Statement and our 2018 Annual Report on Form 10-K (the “2018 Annual Report”), were first sent or made available to our stockholders entitled to vote at the Annual Meeting.

KILROY REALTY	PROXY STATEMENT	7

PROPOSAL 1 –
ELECTION OF DIRECTORS

The Board presently consists of six directors. Each director is serving a term that continues until the Annual Meeting and until his or her successor is duly elected and qualified. As further described below, our Board has selected all six of our incumbent directors for re-election at the Annual Meeting.

NOMINEES FOR DIRECTOR

Upon the recommendation of the Governance Committee, the Board nominated John Kilroy, Edward Brennan, PhD, Jolie Hunt, Scott Ingraham, Gary Stevenson and Peter Stoneberg for election to the Board for a term continuing until the annual meeting of stockholders to be held in 2020 and until their respective successors are duly elected and qualified. All of our director nominees are currently directors of the Company and were previously elected to serve on the Board by our stockholders. In this Proxy Statement, references to “John Kilroy” or our CEO are to John B. Kilroy, Jr.

Except as otherwise instructed, proxies solicited by this Proxy Statement will be voted “FOR” the election of each of the nominees to the Board. The nominees have consented to be named in this Proxy Statement and to serve as directors if elected. If any nominee of the Board is unable to serve, or for good cause will not serve, as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for any other persons that may be designated by the Board. As of the date of this Proxy Statement, the Board has no reason to believe that any of the director nominees named above will be unable or unwilling to stand as a nominee or to serve as a director if elected.

BOARD COMPOSITION

Board Snapshot

The following provides a snapshot of our six director nominees:

8	PROXY STATEMENT	KILROY REALTY

Director Nominee Skills, Experience and Background

We believe each of the six director nominees possess the professional and personal qualifications necessary for effective service as a director. In addition to each nominee’s specific experience, qualifications and skills, we believe that each nominee has a reputation for integrity, honesty and adherence to high ethical standards and has demonstrated business acumen and an ability to exercise sound business judgment. We believe all nominees have a commitment to the Company and to building long-term stockholder value. The following chart shows a summary of the director nominees’ skills and core competencies:

Skill/Qualification	Kilroy	Brennan	Hunt	Ingraham	Stevenson	Stoneberg

Target Tenant Industry Experience

Knowledge and experience with the top five industries that make up the majority of our tenant base (Technology; Life Science & Healthcare; Media; and F.I.R.E. — Finance, Insurance and Real Estate)

	●	●	●	●	●	●
Executive Leadership Leadership role as company CEO or President	●	●	●	●	●	●
Public Company Board Service Experience as a board member of another publicly traded company	●	●		●
Investment Experience Relevant investment, strategic and deal structuring experience	●	●		●	●	●
Financial Literacy/Accounting Experience Financial or accounting experience and an understanding of financial reporting, internal controls and compliance	●	●		●		●
Finance/Capital Markets Experience Experience navigating our capital-raising needs	●	●		●	●	●
Risk Management Experience Experience overseeing and managing company risk	●	●	●	●	●	●
Advanced Degree/Professional Accreditation Possesses an advanced degree or other professional accreditation that brings additional perspective to our business and strategy		●	●		●	●

KILROY REALTY	PROXY STATEMENT	9

DIRECTOR NOMINEE

John Kilroy President, Chief Executive Officer and Chairman of the Board Age: 70 Director Since 1996 Committees: CSR&S

John Kilroy was elected to serve as our Chairman of the Board (“Chairman”) in February 2013 and has been our President, CEO and a director since our incorporation in September 1996. Having led its private predecessor, Kilroy Industries, in a similar capacity, he became its President in 1981 and was elected CEO in 1991. Mr. Kilroy has been involved in all aspects of commercial real estate acquisition, entitlement, development, construction, leasing, financing and dispositions for the Company and its predecessor since 1967. With Mr. Kilroy’s expertise and guidance, the Company entered the San Francisco and Seattle markets in 2009 and 2010, respectively, very early in the cycle. Mr. Kilroy has actively led the Company to become one of the premier landlords on the West Coast with one of the largest LEED-certified portfolios, spanning some of the strongest markets in the country, from Seattle to San Diego.

Mr. Kilroy currently serves on the board of directors of MGM Resorts International (NYSE: MGM), the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley and the Advisory Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) and is a member of The Real Estate Roundtable. Mr. Kilroy previously served on the board of New Majority California and as Chairman of New Majority Los Angeles. He is a past trustee of the El Segundo Employers Association, Viewpoint School, Jefferson Center for Character Education and the National Fitness Foundation. He was also a member of the San Francisco America’s Cup Organizing Committee. Mr. Kilroy attended the University of Southern California.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Kilroy was nominated to serve on our Board because of his more than 50 years of experience with our Company and its predecessor, including 22 years as our President and CEO and approximately 17 and seven years as our predecessor’s President and CEO, respectively, as well as his experience in acquiring, owning, developing and managing real estate, and his service on the board of governors of a national real estate trade organization.

10	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

Edward Brennan, PhD Lead Independent Director Age: 67 Director Since 2003 Committees: Audit, Compensation (C), Governance

Edward Brennan, PhD has been a member of our Board since July 2003 and our Lead Independent Director since March 2014. He is currently the acting CEO and a director of Abram Scientific, a privately held medical diagnostics company and a Venture Partner with Strategic Healthcare Investment Partners, a venture capital partnership focused on medical devices and imbedded IT technologies. Until March 2014, Dr. Brennan was CEO of Nexus Dx, Inc. (“Nexus”), a medical diagnostics company located in San Diego, California. In November 2011, Nexus was acquired by Samsung Electronics Co., Ltd. from ITC Nexus Holding Company, where Dr. Brennan had been Chief Integration Officer following the merger of Nexus and International Technidyne Corporation. Previously, he was President and Chief Operating Officer of CryoCor, Inc. until June 2008, when the company was sold to Boston Scientific Corporation. From January 2004, he served as chairman of HemoSense Inc. until its sale to Inverness Medical Innovations in November 2007. While a director of HemoSense since 2000, he was also a Managing Partner of Perennial Ventures, a Seattle-based venture capital firm beginning in 2001. Prior to that time, he served as Vice President at Tredegar Investments. Dr. Brennan has participated in the development, management and financing of new medical technology ventures for over 30 years, including scientific and executive positions with Syntex, Inc., UroSystems, Inc., Medtronic Inc., DepoMed Systems, Inc. and CardioGenesis Corp. Dr. Brennan also works as a House Manager for the Center for the Performing Arts in the City of Mountain View, serves on the board of directors of several private companies and previously served on the Board of Trustees of Goucher College, Baltimore, Maryland. Dr. Brennan holds Bachelor’s Degrees in Chemistry and Biology and a PhD in Biology from the University of California, Santa Cruz.

Specific Qualifications, Attributes, Skills and Experience:

Dr. Brennan was nominated to serve on our Board because of his executive management and board of directors experience with both public and private companies and specifically, his over 30 years of experience with companies in the health sciences and medical industries, which have historically been target tenants of the Company.

KILROY REALTY	PROXY STATEMENT	11

DIRECTOR NOMINEE

Jolie Hunt Independent Director Age: 40 Director Since 2015 Committees: Compensation, Governance, CSR&S (C)

Jolie Hunt has been a member of our Board since May 2015. She is the CEO of Hunt & Gather, a marketing and communications agency that helps launch startup ventures, revive the strategic marketing and communications efforts of established brands and utilizes discreet influencer relations to pair like-minded people and places together where there is mutual benefit. Before founding Hunt & Gather in 2013, Ms. Hunt served as Chief Marketing & Communications Officer for AOL, Inc. from 2012 to 2013, and held the role of Senior Vice President, Global Head of Brand & Public Relations at Thomson Reuters from 2008 to 2012. Prior to that time, Ms. Hunt was the Global Director of Corporate & Business Affairs at IBM Corporation from 2006 to 2008 and served as Director of Public Relations for the Financial Times from 2002 to 2006. Ms. Hunt currently serves on the boards of The Lowline and the Civilian Public Affairs Council for West Point Military Academy. Ms. Hunt earned a Bachelor’s Degree in Mass Communication from Boston University and completed the Global Executive Program at Dartmouth University Tuck School of Business and Spain’s IE Business School in 2010.

Specific Qualifications, Attributes, Skills and Experience:

Ms. Hunt was nominated to serve on our Board because of her significant marketing and communications experience, knowledge about trends in the media, entertainment and technology world and the use of technology to advance company brands, which she acquired through her experience working with multiple multinational corporations and as the founder and Principal of Hunt & Gather. The Board believes these positions and experience bring additional, unique skills, perspective and connections to our Board.

12	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

Scott Ingraham Independent Director Age: 65 Director Since 2007 Committees: Audit (C), Governance

Scott Ingraham has been a member of our Board since June 2007. He is the co-owner of Zuma Capital, a firm engaged in private equity and angel investing. He was the co-founder (1999), Chairman and CEO of Rent.com, an Internet-based multi-family real estate site, before it was sold to eBay in 2005. Mr. Ingraham was also a co-founder and previously served as the President and CEO of Oasis Residential (“Oasis”), a public apartment REIT founded in 1992 that merged with Camden Property Trust (“Camden”) in 1998. In addition to serving on the Company’s Board, Mr. Ingraham serves on the board of trust managers of Camden, NYSE: CPT (since 1998), the audit committee of Camden (for six years previously and beginning again in 2016) and the board of directors of RealPage, Inc., Nasdaq: RP (since 2012). He also served on the board of directors of LoopNet, Nasdaq: LOOP, for six years before it was acquired by Co-Star in 2012. Prior to co-founding Oasis, Mr. Ingraham’s career was devoted to real estate finance, mortgage and investment banking. He earned a Bachelor’s Degree in Business Administration from the University of Texas at Austin in 1976.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Ingraham was nominated to serve on our Board because he possesses extensive financial and real estate knowledge based on his experience as Chairman and CEO of Rent.com, President and CEO of Oasis, a member of the board of trustees and a member of the nominating and corporate governance committee, audit committee and compensation committee of Camden, a member of the board of directors and audit committee of LoopNet and a member of the board of directors and audit committee of RealPage, Inc.

KILROY REALTY	PROXY STATEMENT	13

DIRECTOR NOMINEE

Gary Stevenson Independent Director Age: 62 Director Since 2014 Committees: Compensation, Governance

Gary Stevenson has been a member of our Board since May 2014. Mr. Stevenson has been President and Managing Director of MLS Business Ventures of Major League Soccer since July 2013. Prior to such time, Mr. Stevenson served as President of PAC-12 Enterprises (“Pac-12”) from 2011 to 2013, where he managed a diversified and integrated company, including the Pac-12 Networks and Pac-12 Properties. Before joining Pac-12, Mr. Stevenson was Chairman and CEO of OnSport Strategies, a sports and entertainment consulting company that he founded in 1997 and later sold to Wasserman Media Group in 2007. From 2007 to 2010, Mr. Stevenson served as Principal for Wasserman Media Group to help handle the integration of OnSport Strategies. Mr. Stevenson previously also served as President of NBA Properties, Marketing and Media for the National Basketball Association from 1995 to 1997, as Chief Operating Officer and Executive Vice President of the Golf Channel from 1994 to 1995 and as Executive Vice President, Business Affairs for PGA Tour from 1987 to 1994. Mr. Stevenson received his Bachelor’s Degree from Duke University and his Master’s Degree in Business Administration from George Washington University.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Stevenson was nominated to serve on our Board because of his extensive business and operational experience, including his founding role at OnSport Strategies, and his roles as President of Pac-12 and currently as President and Managing Partner of MLS Business Ventures of Major League Soccer. The Board believes these positions and Mr. Stevenson’s entrepreneurship success bring a diverse set of skills, experiences and relationships to our Board.

14	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

Peter Stoneberg Independent Director Age: 63 Director Since 2014 Committees: Audit, Governance (C), CSR&S

Peter Stoneberg has been a member of our Board since May 2014. Mr. Stoneberg is currently Managing Partner of Velocity Ventures, LLC (“Velocity Ventures”), a merchant banking and M&A advisory firm that he founded in 2000. From 2000 to 2006, Mr. Stoneberg was with Bank of America Capital Investors (“BACI”), a private equity firm where he was an investment partner specializing in growth and buyout capital for public and private technology companies. Mr. Stoneberg also served as Senior Managing Director of Montgomery Securities, where he founded and led the Technology M&A group, beginning in 1994 until its acquisition by Bank of America in 1999. Previously, Mr. Stoneberg served in various other investment banking and management roles, including as Managing Director of Broadview Associates, Co-Founder and President of Data/Voice Solutions Corp and Product Marketing Manager for IBM and ROLM Corp. He was also an investor and on the board of directors of Cupertino Electric, Osprey Ventures, Historic Motorsports Productions, Saleslogix Corp. and Netcom Systems. Additionally, Mr. Stoneberg has served as a founder of the San Francisco America’s Cup Organizing Committee and Chair of the Investment Committee of the St. Francis Sailing Foundation. Mr. Stoneberg received his Bachelor’s Degree in Business from the University of Colorado and has completed the Stanford Law School Directors’ College.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Stoneberg was nominated to serve on our Board because of his significant relationships, experience with and knowledge of large and small companies in the high-technology industry, particularly those within the San Francisco Bay Area, which have become target tenants of the Company. Mr. Stoneberg also possesses extensive knowledge in the areas of raising equity and debt capital, and mergers and acquisitions based on his experience at BACI, Montgomery Securities and Velocity Ventures. Mr. Stoneberg also has experience as an active board member at three companies, including as a member of the audit and compensation committees of Netcom Systems and Cupertino Electric.

KILROY REALTY	PROXY STATEMENT	15

VOTE REQUIRED

Each director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at an annual meeting of stockholders. In such circumstances, directors will instead be elected by a plurality of all the votes cast in the election of directors at the annual meeting at which a quorum is present. The election of directors at the Annual Meeting is not contested.

Under Maryland law, if an incumbent director is not re-elected at a meeting of stockholders at which he or she stands for re-election, then the incumbent director continues to serve in office as a holdover director until his or her successor is elected. To address this “holdover” issue, our Bylaws provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the director will promptly tender his or her resignation as a director, subject to acceptance by the Board. The Governance Committee will then make a recommendation to our Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will act on the Governance Committee’s recommendation and publicly disclose its decision, along with its rationale, within 90 days after the date of the certification of the election results.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

16	PROXY STATEMENT	KILROY REALTY

PROPOSAL 2 –

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

We are asking our stockholders to approve the compensation of our NEOs (as identified in the CD&A) as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables, the narratives accompanying those tables and the CD&A). This is commonly referred to as a “Say-on-Pay” vote.

Our executive compensation philosophy is designed to achieve the following objectives:

•

To align executive compensation with the Company’s corporate strategies, business objectives and the creation of long- term value for our stockholders without encouraging unnecessary or excessive risk-taking;

•

To provide an incentive to achieve key strategic and financial performance measures by linking short-term incentive award opportunities to the achievement of corporate and operational performance objectives in these areas;

•

To set total compensation to be competitive with companies in our peer group identified on page 57, taking into account our active portfolio management strategy and the skill set required to implement that strategy;

•	To provide a majority of target TDC(5) for our NEOs in the form of long-term incentive equity awards; and

•	To help the Company attract, retain and incentivize talented and experienced individuals in the highly competitive West Coast employment and commercial real estate markets.

Below are highlights of the 2018 compensation arrangements for our NEOs as approved by the Compensation Committee.

•

CEO Employment Agreement and Related Incentive Awards. The Board believes that it is in the best interests of the Company and our stockholders for Mr. Kilroy to continue to serve as our CEO. Mr. Kilroy was eligible to retire in December 2018 in accordance with the terms of his employment agreement. We entered into an amended and restated employment agreement with Mr. Kilroy in December 2018. To incentivize him to delay his retirement and to provide an additional performance incentive during the term of his new employment agreement, Mr. Kilroy was granted additional RSUs in December 2018. The Company also granted our other NEOs RSU awards in December 2018 in recognition of their contributions to the Company and to provide additional long-term, performance-based incentives. To further align the interests of our executive team with the long-term interests of stockholders, more than half of the RSUs granted to our CEO, and half of the RSUs granted to our other NEOs, in December 2018 include performance-based vesting requirements with a long-term performance measure based on our relative TSR. See the discussion of the employment agreement and awards on pages 49-52.

Applicable SEC rules require that the Summary Compensation Table on page 63 include the entire grant date fair value of these December 2018 RSU awards as 2018 compensation for our NEOs (even though the awards are subject to long-term vesting requirements). Accordingly, the 2018 total compensation for our NEOs, and for our CEO in particular, will appear significantly higher than their 2017 compensation when presented in this fashion. The compensation actually “realized” by Mr. Kilroy in 2018 (calculated as discussed under “CEO Realized Compensation” on page 52) was significantly less than the 2018 total compensation required to be reported in the Summary Compensation Table. See the discussion under “CEO Realized Compensation” on page 52.

(5)

As used in this Proxy Statement, “target TDC” and “target total direct compensation” mean the executive’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2018. The equity awards granted in December 2018 are excluded from TDC. If included in TDC, the December 2018 equity awards would have had the impact of shifting a greater percentage of each executive’s overall TDC to at-risk, performance-based, long-term compensation.

KILROY REALTY	PROXY STATEMENT	17

•

Annual Short-Term Incentives Based on Performance Measurement Framework. The Compensation Committee determines annual short-term incentives based on a rigorous performance measurement framework that measures the Company’s actual performance against pre-established financial and operational goals and each NEO’s contribution to that performance. Based on the Company’s performance (as reflected on pages 42-43), the Compensation Committee determined that the final 2018 short-term incentive amounts for our NEOs would be between 100% and 129% of their target payout levels, and in all cases below the maximum payout opportunities. See “Short-Term Incentives — Decisions for 2018; 2018 Key Operating and Financial Goal Setting and Performance” on pages 40-43 for more information about how the goals are set and the Company’s performance.

•

Majority of Target TDC is “At Risk”. Approximately 88% of our CEO’s and approximately 81% of our other NEOs’ target TDC for 2018 was not guaranteed but rather was tied directly to the performance of the Company, the Company’s stock price and/or individual performance, as shown in the pay mix charts on page 38.

•

Majority of Target TDC is in the Form of Annual Long-Term Incentives. The most significant component of each NEO’s total compensation opportunity is in the form of RSUs that vest over a three-year period. In 2018, approximately 59% of our CEO’s (and approximately 52% of our other NEOs’) target TDC was in the form of RSUs. We believe equity compensation helps to align the interests of our NEOs with those of our stockholders.

•

Majority of Annual Long-Term Incentives are Performance-Based. Three-quarters of our CEO’s annual long-term incentive award for 2018 (and approximately two-thirds of the annual award grant to each of our other NEOs) was subject to performance-based vesting requirements. Vesting levels were contingent on achievement of a threshold level of FFO per share for 2018. If that goal was achieved, vesting will be determined based on our TSR compared to other office-focused REITs over a three-year period and our average ratio of debt to EBITDA over that period. The balance of each NEO’s total annual long-term incentive award vests in annual installments over a three-year period, subject to continued service through the applicable vesting date.

We also maintain a range of executive compensation and governance-related policies, listed beginning on page 58, that we believe reflect current best practices.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules of the SEC, our Board requests your advisory Say-on-Pay vote to approve the following resolution at our Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis” section, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of this vote when making future compensation decisions for our NEOs.

The Company’s current policy is to provide our stockholders with an advisory Say-on-Pay vote to approve the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next advisory Say-on-Pay vote will be held at the 2020 annual meeting of stockholders.

VOTE REQUIRED

The compensation of our NEOs will be approved, on an advisory basis, if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NEOs.

18	PROXY STATEMENT	KILROY REALTY

PROPOSAL 3 –

RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITOR

We are seeking stockholder ratification of our appointment of Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 31, 2019. Deloitte has served as our independent auditor since 1995 when the Company was privately held and has continued to serve as such since the Company’s initial public offering in January 1997 and, prior to the Annual Meeting, the Audit Committee is expected to re-appoint Deloitte as our independent auditor for the year ending December 31, 2019.

Additional information about Deloitte, including the fees we paid to Deloitte in fiscal years 2018 and 2017, can be found in this Proxy Statement under the caption “Audit and Non-Audit Fees.” The report of the Audit Committee included in this Proxy Statement under the caption “Audit Committee Report” also contains information about the role of Deloitte with respect to the audit of the Company’s annual financial statements.

A representative of Deloitte is expected to be present at our Annual Meeting, be available to respond to appropriate questions and will have the opportunity to make a statement, if desired.

Stockholder ratification of the appointment of Deloitte as our independent auditor is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders

VOTE REQUIRED

Ratification of the appointment of Deloitte as our independent auditor will be approved if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT AUDITOR FOR FISCAL 2019.

KILROY REALTY	PROXY STATEMENT	19

CORPORATE GOVERNANCE

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens accountability of the Board and helps build public trust in the Company. Highlights include the following:

Independent Board Leadership and Practices

•	Lead Independent Director with a well-defined role and robust responsibilities

•	Majority of directors are independent (5 out of 6 current directors)

•

Established the CSR&S Committee in April 2018 responsible for advising the Board and consulting with, and generally advising management on matters related to, among other things, sustainability, diversity and inclusion, philanthropy and community involvement, good corporate citizenship, health and wellness, and other non-financial issues that are of significance to the Company and its stockholders

•	Commitment to include women and individuals from minority groups in the qualified pool from which new director candidates are selected

•	Commitment to Board refreshment with three new independent directors in the last five years

•	Average independent director tenure of 7.4 years

•	Comprehensive risk oversight practices, including cybersecurity and insurance

•	Strategic update from CEO is a standing Board agenda item

•	Regular executive sessions of independent directors

•	Regular Board and committee self-evaluations

•	Succession Planning Committee oversees regular succession planning efforts

•	CEO may only serve on the board of directors of one other public company

•	All principal Board committees are composed solely of independent directors

Robust Stockholder Rights

•	Stockholder proxy access amended in 2017 to align with best practices and respond to stockholder feedback

•	Majority voting for directors in uncontested elections

•	Annual director elections (declassified Board)

•	Annual Say-on-Pay voting

•	Stockholder right to call a special meeting

•	Stockholder right to amend Bylaws by a majority vote

•	No stockholder rights plan

20	PROXY STATEMENT	KILROY REALTY

BOARD COMPOSITION AND GOVERNANCE

Director Attendance

During 2018 the Board held four meetings. All directors who served on the Board during 2018 attended at least 75% of the total number of meetings of the Board and meetings of the Board committees on which each director served that were held during the period of the director’s service during the year. Directors are encouraged to attend in person the annual meeting of stockholders of the Company. All directors attended the 2018 annual meeting of stockholders.

Independent Directors

Under the corporate governance rules of the New York Stock Exchange (the “NYSE”), a majority of the members of the Board must satisfy the NYSE criteria for “independence.” No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Board has determined that each of Dr. Brennan, Ms. Hunt and Messrs. Ingraham, Stevenson and Stoneberg is independent under the current listing standards of the NYSE. In addition, pursuant to our Bylaws, each of Dr. Brennan, Ms. Hunt and Messrs. Ingraham, Stevenson and Stoneberg, comprising at least a majority of the members of the Board, is not an employee, officer or affiliate of the Company or any of its subsidiaries or divisions, or a relative of a principal executive officer, and is not an individual member of an organization acting as an advisor, consultant or legal counsel receiving compensation from the Company in addition to director’s fees. In this Proxy Statement, we refer to each of Dr. Brennan, Ms. Hunt and Messrs. Ingraham, Stevenson and Stoneberg as our “Independent Directors.”

Independent Director Meetings

The Independent Directors meet regularly in executive session without the presence of management. These meetings are generally held on the date of each regularly scheduled Board meeting and on an as-needed basis. Dr. Brennan, our Lead Independent Director, presides over these meetings.

Board Leadership Structure and Lead Independent Director

Our Corporate Governance Guidelines and our Bylaws permit the roles of Chairman and CEO to be filled by the same or different individuals. Our Board believes it is important to select our Chairman and our CEO in the manner it considers in the best interests of the Company and our stockholders at any given point in time. The Independent Directors on our Board assess the role of Chairman and CEO annually to ensure that the Company’s leadership structure best fits the Company’s specific circumstances and short and long-term challenges.

At this time, our Board believes that the Company and our stockholders are best served by having Mr. Kilroy serve as our Chairman and CEO. Mr. Kilroy’s combined role as Chairman and CEO demonstrates clearer accountability and provides a single leader who speaks with one voice to our stockholders, tenants, partners, employees, other stakeholders and the public. The combined Chairman and CEO role also enhances transparency between management and our Board by serving as an efficient and effective bridge for communication between the Board and management on significant business developments and time-sensitive matters, and provides unified leadership for carrying out our strategic initiatives and business plans. The combined Chairman and CEO role is balanced by the number of independent directors serving on our Board, our independent committee Chairs and our Lead Independent Director.

Our Corporate Governance Guidelines provide that if the Chairman is also our CEO, or if the Chairman is not otherwise an Independent Director, the Independent Directors will appoint annually from amongst themselves a Lead Independent Director. Dr. Brennan is currently our Lead Independent Director and brings to this role considerable skills and experience, as described above in “Proposal 1 — Election of Directors.” The role of our Lead Independent Director is designed to further promote the independence of our Board and appropriate oversight of management and to facilitate free and open discussion and communication among the Independent Directors.

KILROY REALTY	PROXY STATEMENT	21

The responsibilities of our Lead Independent Director are clearly delineated in our Corporate Governance Guidelines and include:

•	Presiding at all meetings of our Board at which the Chairman is not present, including executive sessions of the Independent Directors;

•	Serving as liaison between the Chairman and the Independent Directors;

•	Approving information sent to our Board;

•	Approving agendas for meetings of our Board;

•	Approving meeting schedules of our Board to ensure that there is sufficient time for discussion of all agenda items;

•	Developing agendas for and calling meetings of the Independent Directors when necessary or appropriate; and

•	Being available for consultation and direct communication if requested by major stockholders.

We believe this current leadership structure with the combined Chairman and CEO leadership role and a Lead Independent Director enhances our Board’s ability to provide insight and direction on important strategic initiatives and, at the same time, promotes effective and independent oversight of management and our business.

Board Oversight of Risk

Our Board is actively involved in risk oversight and the Board as a whole directly oversees strategic, operating, financial and liquidity risks. Operational, financial and strategic presentations by management to the Board include consideration of the challenges and risks to our business, and the Board and management actively engage in discussion on these topics. In addition, our Board has delegated oversight for specific areas of risk exposure to committees of our Board as follows:

•

Audit Committee. Reviews specific critical accounting issues with management and the overall impact that those issues may have on our financial position and risk profile. Discusses legal and compliance matters and assesses the adequacy of our risk-related internal controls, which includes an annual review of our fraud risk assessment as part of its general oversight responsibility for the quality and integrity of our financial statements and accounting internal controls. The Audit Committee also oversees the Company’s cybersecurity and insurance risks and preparedness.

•

Compensation Committee. Structures our executive compensation programs so as to appropriately reward executives for operating performance and growth without undue risk-taking and oversees, among other things, the assessment and management of risks related to the Company’s compensation plans and policies. The Compensation Committee has evaluated our compensation policies and programs and believes that our compensation policies and practices provide appropriate incentives and controls and are not reasonably likely to have a material adverse effect on the Company.

•

Governance Committee. Oversees Board processes and corporate governance-related risks and reviews all Related Party Transactions and Principal Party Transactions, each as defined below under “Other Matters — Certain Relationships and Related Transactions,” including the risks relating to those transactions impacting the Company.

•

Corporate Social Responsibility and Sustainability Committee. Oversees and considers reputational and related business risks corresponding to our corporate social responsibility initiatives, including sustainability, diversity and inclusion, philanthropy and community involvement, good corporate citizenship, health and wellness, and other non-financial issues that are of significance to the Company and its stockholders.

•	Succession Planning Committee. Reviews and evaluates risks associated with leadership development and CEO and other key executive succession.

At each regular meeting of our Board, the Chair of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters relating to risk assessment or risk management. Our CEO, Chief Financial Officer, Chief Operating Officer, Chief Accounting Officer and Controller, and Corporate Counsel regularly attend meetings of these committees when they are not in executive session and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

22	PROXY STATEMENT	KILROY REALTY

Our Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the Board’s leadership structure described above under “Board Leadership Structure and Lead Independent Director.”

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to our directors, officers (including our CEO, Chief Financial Officer, Chief Accounting Officer and Controller, and other members of senior financial management), employees, agents and consultants. This Code of Business Conduct and Ethics satisfies the requirements of a “code of business conduct and ethics” under the NYSE listing standards and a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules. This Code of Business Conduct and Ethics is available in the Investors — Overview — Corporate Governance section of the Company’s website at http://www.kilroyrealty.com. Amendments to, or waivers from, a provision of this Code of Business Conduct and Ethics that apply to the Company’s directors or executive officers, including our CEO, Chief Financial Officer, Chief Accounting Officer and Controller, and other members of senior financial management, may be made only by the Board or a Board committee and will be promptly posted on our website to the extent required by applicable SEC rules and NYSE listing standards.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, Board composition and director qualifications, selection of the Chairman of the Board and the Lead Independent Director, establishment of the Board’s standing committees, director stock ownership guidelines, succession planning and the Board’s annual performance evaluation. A current copy of the Corporate Governance Guidelines is available in the Investors —Overview — Corporate Governance section of our website at http://www.kilroyrealty.com.

Succession Planning

Pursuant to our Corporate Governance Guidelines, our Board and our CEO review succession planning, management performance and management development on a regular basis. To facilitate this succession planning oversight by the Board, the Board has established an ad hoc Succession Planning Committee of the Board that is responsible for reviewing the Company’s succession planning and management performance and development. The members of the Succession Planning Committee are Messrs. Kilroy and Stevenson and Dr. Brennan, with Mr. Stevenson serving as its Chair. The Succession Planning Committee reviews potential internal candidates with our CEO, including the qualifications, experience and development priorities for these individuals, and provides recommendations to our Board regarding potential CEO successors and reviews their development plans. Directors also engage with potential CEO and key management personnel successors at Board and committee meetings and in less formal settings to allow directors to personally assess potential successor candidates.

Our Board also maintains an emergency CEO succession plan. The plan will become effective in the event our CEO becomes unable to perform his or her duties in order to minimize potential disruption or loss of continuity to the Company’s business and operations. The Succession Planning Committee reviews the emergency succession plan periodically and makes recommendations to the Board regarding any changes or updates to the emergency succession plan.

Corporate Social Responsibility and Sustainability

Operating in a responsible and sustainable manner plays an important role in our business. Management and our Board, through the CSR&S Committee established in April 2018, take seriously their responsibility to oversee and advance the Company’s corporate social responsibility and sustainability initiatives and recognize that community engagement and sustainable operations benefit all of our constituencies and are key to preserving our Company’s value and credibility. We believe that our governance foundation, coupled with our strong environmental and socially focused initiatives and accomplishments, stand out in our industry and create long-term value for our stockholders.

KILROY REALTY	PROXY STATEMENT	23

Commitment to Diversity at the Company and on the Board

We are focused on creating a diverse and inclusive workforce. Our priority is to attract, develop and retain the best talent, foster an inclusive culture and embrace diversity. Our employees are the foundation of our success and we strive to have a workforce that reflects the diversity of qualified talent that is available in the markets that we serve. As of December 31, 2018, women comprised 57% and minorities comprised 40% of the Company’s total workforce, and women comprised 47% of employees in supervisory roles at the Company. Additionally, the Company has several women in key leadership roles, including the EVP, Life Science, the EVP, Chief Administrative Officer, the Chief Accounting Officer and Controller, and the Treasurer, among others.

We are also committed to diversity at the Board level. Our Board will consider diversity, including gender and ethnicity, when considering nominations to the Board and will endeavor to include women and individuals from minority groups in the qualified pool from which new director candidates are selected the next time that the Board undergoes Board refreshment. The Board’s objective is to have a Board comprised of individuals who by occupation, background and experience are in a position to make a strong, positive contribution to the Company and its stockholders.

Commitment to Sustainability

We continue to be recognized for our industry leading sustainability practices.

•	Committed to achieving carbon neutral operations by year-end 2020

•	Ranked 1st in sustainability performance among 14 North American office listed real estate companies by GRESB, our fifth year in a row achieving a number one ranking in this category

•	Earned the highly competitive GRESB “Green Star” designation in each of the last six years for ranking in the top 25% of companies worldwide in sustainability performance

•

Selected from approximately 6,000 ENERGY STAR Partners to receive the U.S. EPA’s ENERGY STAR Partner of the Year Sustained Excellence Award, the U.S. EPA’s highest honor, for each of the last four years

•	A winner of NAREIT’s 2018 Leader in the Light Award in the Listed Office category for the fifth year in a row, and a winner of the NAREIT Leader in the Light Most Innovative award in 2018

•	Increased our LEED certified square footage by more than 750,000 additional square feet in 2018, resulting in 63% of the stabilized portfolio being LEED certified at year-end 2018

•	Increased percentage of stabilized portfolio that has earned ENERGY STAR certifications from 73% in 2017 to 77% in 2018

•	Achieved Fitwel certification, a measure of how well workplaces support the health of occupants, for 38% of our stabilized portfolio

•	Pursuing LEED platinum or gold certification for all development projects

To learn more about the Company’s sustainability efforts, please view our 2018 sustainability report on the Company’s website, by visiting http://kilroyrealty.com/sites/default/files/kilroy-realty-corporation-sustainability-report-2018.pdf.

24	PROXY STATEMENT	KILROY REALTY

BOARD COMMITTEES

Our Board has four (4) standing committees: (i) the Audit Committee, (ii) the Compensation Committee, (iii) the Governance Committee and (iv) the CSR&S Committee. All members of the Audit Committee, Compensation Committee and Governance Committee are Independent Directors. Our Audit Committee, Compensation Committee, Governance Committee and CSR&S Committee each operate under a written charter adopted by our Board, which is available in the Investors — Overview — Corporate Governance section of the Company’s website at http://www.kilroyrealty.com.

Director Name	Independent	Audit	Compensation	Governance	CSR&S
Edward Brennan, PhD L	X	F M	C	M
Jolie Hunt	X		M	M	C
Scott Ingraham	X	F C		M
John Kilroy					M
Gary Stevenson	X		M	M
Peter Stoneberg	X	F M		C	M

L Lead Independent Director                M Committee Member                 F Financial Expert                 C Committee Chair

Audit Committee

The Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities regarding (i) the quality and integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the Company’s accounting and system of internal controls; and (v) the performance of the Company’s internal audit function and independent auditor. Our Board has determined that each member of the Audit Committee satisfies the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(1)(i) under the Exchange Act and the NYSE listing standards. In addition, each of Messrs. Ingraham and Stoneberg and Dr. Brennan is financially literate and each of Messrs. Ingraham and Stoneberg and Dr. Brennan is an “audit committee financial expert” as determined by the Board in accordance with applicable rules of the NYSE and the SEC. The Board based its determination on the qualifications and business experience of each of Messrs. Ingraham and Stoneberg and Dr. Brennan described above under “Proposal 1 — Election of Directors.”

The Audit Committee held six meetings during 2018. Additional information regarding the specific functions performed by the Audit Committee is set forth in the “Audit Committee Report” below.

Executive Compensation Committee

The purpose of the Compensation Committee is to formulate, evaluate and approve the compensation of our officers, as defined in the rules under Section 16 of the Exchange Act, and to discharge our Board’s duties and responsibilities relating to our compensation programs and practices, including its incentive and equity-based compensation plans and programs. The Compensation Committee is responsible for, among other things: (i) reviewing and making changes to our compensation philosophy; (ii) reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating the performance of our CEO in light of those goals and objectives, and determining and approving our CEO’s compensation level based on such evaluation; (iii) reviewing and approving the compensation for our other executive officers and all executive officers’ employment agreements, severance arrangements or any other compensation-related agreements; (iv) reviewing and making recommendations to the Board regarding compensation for non-employee members of our Board; (v) reviewing and making recommendations to the Board regarding the adoption, amendment or any discontinuation of any compensation plans under which Company securities may be issued or which otherwise requires stockholder approval, and approving award grants under any such plan and the terms of any such awards; and (vi) preparing the Compensation Committee Report included in this Proxy Statement. The Compensation Committee held four meetings in 2018.

KILROY REALTY	PROXY STATEMENT	25

Our Board has determined that each member of the Compensation Committee satisfies the additional independence requirements specific to compensation committee membership under the NYSE listing standards. In making this determination, the Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a separate committee of the Board or a subcommittee of the Compensation Committee. The Compensation Committee has not delegated any of its authority to set compensation levels of our executive officers or to grant equity awards, but has delegated certain limited administrative authority to management (i) with respect to the 2007 Deferred Compensation Plan, as amended; (ii) to address the settlement of fractional share interests arising under certain equity awards under our 2006 Incentive Award Plan (“2006 Plan”); and (iii) to determine whether certain equity awards would be settled in cash or stock under such plan.

In accordance with the Compensation Committee’s charter, the Compensation Committee may retain independent compensation advisors and other management consultants. In 2018, the Compensation Committee retained Mercer (US) Inc. (“Mercer”) to assist it in reviewing our compensation programs and the evaluation of specific compensation-related matters. As discussed under “Compensation Discussion and Analysis — How We Make Compensation Decisions — Role of Independent Compensation Consultant” below, the Compensation Committee has assessed the independence of Mercer and has concluded that its engagement of Mercer does not raise any conflict of interest with the Company. The services provided by Mercer in 2018 are also discussed in that section.

At the request of the Compensation Committee, certain of our executive officers aid the Compensation Committee in reviewing and analyzing our executive compensation program. These services are discussed under “Compensation Discussion and Analysis — How We Make Compensation Decisions — Role of Management in Executive Compensation Planning” below.

Nominating/Corporate Governance Committee

The purpose of the Governance Committee is to (i) identify individuals qualified to become Board members consistent with criteria approved by the Board; (ii) recommend director nominees for the next annual meeting of stockholders for approval by the Board; (iii) develop and annually review the Corporate Governance Guidelines and recommend any proposed changes to the Board; (iv) oversee the evaluation of the Board; and (v) generally advise the Board on corporate governance and related matters. The Governance Committee also serves as the Independent Committee of our Board pursuant to Article III, Section 7 of our Bylaws and approves all transactions between the Company and John B. Kilroy, Sr. (or his estate) or John B. Kilroy, Jr. and their respective affiliates. The Governance Committee held two meetings in 2018.

Additionally, the Governance Committee has the authority to engage any independent counsel or other outside expert or advisors it deems desirable or appropriate.

Corporate Social Responsibility and Sustainability Committee

The purpose of the CSR&S Committee, which was formed in April 2018, is to (i) generally advise the Board and management of the Company on matters related to the Company’s corporate social responsibility objectives, including but not limited to, sustainability, diversity and inclusion, philanthropy and community involvement, good corporate citizenship, health and wellness and other non-financial issues that are of significance to the Company and its stockholders and (ii) develop and oversee Company goals, policies and procedures, and initiatives to ensure alignment with, and promote the achievement of, such objectives. The CSR&S Committee held one meeting in 2018.

26	PROXY STATEMENT	KILROY REALTY

DIRECTOR SELECTION, EVALUATION AND COMMUNICATIONS

Qualifications of Director Nominees

The Board is committed to having a membership comprised of individuals who by occupation, background and experience are in a position to make a strong, positive contribution to the Company and its stockholders, and will endeavor to include women and individuals from minority groups in the qualified pool from which director candidates are selected. In considering candidates for nomination or appointment to the Board, the Governance Committee and the Board seek director candidates who, both individually and collectively, have such knowledge, experience and education based on criteria determined by the Governance Committee to be appropriate in the context of the perceived objectives of the Company at a given point in time and to provide balance to the Board’s knowledge, perspective, experience and expertise. The Governance Committee has established board membership criteria (the “Membership Criteria”), which it uses as a guideline in considering nominations to the Company’s Board. The criteria include, but are not limited to, (i) commitment to promoting the long-term interests of the Company’s stockholders, (ii) reputation and character, (iii) knowledge, experience and education, (iv) mature business judgment, (v) sufficient time, energy and attention to dedicate to the Company’s affairs, (vi) diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience, (vii) compliance with the Company’s stock ownership guidelines as set forth in the Corporate Governance Guidelines, (viii) independence and (ix) Board balance. In addition, the Company’s Bylaws and listing standards of the NYSE require the Board to be composed of a majority of directors who qualify as “independent directors” as defined therein. In considering director candidates, the Governance Committee and Board do not discriminate based on race, ethnicity, national origin, gender, religion or disability.

The Membership Criteria established by the Governance Committee are not exhaustive and the Governance Committee and the Board may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The Governance Committee reviews and assesses the Membership Criteria annually.

Process for Identifying Nominees for Director

At any appropriate time prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board, the Governance Committee will assess the qualifications and effectiveness of the current Board members and, to the extent there is a need, will seek other individuals qualified and available to serve as potential Board members. The Governance Committee will review each potential candidate’s qualifications in light of the Membership Criteria described above. In reviewing each potential candidate, the Governance Committee also considers the results of the annual Board and individual director evaluations for purposes of assessing the suitability of each Board member for continued service on the Board. See “Annual Board Evaluations” below for additional information regarding the annual Board evaluation process. The Governance Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee.

Stockholder-Recommended Director Candidates

The Governance Committee will consider director candidates recommended by stockholders of the Company. Candidates recommended by a stockholder are evaluated in the same manner as candidates identified by the Governance Committee. All recommendations must be directed to the Governance Committee c/o Secretary at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. Recommendations for director nominees to be considered at the 2020 annual meeting of stockholders must be received in writing not later than November 30, 2019.

•

Each stockholder recommending a person as a director candidate must provide the Company with the following information for the Governance Committee to determine whether the recommended director candidate is independent from the stockholder, or each member of the stockholder group, that has recommended the director candidate;

•

If the recommending stockholder or any member of the recommending stockholder group is a natural person, whether the recommended director candidate is the recommending stockholder, a member of the recommending stockholder group, or a member of the immediate family of the recommending stockholder or any member of the recommending stockholder group;

KILROY REALTY	PROXY STATEMENT	27

•

If the recommending stockholder or any member of the recommending stockholder group is an entity, whether the recommended director candidate or any immediate family member of the recommended director candidate is an employee of the recommending stockholder or any member of the recommending stockholder group or has been at any time during the current or preceding calendar year;

•

Whether the recommended director candidate or any immediate family member of the recommended director candidate has accepted directly or indirectly any consulting, advisory or other compensatory fees from the recommending stockholder or any member of the group of recommending stockholders, or any of their respective affiliates during the current or preceding calendar year;

•

Whether the recommended director candidate is an executive officer or director (or person fulfilling similar functions) of the recommending stockholder or any member of the recommending stockholder group, or any of their respective affiliates; and

•	Whether the recommended director candidate controls the recommending stockholder or any member of the recommending stockholder group.

The recommending stockholder must also provide supplemental information that the Governance Committee may request to determine whether the recommended director candidate (i) meets the standards of independence established by the NYSE; (ii) satisfies the Membership Criteria described above; and (iii) is qualified to serve on the Audit Committee. In addition, the recommending stockholder must include the consent of the recommended director candidate and the recommended director candidate must make himself or herself reasonably available to be interviewed by the Governance Committee. The Governance Committee will consider all recommended director candidates submitted to it in accordance with these established procedures, although it will only recommend to the Board as potential nominees those candidates it believes are most qualified. However, the Governance Committee will not consider any director candidate if his or her candidacy or, if elected, Board membership, would violate controlling state or federal law.

Annual Board Evaluations

Pursuant to our Corporate Governance Guidelines and the charter of the Governance Committee, the Governance Committee oversees an annual evaluation of the performance of the Board. Each standing committee also conducts a separate evaluation of its own performance and of the adequacy of its charter and reports to the Board on the results of this evaluation. The evaluation process is designed to assess the overall effectiveness of the Board and its committees and to identify opportunities for improving Board and Board committee operations and procedures. The Governance Committee also reviews the qualifications and effectiveness of individual directors each year when the directors stand for re-nomination. The review of individual directors includes an assessment of each director’s skills and experience in relationship to the Membership Criteria and that director’s commitment to the Board as evidenced by preparation for, understanding of, and attendance at Board meetings. The results of the individual director evaluations and the Governance Committee’s recommendations regarding director nominations are reported to the Board. The annual evaluations are generally conducted in the fourth quarter of each year or in the first quarter of the following year.

Communications with the Board

Stockholders or other interested parties who wish to contact the Board, the Lead Independent Director, any Board committee, or our Independent Directors as a group may send written correspondence c/o Board of Directors at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. The name of any specific intended Board recipients should be clearly noted in the communication. All communications will be received, processed and then forwarded to the appropriate member(s) of our Board, except that, certain items unrelated to the Board’s duties and responsibilities, such as spam, junk mail, mass mailings, solicitations, resumes and employment inquiries and similar items will not be forwarded. Board members receiving communications will respond as such directors deem appropriate, including the possibility of referring the matter to management of our Company, to the full Board or to an appropriate committee of the Board.

28	PROXY STATEMENT	KILROY REALTY

AUDIT AND NON-AUDIT FEES

Deloitte has served as the Company’s independent auditor since 1995 when the Company was privately held and has continued to serve as such since the Company’s initial public offering in January 1997. Deloitte is expected to be reappointed by the Audit Committee for the current fiscal year at its meeting to be held during the second quarter, which will precede the Annual Meeting.

The Audit Committee of the Board has determined that Deloitte is independent with regard to the Company within the meaning of the Exchange Act and the applicable published rules and regulations thereunder and by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee annually reviews and pre-approves certain audit and non-audit services that may be provided by Deloitte and establishes a pre-approved aggregate fee level for these services. Any proposed services not included within the list of pre-approved services or any proposed services that will cause the Company to exceed the pre-approved aggregate amount requires specific pre-approval by the Audit Committee. Additionally, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such pre-approvals are presented to the Audit Committee at a subsequent meeting. The Audit Committee has delegated this pre-approval authority to Mr. Ingraham, the Chair of the Audit Committee, although such delegation does not limit the authority of the Audit Committee to pre-approve in its discretion any specific services to be provided by Deloitte.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company by Deloitte for professional services rendered in fiscal years 2018 and 2017 are as follows:

Fees(1)	2018	2017
Audit Fees(2)	$1,878,852	$1,670,420
Audit-Related Fees	—	—
Tax Fees(3)	27,205	74,020
All Other Fees	—	—
Total Fees	$1,906,057	$1,744,440

(1)

All services rendered for these fees were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies and procedures described above. The Audit Committee has concluded that the provision of the non-audit services rendered for the listed fees is compatible with maintaining Deloitte’s independence.

(2)

Includes the aggregate fees billed for the audits of the Company’s and the Operating Partnership’s annual financial statements and internal control over financial reporting, review of financial statements included in their quarterly reports on Form 10-Q, consultations with management on technical accounting and regulatory issues, consultation and review of filings associated with the Company’s and the Operating Partnership’s 2018 and 2017 equity and bond offerings, and services provided for assistance with and review of other regulatory filings.

(3)	Tax fees rendered in 2018 and 2017 include the aggregate fees billed relating to tax consulting projects.

KILROY REALTY	PROXY STATEMENT	29

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board is composed of Independent Directors who satisfy the requirements of Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b)(1)(i) thereunder, and the current listing standards of the NYSE. The Audit Committee operates pursuant to a written charter.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee appoints the Company’s independent auditors and reviews and discusses the audited financial statements included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K with management, including the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management has primary responsibility for the financial statements and the reporting process, including the Company’s internal control over financial reporting.

The Company’s independent auditors are responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2018 with management and the Company’s independent auditors. The Audit Committee discussed with the Company’s independent auditors their judgments as to the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Auditing Standard 1301 (previously Auditing Standard No. 16), “Communications with Audit Committees,” as adopted by the PCAOB. In addition, the Audit Committee received the written disclosures and the letter from the independent auditors required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning the accountant’s independence, and it discussed with the Company’s independent auditors their independence from the Company. The Audit Committee also considered the compatibility of the independent auditors’ provision of audit, tax and non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope of their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee relied upon the information, opinions, reports and statements presented to them by the Company’s management and by the Company’s independent auditors. The Audit Committee held six meetings during 2018.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements as of and for the year ended December 31, 2018 be included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 15, 2019.

Audit Committee

Scott Ingraham, Chair

Edward Brennan, PhD

Peter Stoneberg

The foregoing report of the Audit Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

30	PROXY STATEMENT	KILROY REALTY

OUR EXECUTIVE OFFICERS

John Kilroy • President, Chief Executive and Officer and Chairman of the Board • Age: 70

John Kilroy was appointed as Chairman in February 2013 and has served as our President and CEO since our incorporation in September 1996. Biographical information regarding Mr. Kilroy is set forth above under the caption “Proposal 1 — Election of Directors.”

Jeffrey Hawken • Executive Vice President and Chief Operating Officer • Age: 60

Jeffrey Hawken has served as our Chief Operating Officer since our inception as a public company in January 1997. Mr. Hawken is responsible for overseeing the Company’s overall operations, including asset and property management functions, and legal affairs. Prior to our initial public offering, Mr. Hawken served in the same capacity for Kilroy Industries and was responsible for the management and operations of Kilroy Industries’ real estate portfolio and served on its acquisitions and executive committees. In 1980, after graduating from college, Mr. Hawken joined Kilroy Industries as a Senior Financial Analyst and has been involved in property and asset management with the Company since May 1983. Mr. Hawken is a member of the Young Presidents’ Organization, Angeleno Gold Chapter and has held leadership roles in Young Presidents’ Organization, Gold Santa Monica Bay Chapter. Mr. Hawken was a past Chairman of BOMA Greater Los Angeles and currently serves on the National Advisory Committee. Mr. Hawken serves on the Executive Committee at the University of Southern California Lusk Center for Real Estate. He is an active member of the City of Hope Los Angeles Real Estate and Construction Industries Council. Mr. Hawken holds a Bachelor of Science degree in Business Administration from the University of Southern California and he is a licensed Real Estate Broker in the state of California.

Tyler Rose • Executive Vice President, Chief Financial Officer and Secretary • Age: 58

Tyler Rose was appointed Executive Vice President and Chief Financial Officer in December 2009 after serving as Senior Vice President and Treasurer since 1997. Prior to his tenure at the Company, Mr. Rose was Senior Vice President, Corporate Finance of Irvine Apartment Communities, Inc. from 1995 to 1997, and was appointed Treasurer in 1996. Prior to that, Mr. Rose was Vice President, Corporate Finance of The Irvine Company from 1994 to 1995. From 1986 to 1994, Mr. Rose was employed at J.P. Morgan & Co., serving in its Real Estate Corporate Finance Group until 1992 and as Vice President of its Australia Mergers and Acquisitions Group from 1992 to 1994. Mr. Rose also served for two years as a financial analyst for General Electric Company. He currently serves as a director of Rexford Industrial Realty, Inc. and on the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley. Mr. Rose received a Master of Business Administration degree from The University of Chicago Booth School of Business and a Bachelor of Arts degree in Economics from the University of California, Berkeley.

Stephen Rosetta • Executive Vice President, Chief Investment Officer • Age: 46

Stephen Rosetta was appointed Executive Vice President and Chief Investment Officer in June 2017. Mr. Rosetta came to the Company after over 20 years with Cushman & Wakefield (“C&W”), most recently as the Vice Chairman of Brokerage Services. He opened C&W’s office in San Diego County and grew it into an enterprise with over $2 billion in annual transaction volume. Mr. Rosetta also previously served as a principal in an opportunistic real estate company where he partnered with institutional and private equity companies to develop and reposition office projects across the United States. Mr. Rosetta received a Master’s in Real Estate Development from the University of Southern California, and a Bachelor’s Degree in Business Administration from California State University, San Marcos.

Heidi Roth • Executive Vice President, Chief Administrative Officer and Assistant Secretary • Age: 47

Heidi Roth was appointed Executive Vice President, Chief Administrative Officer in February 2019. Ms. Roth has been with the Company since 1997 and most recently held the role of Executive Vice President and Chief Accounting Officer following her appointment as Senior Vice President and Controller in July 2005. Prior to such time, Ms. Roth held various other positions with the Company, including serving as the Company’s Vice President, Internal Reporting and Strategic Planning. Prior to joining the Company, Ms. Roth was a CPA with Ernst & Young in Los Angeles. She is a Certified Public Accountant and a member of the AICPA. Ms. Roth currently serves on the Board of Directors of Crystal Stairs, Inc., a nonprofit child development organization, and is an emeritus member of the National Association of Real Estate Investment Trust’s Best Financial Practices Council. Ms. Roth received her Bachelor of Science degree in Accounting from the University of Southern California.

Justin Smart • Executive Vice President, Development and Construction Services • Age: 59

Justin Smart was appointed Executive Vice President, Development and Construction Services in January 2013. He served as Senior Vice President of Development and Construction Services from August 2000 through December 2012. Mr. Smart has in excess of 25 years of real estate development experience covering a wide range of product types, including office, industrial, residential and resort properties throughout the United States. From June 1996 to August 2000, Mr. Smart was Vice President of Development with Intrawest Corporation, a leading developer of resorts and resort real estate. Prior to 1996, Mr. Smart served as Vice President of Construction with Kilroy Industries.

KILROY REALTY	PROXY STATEMENT	31

COMPENSATION DISCUSSION

AND ANALYSIS

INTRODUCTION

This CD&A describes the material elements of our executive compensation program, the compensation decisions made under the program and the factors considered in making those decisions for the NEOs listed below for 2018.

Name	Title
John Kilroy	President, Chief Executive Officer and Chairman of the Board
Jeffrey Hawken	Executive Vice President and Chief Operating Officer
Tyler Rose	Executive Vice President, Chief Financial Officer and Secretary
Stephen Rosetta	Executive Vice President and Chief Investment Officer
Justin Smart	Executive Vice President, Development and Construction Services

Our Business

We are a self-administered REIT that is active in the premier submarkets along the West Coast of the United States. With a more than 70 year history, we have built deep experience in the region through multiple business cycles and operating environments. In 1997, we became a publicly traded REIT and in 2013, we were added to the S&P MidCap 400 Index. We believe the following aspects of our business make us one of the leading office REITs in the United States:

•

A fully integrated real estate enterprise. Our core management capabilities encompass all aspects of real estate, including the acquisition, financing, development, redevelopment, construction management, leasing, asset management and disposition of office and mixed-use projects.

•

Strong development experience. We maintain an active, multi-year development program that focuses on economically dynamic locations where anticipated long-term demand is strong, supply is limited and barriers to entry are high.

•	A leader in sustainability. We are an advocate of sustainability practices and are an industry leader in LEED-certified design, development and property operations.

•

An innovator in work spaces. We strive to be a leader in rethinking and reshaping the physical work environment, which we believe is necessary to meet the needs of the fast-paced and knowledge-driven businesses that choose to locate in the coastal economies of the western United States.

32	PROXY STATEMENT	KILROY REALTY

STOCKHOLDER ENGAGEMENT

The Compensation Committee values input from the Company’s stockholders regarding the Company’s executive compensation program. At each annual meeting, we hold a non-binding advisory vote to approve the compensation of our NEOs, which is commonly referred to as a “Say-on-Pay” vote. At our 2018 annual meeting of stockholders, approximately 59.1% of the votes cast were in favor of our Say-on-Pay proposal. The Compensation Committee believes our 2018 Say-on-Pay vote demonstrates that most stockholders support our executive compensation programs, while others express some degree of reservation. Since our 2018 annual meeting of stockholders, we engaged with and solicited input from stockholders who together own more than 80% of our outstanding common stock on a variety of topics, including market conditions, corporate strategy and corporate governance practices. Our Lead Independent Director and Chair of the Compensation Committee, and the Chair of our CSR&S Committee personally led meetings with stockholders who together own more than 57% of our outstanding common stock. Based on stockholder feedback, we have taken certain actions to continue to align our executive compensation practices more closely with stockholder preferences. In particular, our investors told us that they would like to see more objectivity in our annual cash incentive program for NEOs. This feedback was received after our 2018 annual cash incentive program was already established. However, taking this feedback into account, the Compensation Committee designed our 2019 annual cash incentive program for NEOs to include an objective goal for each performance metric, assign a weighting to each measurement category and include a new performance category and a new general and administrative expense metric (see page 54 for additional details).

When making future compensation decisions for our NEOs, the Compensation Committee will continue to consider the views that stockholders express through annual Say-on-Pay votes and through direct communication with our Lead Independent Director, our Board and management.

2018 COMPANY PERFORMANCE

The Company achieved strong financial and operational results and further positioned the Company during 2018 for continued long-term growth, including adding to its highly experienced and market-proven leadership team. Below is a summary of our key achievements.

Outperforming TSR. Our relative TSR performance has been strong. Our TSR for the three-year period ended December 31, 2018 outperformed the median peer in our peer group identified on page 57, the SNL US REIT Office Index, the BBG REIT Office Property Index and the MSCI US REIT Index, and our TSR for the five-year period ended December 31, 2018 outperformed the median peer in our peer group, the SNL US REIT Office Index and the BBG REIT Office Property Index. The following chart shows the value of a $100 investment at market close on December 31, 2013 in the Company, the SNL US REIT Office Index, the MSCI US REIT Index and the median peer in our peer group over the five-year period ended December 31, 2018 (assuming dividend reinvestment):

KILROY REALTY	PROXY STATEMENT	33

5.4% Adjusted FFO Per Share growth YOY(6)	4% Remaining 2019 expirations; reflects 65% of 2019 expirations leased	14.8% Cash 36% GAAP Change in Rents; based on 2.8MM SF of leases signed(9)

2.5MM SF Acquisition of fully entitled land at Kilroy Oyster Point in South San Francisco, the birthplace of biotechnology	100% Commenced GAAP revenue on all office component at 100 Hooper in San Francisco

Strong 2018 Financial Performance. During 2018, we generated strong year-over-year financial results, which included the following:(6)(7)

•	Increased revenues by 3.9%

•	Increased Same Store GAAP NOI by 3.1% and Same Store Cash NOI by 3.0%

•	Increased adjusted net income available to common stockholders by 12.5%(8)

•	Increased Adjusted FFO Per Share by 5.4%

Strong Leasing Activity. During 2018, we generated strong leasing results, which included the following:

•

Signed approximately 3.4 million square feet of leases, including approximately 2.8 million square feet of new or renewing leases in the stabilized portfolio and approximately 560,000 square feet of leases in the Company’s current development program. Highlights include:

—

A 355,000 square foot lease with Netflix, Inc. for a term of 12 years at the Hollywood mixed-use development in the Hollywood submarket of Los Angeles — the largest office lease in Hollywood during the past decade

—

A 375,000 square foot lease with GM Cruise, LLC for a term of 12 years at 301, 333 and 345 Brannan Street in the SOMA submarket of San Francisco, extending the existing lease terms by an average of approximately six years with improved economics

•	Backfilled approximately 80% of the four largest 2018 expirations, which totaled 723,000 square feet

•	Backfilled 929,000 square feet or 65% of 2019 expirations, reducing 2019 expirations to approximately 4% of total portfolio leases

•	Stabilized office portfolio was 96.6% leased at year-end, the sixth consecutive year above 95%

•	Increased average rents on leases executed during 2018 by 14.8% on a cash basis and 36.0% on a GAAP basis(9)

(6)	See Appendix A for the definition of “Adjusted FFO Per Share” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to Adjusted FFO.

(7)

See Appendix A for the definition of “net operating income” or “NOI” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to net operating income, for the definition of “Same Store NOI (on a GAAP and cash basis)” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to Same Store NOI (on a GAAP and cash basis), and for the definition of “adjusted net income available to stockholders” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to adjusted net income available to common stockholders. Increases are reported as 2018 performance above 2017 levels.

(8)

Excluding gains on sales of depreciable operating properties, loss on early extinguishment of debt and original issuance costs of redeemed preferred stock, and a non-cash charge related to accrued future executive retirement benefits, in applicable periods.

(9)

Change in GAAP/cash rents (leases executed) is calculated as the change between GAAP/cash rents for signed leases and the expiring GAAP/cash rents for the same space. This excludes leases for which the space was vacant longer than one year, or vacant when the property was acquired by the Company.

34	PROXY STATEMENT	KILROY REALTY

Efficiently Managed Development Projects and Positioned New Projects for Commencement. We continued to create significant value for our stockholders through our development program. Over the past six years, we delivered $2.5 billion of projects encompassing approximately 3.9 million square feet. These projects were 97% leased upon stabilization and generated a stabilized cash return on cost that averaged approximately 7.5% to 8.0%. This included two projects in 2018:

•

Commenced GAAP revenue recognition on all 312,000 square feet of office space 100% leased to Adobe, Inc. at 100 Hooper, our recently completed office and production, distribution and repair project in San Francisco’s SOMA district.

•

Commenced tenant improvements at The Exchange on 16th, a $585.0 million, 750,000 square foot development project located in San Francisco’s Mission Bay. The office portion is fully leased to Dropbox, Inc., and the lease will commence in phases starting later this year.

Additionally, in 2018, we continued to improve the status and scope of the projects in our $1.6 billion of total estimated investment development projects under construction as highlighted below.

•	Continued to make significant progress on construction of our $380 million, 650,000 square foot 333 Dexter project in the South Lake Union submarket of Seattle.

•

Made significant progress at our $675.0 million, 1.1 million square foot One Paseo mixed-used development in the Del Mar submarket of San Diego. The retail component was 91% leased at year-end. Marketing is underway for the 608 residential units that will start to deliver in the second half of 2019. Given the progress on both the retail and residential components, we commenced construction in the fourth quarter of 2018 on the $205.0 million, 285,000 square foot office component that was 42% pre-leased with negotiations for up to two-thirds of the total space.

•

Commenced construction on our $495.0 million, 570,000 square foot Hollywood mixed-use development, comprised of 355,000 square feet of creative office and 193-unit luxury residential tower in the Hollywood submarket of Los Angeles. Ten months after construction commencement, we leased 100% of the office space to Netflix, Inc. for a 12-year term. The lease represents the largest lease signed in Hollywood during this past decade.

Further, we expanded our development program with the acquisition of Kilroy Oyster Point in South San Francisco, a 39-acre land site fully entitled for 2.5 million square feet of office and lab space development, for approximately $308 million. South San Francisco is known as the birthplace of biotechnology and one of the nation’s premier life science centers with strong fundamentals.

We also continued to make significant progress entitling our near and medium-term development projects, including progress at The Flower Mart in San Francisco, 2100 Kettner in the Little Italy submarket of San Diego, and 9455 Towne Centre Drive in San Diego, where we secured life science entitlements to build 150,000 square feet.

Disciplined Approach to Property Acquisitions. We remained a disciplined buyer of office properties and continued to focus on strategic opportunities in West Coast markets. During 2018, we acquired two projects in the San Francisco Bay area totaling just over 255,000 square feet of office and lab space for approximately $257 million. Both projects are adjacent to existing KRC assets that provide strategic opportunities for us to enhance the overall value of our existing portfolio and developments.

Strong Execution of Capital Recycling Program. Capital recycling continues to play an important role in funding our activities and growth. Our general strategy has been to sell non-core assets and redeploy some or all of the capital into acquisitions, development and/or redevelopment where we can leverage our experience and add value to generate higher returns. In 2018, we sold 11 office buildings and one non-income producing land parcel across three markets. The total gross proceeds from these dispositions were approximately $373 million and the sales generated an aggregate gain of approximately $155 million, including approximately $12 million of gain from sale of the land parcel.

KILROY REALTY	PROXY STATEMENT	35

Prudent Balance Sheet Management. During 2018, we continued to build and maintain a strong and flexible balance sheet that enables us to fund our development program and respond quickly to attractive opportunities as they arise. Below is a list of key achievements:

•	Completed several opportunistic financing transactions that lowered our cost of capital and enhanced our liquidity, including:

—

Raised $650 million through the public offering and private placement of new debt at a weighted average interest rate of 4.592% and redeemed $250 million of bonds with an interest rate of 6.625%. The amount raised includes $250 million of private placement notes that had a six-month delay draw feature that enabled us to delay dilution as well as $400 million of publicly offered senior unsecured notes.

—

Established a new $500 million at-the-market (“ATM”) offering program and issued an aggregate of $134 million of gross equity proceeds at a weighted average price of $73.64 per share, under both our prior and new ATM offering programs.

—

Completed a public offering of 5,000,000 shares of common stock priced at $72.10 per share structured as a forward sale with a final settlement date of August 1, 2019 to help manage timing of funding needs and delay dilution.

•

Maintained our debt to EBITDA ratio and total debt as a percentage of total market capitalization during a period of extensive development spending of 5.9x and 27.7%, respectively, at year-end 2018 (adjusted for the aforementioned $360 million forward equity offering), among the lowest in our peer group.

Business Values Take into Account Non-Financial Objectives. We are committed to pursuing corporate social responsibility objectives, including sustainability, diversity and inclusion, philanthropy and community involvement, good corporate citizenship, health and wellness, and other non-financial issues that are of significance to the Company and its stockholders, as further described under “Corporate Governance — Board Composition and Governance — Corporate Social Responsibility and Sustainability” on page 23.

Maintained Leadership Position in Sustainability. We continue to be recognized for our industry leading sustainability practices. For a list of accomplishments, see “Corporate Governance — Board Composition and Governance — Corporate Social Responsibility and Sustainability — Commitment to Sustainability” on page 24.

Strong Company Leadership. The Company’s leadership team is comprised of individuals that have extensive real estate experience, and is led by the award-winning Chairman and CEO, John Kilroy. Most members of the Company’s executive leadership team have been with the Company for over 15 years.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our executive compensation philosophy is designed to achieve the following objectives:

•

To align executive compensation with the Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk-taking;

•

To provide an incentive to achieve key strategic and financial performance measures by linking annual cash incentive award opportunities to the achievement of corporate and operational performance objectives;

•	To set total compensation to be competitive with companies in our peer group, taking into account our active portfolio management strategy and the skill set required to implement that strategy;

•	To provide a majority of target total direct compensation for the NEOs in the form of long-term incentive equity awards; and

•	To help the Company attract, retain and incentivize talented and experienced individuals in the highly competitive West Coast employment and commercial real estate markets.

36	PROXY STATEMENT	KILROY REALTY

WHAT WE PAY AND WHY: EXECUTIVE COMPENSATION ELEMENTS

The following table sets forth the key elements of our executive compensation program, along with the primary objective and key features associated with each element of compensation.

Compensation Element	Primary Objective		Key Features		Page Reference

Base Salary	•	To provide a regular source of income so employees can focus on day-to-day responsibilities.	•	Competitive pay, taking into account job scope, position, knowledge, tenure, skills and experience.	Page 40
	•	To recognize ongoing performance of job responsibilities.

Short-Term Incentives (Annual Cash Bonuses)	•	To motivate and reward for achievement of annual financial and operational goals and other strategic objectives measured over the year.	•

Final payouts are awarded to our NEOs based on specific performance metrics and qualitative goals that are established at the beginning of each year based on the Company’s business plan. Each NEO can earn between 0% and 150% of their target cash incentive based on the Company’s performance against the pre-established goals.

Page 40

Long-Term Incentives (Annual Equity Awards)	•	To emphasize long-term performance objectives.	•

For 2018, three-quarters of our CEO’s annual long-term incentive award (and approximately two-thirds for our other NEOs) was subject to performance-based vesting requirements over a three-year period. The award would be forfeited if a minimum FFO per share threshold for 2018 is not achieved (without the opportunity to vest in any future year) and, if the FFO goal is achieved, vesting of the award is subject to relative TSR and average ratio of debt to EBITDA performance over the entire three-year vesting period.

Page 44
	•	To encourage creation of stock value and further align the interests of our NEOs with stockholder interests.
	•	To retain key executives through the performance and vesting periods.

KILROY REALTY	PROXY STATEMENT	37

DESIGN FEATURES OF THE 2018 EXECUTIVE COMPENSATION PROGRAM

We believe that our executive compensation program strikes an appropriate balance between attracting and retaining executives with the expertise and talent required to execute on our active portfolio management strategy and linking compensation with the performance of the Company. Below is a summary of some of the key design features of our 2018 executive compensation program.

•

Majority of NEO Target TDC is “At Risk.” Approximately 88% of our CEO’s and approximately 81% of our other NEOs’ target TDC(10) for 2018 was not guaranteed but rather was tied directly to the performance of the Company, the Company’s stock price and/or individual performance, as shown below.

2018 Target

Total Direct Compensation

Short-term incentives are “at risk” because the amount awarded could range from 0% to 150% of the NEO’s target short-term incentive depending on Company and individual performance.

Annual long-term equity awards are “at risk” because the final award value depends on our stock price and continued service over a three-year vesting period. Three-quarters of our CEO’s 2018 annual equity award (and approximately two-thirds of our other NEOs’ 2018 annual equity awards) is also subject to performance-based vesting.

•

Annual Short-Term Incentives Based on Performance Measurement Framework. The Compensation Committee determines annual short-term incentives based on a rigorous performance measurement framework, assessing the Company’s actual performance against pre-established financial and operational goals and each NEO’s contribution to that performance. Based on the Company’s performance (as reflected on pages 42-43), the Compensation Committee determined that the final 2018 short-term incentives for our NEOs would be between 100% and 129% of target payout levels, and in all cases less than the maximum payout opportunities. See “Short-Term Incentives — Decisions for 2018; 2018 Key Operating and Financial Goal Setting and Performance” on pages 40-43 for more information about how the goals are set and the Company’s performance.

•

Majority of Annual Long-Term Incentives are Performance-Based. Three-quarters of our CEO’s annual long-term incentive award for 2018 (and approximately two-thirds of the annual award grant to each of our other NEOs) was subject to performance-based vesting requirements. Vesting levels were contingent on achievement of a threshold level of FFO per share for 2018. If that goal was achieved, vesting will be determined based on our TSR compared to other office-focused REITs over a three-year period and our average ratio of debt to EBITDA over that period. The balance of each NEO’s total annual long-term incentive award vests in annual installments over a three-year period, subject to continued service through the applicable vesting date.

(10)

As used in this Proxy Statement, “target TDC” means the executive’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2018. The equity awards granted in December 2018 are excluded from TDC. If included in TDC, the December 2018 equity awards would have had the impact of shifting a greater percentage of each executive’s overall TDC to at-risk, performance-based, long-term compensation.

38	PROXY STATEMENT	KILROY REALTY

•

Majority of Target TDC is in the Form of Annual Long-Term Incentives. The most significant component of each NEO’s total compensation opportunity is in the form of RSUs that vest over a three-year period. In 2018, approximately 59% of our CEO’s (and approximately 52% of our other NEOs’) target TDC was in the form of RSUs. We believe equity compensation helps to align the interests of our NEOs with those of our stockholders.

•

Enhanced Operating and Financial Goals. Key operating and financial goals used to determine 2018 short-term incentives for our NEOs were generally set at levels above the performance goals used for 2017 (see the discussion on page 41). The FFO target goal used in the 2018 long-term incentive award for our NEOs was set above the performance target goal used for 2017.

•

Target TDC Set Taking into Account Market Pay Levels and that Payouts are Linked to Performance. The Compensation Committee did not set 2018 target TDC levels at any specific percentile against our peer group. Rather, the Compensation Committee considered final 2017 peer group compensation data to inform its decision-making process for 2018. In setting the 2018 compensation levels, the Compensation Committee also considered the following factors:

—

Active Portfolio Management Strategy in Highly Competitive Markets. Our business model requires an active portfolio management strategy (see “2018 Company Performance” beginning on page 33 for a summary of our 2018 activities). Implementing this strategy requires a broader skill set than those of executives who focus primarily on managing cash flows of a more static investment portfolio.

—

Target TDC Realized Only if Goals Achieved. In 2018, approximately 74% of our CEO’s (and approximately 64% of our other NEOs’) target TDC was performance-based. As a result, our NEOs will only receive their target TDC if the Company performs.

—

Majority of NEO Target TDC is Subject to Forfeiture and Linked to Performance. As noted above, the payout of our short-term incentives and vesting of performance-based equity awards depends on our actual performance and may be forfeited if threshold goals are not achieved.

—

Outperforming TSR. Our relative TSR performance has been strong. As indicated in the table on page two of the Proxy Summary, our TSR for the three-year period ended December 31, 2018 outperformed the median peer in our peer group, the SNL US REIT Office Index, the BBG REIT Office Property Index and the MSCI US REIT Index and our TSR for the five-year period ended December 31, 2018 outperformed the median peer in our peer group, the SNL US REIT Office Index and the BBG REIT Office Property Index.

2018 NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Committee reviews and authorizes each NEO’s compensation on an annual basis. Executive compensation is not established at any particular level against peer group data. Rather, the Compensation Committee generally considers the following factors:

•	The performance of the Company (e.g., TSR, operations, financial performance, acquisitions, dispositions, development and balance sheet management);

•	The performance of each NEO;

•	The contribution of each NEO to our overall results;

•	Input from our CEO (with respect to our other NEOs);

•	Additional roles or responsibilities assumed;

•	Experience, skill set and tenure;

•	Base salary, target short-term incentive and long-term incentive grant levels for comparable positions at companies in our peer group;

•	The NEO’s employment agreement (if any); and

•	The relative need to retain the NEO.

KILROY REALTY	PROXY STATEMENT	39

Base Salary

General Description

As noted above, we provide base salaries as a regular source of income so employees can focus on day-to-day responsibilities and to recognize ongoing performance of job responsibilities.

Decisions for 2018

The Compensation Committee determined that Messrs. Rose and Smart should each receive a 10% base salary increase for 2018 to better align their base salaries with those paid for similar positions in peer group companies. This was the first base salary increase for Mr. Rose since 2010 and for Mr. Smart since 2014. The Compensation Committee determined that the other NEOs’ respective 2018 base salary levels would remain at the same level as in effect for 2017. The 2018 annual base salary for each of our NEOs was as follows: $1,225,000 for Mr. Kilroy, $675,000 for Mr. Hawken, $600,000 for Mr. Rosetta, and $550,000 for each of Messrs. Rose and Smart.

Short-Term Incentives

General Description

Our short-term incentives (annual cash bonuses) are based on the annual performance of our Company and each individual’s contribution to the annual performance of our Company.

During the first quarter of the year, the Compensation Committee establishes a target short-term incentive amount for each NEO and approves a performance measurement framework for that year based on the Company’s business plan. The Compensation Committee selects the performance categories, metrics and goals that it believes will accurately assess the annual performance of the Company and strategic goals.

Following the performance year, the Compensation Committee compares the Company’s actual performance results to the pre-established goals. The Compensation Committee then rates the Company’s overall performance as “Extraordinary,” “Superior,” “On Target,” “Below Expectations” or “Well Below Expectations,” resulting in payouts approximating 150% of target, 125% of target, 100% of target, 50% of target or 0% of target, respectively. The Compensation Committee’s determination is based on a holistic assessment of results achieved, including consideration of the Company’s TSR. Individual awards, however, may vary based on the Compensation Committee’s assessment of each NEO’s contributions and achievements. Awards may also vary based on a greater emphasis on certain categories, including recognition of the executives who are principally responsible for those categories and those who are not. The Compensation Committee does not apply specific weighting to performance categories. The maximum amount that may be awarded to an NEO is 150% of the NEO’s target short-term incentive amount.

The Compensation Committee believes this approach reflects an appropriate balance between applying objective criteria to determine each NEO’s short-term incentive and keeping each NEO focused on strategic decisions that are in the long-term best interests of our stockholders. Since our business strategy requires us to actively manage our property portfolio, the Compensation Committee believes that a rigid short-term incentive formula could undermine opportunistic decisions that have a negative impact on short-term gains but create long-term stockholder value (e.g., midyear changes in our strategy or portfolio due to a shift in market conditions or unanticipated opportunities can significantly alter specific objective goals that are set early in the year).

Decisions for 2018; 2018 Key Operating and Financial Goal Setting and Performance

The Compensation Committee determined that, except as to our CEO, the NEOs’ 2018 target short-term incentive amounts would remain at the same level (as a percentage of base salary) as in effect for 2017. Our CEO’s 2018 target short-term incentive amount was set at $3,000,000 pursuant to his employment agreement. The 2018 target short-term incentive level for each of our other NEOs was as follows: $1,350,000 for Mr. Hawken, $1,200,000 for Mr. Rosetta, and $550,000 for each of Messrs. Rose and Smart.

In developing the performance measurement framework and goals for 2018, the Compensation Committee selected performance measures that it considers to be common measures of REIT performance and the Company prepared a bottoms up, property-by-property budget that incorporated property specific assumptions for the Company’s stabilized portfolio. The Company

40	PROXY STATEMENT	KILROY REALTY

then integrated those assumptions with the Company’s development and funding strategies against a backdrop of existing real estate conditions. As a result, the Company created financial and operational goals that were directly tied to the Company’s existing portfolio and business objectives for 2018. The Compensation Committee did not assign any weighting to the performance categories for 2018.

The Compensation Committee then reviewed and approved the Company’s proposed 2018 financial and operational goals for inclusion in the performance measurement framework, each as described below. Goals are generally set at levels that are higher than the performance levels achieved in the prior year. However, since the composition of the Company’s portfolio changes from year to year (for example, the Company sold approximately $373 million of assets in 2018 as compared to $187 million in 2017), the performance level in the prior year may not accurately reflect the difficulty of achieving specified level of performance in the current year (for example, because of occupancy levels, scheduled lease expirations, capital expenditure budgets, development activity, product mix or disposition timing). In these cases, the Compensation Committee may set performance goals at levels that are the same or lower than the performance results achieved in the prior year but at levels that, after taking into account the composition of the Company’s portfolio at the start of each year, the Compensation Committee believes are comparatively as, or more, rigorous. This was the case with the following 2018 metrics:

•	Net Operating Income. The Company projected a slightly lower result in 2018 than 2017 due to a higher level of planned dispositions of $250 million to $750 million with a $500 million midpoint.

•

Same Store Cash NOI Growth. The Company projected a lower result in 2018 than 2017 due to four major expirations, each totaling more than 100,000 square feet, representing more than 60% of total 2018 expirations. Two of four were in San Diego, which had above market rents.

•

Leasing Square Footage and Year-End Occupancy. Given that two of the known move-outs in 2018 totaling approximately 424,000 square feet were later in the year, and 2018 expirations totaled approximately 1.2 million square feet, there was less space to lease in the portfolio during 2018 from the historically high occupancy rate at the end of 2017. Thus, the targets were lower for 2018 than in 2017.

•

Debt to EBITDA Ratio. The Company projected a higher debt to EBITDA ratio in 2018 than 2017 due to continued funding of a larger development pipeline in which the Company issued $400 million of debt, net of debt redemption, and raised 5,000,000 shares of equity under a forward structure that delays the drawdown, thus delaying the deleverage event into 2019.

KILROY REALTY	PROXY STATEMENT	41

The design of the 2018 performance measurement framework is consistent with the design of the 2017 performance measurement framework. The following table shows the 2018 performance measurement framework and 2018 goals approved by the Compensation Committee in February 2018 and the Company’s actual 2018 performance.

2018 Performance Measurement Framework

Category	Metric	2018 Goals	2018 Performance	Why It Is Important
Operations	Adjusted FFO ($MM)(1):	$366	$386(6)

Our operations performance demonstrates our ability to manage our Class A portfolio profitably and includes key metrics utilized by the REIT industry. We depend primarily on cash flows generated by leasing activity in both the stabilized portfolio and development program. Effective expense management further enhances our financial performance and drives our bottom line results. The amount of leasing, revenue and NOI (including Same Store Cash NOI) and occupancy demonstrate our effectiveness in lease execution and expense management. FFO and FAD, and their respective share metrics, indicate our ability to generate strong net cash flows after funding capital expenditures, corporate overhead and other corporate expenses, including dividends.

	Adjusted FFO Per Share(1):	$3.55	$3.72(6)
	Adjusted FAD ($MM)(2):	$249	$261(7)
	Adjusted FAD Payout Ratio(2):	75%	70%(7)
	Adjusted FAD Per Share(2):	$2.41	$2.51(7)
	Revenue ($MM):	$725	$747
	NOI ($MM)(2):	$512	$531
	Same Store Cash NOI Growth(2):	0% - 1%	3%
	Leasing SF:	655,000	3.4M(8)
	Year-End Occupancy:	94% - 95%	94.4%
Balance Sheet Management(3)	Debt/EBITDA(4):	6.6x	5.9x(9)

Prudently managing our balance sheet allows us to fund our in-place operations and future growth opportunities. Balancing various forms of capital and keeping a keen eye on leverage is critical to our business so that we are positioned well throughout market cycles. Our success in doing so is measured by our Debt/EBITDA ratio, a key metric used by our investors and rating agencies to evaluate financial risks in our business.

	Equity:	$100	$494(10)
	Debt Financing:	$300	$650

Acquisitions	Total Acquisitions ($MM):	$111(5)	$565(11)

Effectively allocating capital is a major driver of growth and value in our business that can significantly impact the quality of our portfolio, as well as generate meaningful cash flow and value over the long term — it allows us to acquire, sell and develop assets to fund development and other opportunities.

•  Acquisitions help generate current income and may play a strategic role in future development or redevelopment opportunities.

•  Dispositions, including joint ventures, not only help fund development and other strategic initiatives but can also enhance the quality of our portfolio depending on what we sell.

•  At certain points in the market cycle, development provides us with significant growth and future value creation opportunities.

Dispositions	Total Dispositions ($MM):	$500	$373
Development

Under-construction development was comprised of three projects, and included just under 1.3 million square feet of office, 801 residential units and 96,000 square feet of retail space representing a total investment of approximately $1.55 billion at year-end. Most notably, we signed the largest lease in Hollywood during the past decade with Netflix, Inc., at our Hollywood mixed-use development for 355,000 square feet.

We commenced GAAP revenue on 100% of the office project at 100 Hooper, which is 100% leased to Adobe, Inc. We are working on the tenant improvements for The Exchange on 16th, which is 100% leased to Dropbox, Inc., and expect to commence GAAP revenues across three phases, with phase one commencing in the third quarter of 2019.

We continued to make important progress in entitling our future development program at The Flower Mart project in San Francisco, 2100 Kettner, which in early 2019 received unanimous approval by the Civic San Diego Board, and 9455 Towne Centre, which received full entitlements for a 150,000 square foot life science development in 2018.

42	PROXY STATEMENT	KILROY REALTY

(1)

See Appendix A for the definition of “Adjusted FFO” and “Adjusted FFO Per Share” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to FFO and FFO Per Share and Adjusted FFO and Adjusted FFO Per Share. FFO Per Share is also used as a performance metric under the performance-based component of our NEO equity awards. The Compensation Committee believes it is nevertheless appropriate to take FFO Per Share into account in our short-term incentive award performance measurement framework because it is a key metric for the Company, frequently used by investors to assess REIT performance and is only one of many measures (disclosed above) used to assess performance under the framework.

(2)

See Appendix A for the definition of “FAD (or Funds Available for Distribution)”, “FAD Per Share”, “FAD Payout Ratio”, “NOI”, “Same Store NOI (on a GAAP and cash basis)” and reconciliations of net income available to common stockholders computed in accordance with GAAP to NOI and Same Store NOI (on a GAAP and cash basis) and net income available to common stockholders computed in accordance with GAAP to FAD and FAD Per Share and GAAP net cash provided by operating activities to FAD.

(3)	As of December 31, 2018.

(4)

Pro-rata for the Company’s 56% ownership in the Norges strategic venture. The debt to EBITDA ratio is also used as a performance metric under the performance-based component of our NEO equity awards. The Compensation Committee believes it is nevertheless appropriate to take the debt to EBITDA ratio into account in our short-term incentive performance measurement framework because it is a key metric for the Company, frequently used by investors to assess REIT performance and is only one of many measures (disclosed above) used to assess performance under the framework. The debt to EBITDA ratio is calculated as the Company’s consolidated debt balance for the applicable period, divided by the Company’s EBITDA, as adjusted, for such period. See Appendix A for a definition of “EBITDA, as adjusted,” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to EBITDA, as adjusted.

(5)	Reflects acquisition of Oyster Point Tech Center.

(6)

Excludes ($0.13) per share cost related to the early redemption of 6.625% senior notes due in 2020, including additional interest, and ($0.12) per share non-cash retirement accrual charge; includes $0.11 per share gain from land sale.

(7)	Excludes ($0.13) per share cost related to the early redemption of 6.625% senior notes due in 2020, including additional interest, and includes $0.11 per share gain from land sale.

(8)	Includes development leasing of approximately 559,000 square feet.

(9)	Excludes aforementioned early debt redemption costs and non-cash retirement accrual charge. Pro forma for $360 million equity forward transaction that was executed in August 2018.

(10)	Includes undrawn $360 million equity forward transaction executed in August 2018.

(11)	Includes acquisition of Oyster Point Tech Center, 345 Brannan and Kilroy Oyster Point development land site.

Based on the Compensation Committee’s review of the Company’s actual 2018 performance disclosed in the chart above, the Compensation Committee determined that the Company’s overall performance for 2018 was “Superior.” As a result, the 2018 short-term incentive amounts were between 100% and 129% of target payout levels, but in all cases below the maximum payout opportunities.

The Compensation Committee determined that each of the NEOs made significant contributions to the Company in 2018, although the level of impact each NEO had on the Company’s 2018 results varied somewhat. Differences among the NEOs actual 2018 short-term incentive amounts also reflect the Compensation Committee’s overall qualitative assessment of each NEO’s performance, and relative contribution to and responsibility for each of the performance categories and metrics.

The 2018 target and actual short-term incentive amount determined by the Compensation Committee for each NEO is set forth in the chart below.

Named Executive	2018 Target Cash Incentive Amount	2018 Actual Cash Incentive Amount
John Kilroy	$3,000,000	$3,775,000
Jeffrey Hawken	$1,350,000	$1,575,000
Tyler Rose	$ 550,000	$ 675,000
Stephen Rosetta	$1,200,000	$1,200,000
Justin Smart	$ 550,000	$ 675,000

KILROY REALTY	PROXY STATEMENT	43

Long-Term Incentives

General Description

We grant annual long-term incentives to our NEOs in the form of RSUs that vest over a three-year period. Each RSU is paid in one share of our common stock, subject to the satisfaction of applicable vesting conditions, which further aligns our NEOs’ interests with those of our stockholders. The NEOs do not have the right to vote or dispose of any RSUs prior to the time the shares are issued. Each RSU is granted in tandem with a corresponding dividend equivalent right that entitles the NEO to be credited with additional RSUs upon the Company’s payment of dividends to stockholders if the dividend equivalent right is or was outstanding on the record date. Any such additional RSUs credited in respect of dividend equivalent rights are subject to the same vesting terms as the underlying RSUs and vest (if at all) together with the underlying RSU to which they relate. In addition to annual equity awards, we occasionally make grants of equity awards at other times at the discretion of the Compensation Committee, such as in recognition of service to the Company, in connection with the negotiation of an employment agreement or the hiring or promoting of executive officers. The Compensation Committee determined that equity awards should be granted to our NEOs in December 2018 to provide additional incentives. These awards are described below under “CEO Employment Agreement and December 2018 RSU Awards” on pages 51-52.

Decisions for 2018

The 2018 annual equity awards to our NEOs consist of the following:

•

Approximately two-thirds of each NEO’s total annual equity award (and three-quarters for our CEO) are RSUs subject to performance-based vesting requirements (“performance-based RSUs”). The performance-based RSUs cliff vest, if and to the extent the performance goals are achieved, in one lump sum after the end of the three-year vesting period. The Compensation Committee set the 2018 operational goal (i.e., the FFO Per Share metric) for the performance-based RSUs above the goal used for the prior year.

•

Approximately one-third of each NEO’s annual equity award (and one-quarter for our CEO) are RSUs subject to a time-based vesting schedule (“time-based RSUs”). The time-based RSUs vest ratably in annual installments over a three-year vesting period and payouts are subject to continued service through the applicable vesting date.

The Compensation Committee also believed that a majority of each NEO’s total 2018 annual equity award should be subject to performance-based vesting requirements to accomplish the following objectives:

•	Align overall reward opportunity with actual performance delivered;

•	Require achievement of pre-defined operating goals using a performance measure that is reflective of management’s efforts (i.e., the FFO Per Share metric and the debt to EBITDA ratio metric);

•

Require sustained longer-term performance of the Company’s share price by including a relative TSR modifier that measures the Company’s performance against other office REIT competitors in the SNL US REIT Office Index over the entire three-year vesting period (i.e., the TSR Percentile Ranking metric); and

•	Create an additional retention incentive, as vesting is contingent on each NEO’s continued service through the end of the three- year vesting period.

44	PROXY STATEMENT	KILROY REALTY

2018 Annual Equity Award Values

In February 2018, the Compensation Committee granted each NEO a number of time-based RSUs and a “target” number of performance-based RSUs, each expressed as a dollar value that was then converted into a number of RSUs based on our stock price on the date of grant. These dollar values are set forth in the chart below and are the same values that were used to determine the number of shares subject to the NEO’s annual equity award in 2017, except for our CEO whose grant date value for his performance-based RSUs in 2018 increased to $4,500,000 as compared to $4,250,000 in 2017. The Compensation Committee determined that the aggregate dollar value for each NEO’s 2018 annual equity award was appropriate based on its consideration of the factors listed on page 39.

Named Executive	Time-Based RSUs(1)	Target Performance- Based RSUs(1)	Total Equity Award
John Kilroy	$1,500,000	$4,500,000	$6,000,000
Jeffrey Hawken	$ 617,000	$1,234,000	$1,851,000
Tyler Rose	$ 550,000	$1,100,000	$1,650,000
Stephen Rosetta	$ 400,000	$ 800,000	$1,200,000
Justin Smart	$ 500,000	$1,000,000	$1,500,000

(1)   These amounts are the values approved by the Compensation Committee in February 2018 and converted into the corresponding number of RSUs (the number of RSUs at the “target” level of performance in the case of the performance-based RSUs) based on the closing price of the Company’s common stock on the date of grant of the awards and rounded up to the nearest whole share. For the accounting fair value of these awards as reflected in the Summary Compensation Table, please refer to footnote (1) to the Summary Compensation Table.

2018 Performance-Based RSUs

The 2018 performance-based RSUs vest when the Compensation Committee determines if, and to the extent, the performance vesting conditions have been achieved by the Company. Such determination will be made by the Compensation Committee during January or February 2021. The total number of 2018 performance-based RSUs that ultimately vest will be determined as follows:

1.

The target number of performance-based RSUs granted to each NEO is first multiplied by an FFO Per Share modifier that ranges from 0% to 150% (and 0% to 175% in the case of our CEO). This modifier is determined by the Company’s FFO Per Share for 2018 as shown in the table below (the number of RSUs resulting from this calculation is referred to as the “Banked Shares” subject to the award).

FFO Per Share (for 2018)*	FFO Per Share Modifier* (for NEOs except CEO)	FFO Per Share Modifier* (for CEO)
$3.65 or greater	150%	175%
$3.55	100%	100%
$3.45	50%	25%
Less than $3.45	0% (complete forfeiture)	0% (complete forfeiture)

* Determined on a pro-rata basis between points

KILROY REALTY	PROXY STATEMENT	45

The Banked Shares subject to the award are then eligible to vest as follows:

2.

50% of the Banked Shares are multiplied by a TSR Percentile Ranking modifier that ranges from 66.6667% to 133.3333% (and from 50% to 150% for our CEO). This modifier is determined as shown in the table below based on the percentile ranking of the Company’s TSR for the three-year performance period (2018-2020) among the TSRs for the companies in the SNL US REIT Office Index calculated in the manner described on page 70.

TSR Percentile Ranking* (2018-2020) — 50% Weight	TSR Modifier* (for NEOs except CEO)	TSR Modifier* (for CEO)
80th percentile or greater	133.3333%	150%
40th percentile or greater, but equal to or less than 60th percentile	100%	100%
20th percentile or lower	66.6667%	50%

* Determined on a pro-rata basis between points

For example, if the TSR Percentile Ranking is at or above the 40th percentile, but equal to or less than the 60th percentile, then there is no modification up or down to the Banked Shares allocated to this metric. If the TSR Percentile Ranking is below the 40th percentile, then the Banked Shares allocated to this metric may be reduced by up to 50% for our CEO’s award and by up to 33% for our other NEOs’ awards. If the TSR Percentile Ranking is greater than the 60th percentile, then the Banked Shares allocated to this metric may be increased by up to 50% for our CEO’s award and by up to 33% for our other NEOs’ awards.

3.

50% of the Banked Shares are multiplied by an Average Debt to EBITDA Ratio modifier that ranges from 66.6667% to 133.3333% (and from 50% to 150% for our CEO). This modifier is determined as shown in the table below based on the Company’s Average Debt to EBITDA Ratio for the three-year performance period (2018-2020) calculated in the manner described on page 70.

Average Debt to EBITDA Ratio* (2018-2020) — 50% Weight	Average Debt to EBITDA Ratio Modifier* (for NEOs except CEO)	Average Debt to EBITDA Ratio Modifier* (for CEO)
6.75x or less	133.3333%	150%
7.25x	100%	100%
7.75x or higher	66.6667%	50%

* Determined on a pro-rata basis between points

The FFO Per Share measure applies to the year 2018 only. This measure was selected as a performance metric because it is a financial measure commonly used by analysts and investors to evaluate a REIT’s operating performance and overall management of its property portfolio. If the threshold level of FFO Per Share shown above is not achieved, the entire award is forfeited with no opportunity to vest in a future year.

The TSR Percentile Ranking modifier was included to further align executives’ interests and potential rewards with stock price performance on a relative basis over a longer-term performance period.

The Average Debt to EBITDA Ratio modifier was included to align the Company’s substantial growth plans with maintaining a conservative balance sheet. By including a key leverage metric, the Company is limited in its ability to incur significant additional debt to fund growth and grow earnings without negatively impacting this compensation metric.

The increased up-side and down-side leverage applied to the TSR modifier and the Average Debt to EBITDA Ratio modifier for the award to our CEO reflects his responsibility for the overall performance of the Company.

Please see the discussion under “Named Executive Officer Compensation Tables — Description of Plan-Based Awards — Performance-Based RSUs” beginning on page 69 below for more information on determining FFO Per Share, TSR Percentile Ranking, Average Debt to EBITDA Ratio and related modifiers for purposes of these awards.

46	PROXY STATEMENT	KILROY REALTY

The following chart illustrates the operation of the performance-based RSUs awarded in 2018 and discussed above:

Illustration of 2018 Performance-Based RSUs

1
2018 FFO Per Share
Set 1-Year operating goals, grant target number of shares
Up to 1.5x target (1.75x for the CEO)
Measure 1-year performance against pre-set FFO Per Share goals to determine number of Banked Shares
As little as 0.0x target
2
TSR Percentile Rank vs. SNL US REIT Office Index Companies
Relative 3-Year TSR Percentile = TSR Percentile Ranking
50% Weighting
3
Modify Banked Shares based on TSR Percentile Ranking
Earn up to 33% (50% for the CEO) more than Banked Shares
Forfeit up to 33% (50% for the CEO) of Banked Shares
4
2018 Debt to EBITDA Ratio
2019 Debt to EBITDA Ratio
2020 Debt to EBITDA Ratio
Average of Three 1-Year Debt to EBITDA Ratios = Average Debt to EBITDA Ratio
50% Weighting
5
Modify Banked Shares based on Average Debt to EBITDA Ratio
Earn up to 33% (50% for the CEO) more than Banked Shares
Forfeit up to 33% (50% for the CEO) of Banked Shares

2018 FFO Performance Under 2018 Annual Equity Awards

In February 2019, the Compensation Committee determined that the Company’s 2018 FFO Per Share, when adjusted in accordance with the 2018 RSU award agreement, was $3.76. As a result, 150% of the target number of performance-based RSUs awarded in 2018 to each NEO (and 175% of the target number of performance-based RSUs awarded in 2018 to our CEO) were Banked Shares and became eligible to vest, subject to (1) further adjustment (up or down) as follows (a) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s relative TSR performance against other office REIT competitors in the SNL US REIT Office Index over the entire three-year vesting period and (b) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s Average Debt to EBITDA Ratio over the three-year performance period and (2) continued service through the remainder of the three-year performance period.

KILROY REALTY	PROXY STATEMENT	47

2018 Performance Year Under 2017 Annual Equity Awards

In January 2017, the Compensation Committee awarded the NEOs (other than Mr. Rosetta) RSUs that had a structure similar to the RSUs awarded to the NEOs in February 2018, except that an additional performance modifier (average FAD Per Share growth) was used. The 2017 RSUs are described more fully in the Company’s 2018 Proxy Statement. In January 2018, the Compensation Committee determined that the Company’s 2017 FFO Per Share, when adjusted in accordance with the 2017 RSU award agreement, was $3.55. As a result, 125.3% (and 137.9% in the case of our CEO) of the target number of performance-based RSUs awarded in 2017 to each NEO were Banked Shares and became eligible to vest, subject to (1) further adjustment (up or down) based on the Company’s TSR Percentile Ranking, average FAD Per Share growth and Average Debt to EBITDA Ratio over the three-year performance period and (2) continued service through the remainder of the three-year performance period. If the Company’s 2017 FFO Per Share performance is taken into account, between approximately 84% and 167% of the target number of performance-based RSUs awarded in 2017 to each NEO (and between approximately 69% and 207% of the target number of performance-based RSUs awarded in 2017 to our CEO) will vest at the end of the three-year performance period, assuming continued service through the remainder of that period.

2018 Performance Year Under 2016 Annual Equity Awards (TSR Modifier Resulted in No Upside Modification)

In January 2016, the Compensation Committee awarded the NEOs (other than Mr. Rosetta) RSUs that had a structure similar to the RSUs awarded to the NEOs in February 2018, except that only a single performance modifier (TSR Percentile Ranking) was used. The 2016 RSUs are described more fully in the Company’s 2017 Proxy Statement. In February 2019, the Compensation Committee made a final determination that 143.7% of the target number of 2016 performance-based RSUs awarded to each NEO vested. The Compensation Committee’s final determination was based on (a) 143.7% of the target number of 2016 performance-based RSUs awarded to each NEO being Banked Shares as a result of the Company’s 2016 FFO Per Share performance and (b) no further modification being applied to those banked shares as a result of the Company’s TSR Percentile Ranking being at the 56th percentile (i.e., the average of the Company’s 2016, 2017 and 2018 TSR Percentile ranks as determined pursuant to the terms of these awards).

Past TSR Performance Awards

The Company awarded performance-based RSUs to Messrs. Kilroy and Hawken in 2012 and 2013, respectively, that are eligible to vest in substantially equal annual installments over the term of the award (2012-2018 in the case of the award granted to Mr. Kilroy in 2012 and 2013-2018 in the case of the award granted to Mr. Hawken in 2013). These awards are referred to in this Proxy Statement as the “Past TSR Awards.” The vesting of each installment of the Past TSR Awards is subject to the achievement of one of the following performance goals, and further subject to the executive’s continued employment through the applicable vesting date: (1) achievement of an annual TSR equal to 7.5% for the applicable calendar year; (2) achievement of a TSR that exceeds the TSR for the SNL US REIT Office Index for the applicable calendar year; or (3) achievement of a cumulative stockholder return goal not later than December 31, 2018. The cumulative stockholder return goal is based on an annualized TSR over the applicable term of the award of 7.5%. In January 2019, the Compensation Committee determined that the 2018 and final installment of the Past TSR Award vested for both Messrs. Kilroy and Hawken as the Company achieved the relative TSR goal in 2018.

In January 2016, the Company awarded Mr. Hawken a RSU award that included a component subject to both time-based and performance-based vesting conditions (this award is also referred to in this Proxy Statement as a “Past TSR Award”). The performance-based RSUs subject to the award are eligible to vest in substantially equal annual installments over a four-year period (2016-2019) based on the achievement of one of the following performance goals, subject to Mr. Hawken’s continued employment through the end of the applicable year: (1) achievement of an annual TSR equal to 7.5% for the applicable calendar year; (2) achievement of a TSR that exceeds the TSR for the SNL US REIT Office Index for the applicable calendar year; or (3) achievement of a cumulative stockholder return goal not later than December 31, 2019. The cumulative stockholder return goal is based on an annualized TSR over the applicable period of 7.5%. In January 2019, the Compensation Committee determined that the 2018 installment of the performance-based RSUs vested for Mr. Hawken as the Company achieved the relative TSR goal in 2018.

48	PROXY STATEMENT	KILROY REALTY

CEO Employment Agreement and December 2018 RSU Awards

In December 2018, the Company entered into an amended and restated employment agreement with our CEO to replace his existing employment agreement that would have expired by its terms on December 31, 2018. Mr. Kilroy has been the Company’s CEO and President, and a director of the Company, since its incorporation in September 1996. Prior to that, Mr. Kilroy led the Company’s private predecessor, Kilroy Industries, becoming its President in 1981 and its Chief Executive Officer in 1991. Mr. Kilroy has been involved in all aspects of commercial real estate acquisition, entitlement, development, construction, leasing, financing and dispositions since 1967.

Under Mr. Kilroy’s leadership, the Company has grown into what we believe to be one of the leading office REITs in the United States.

             * Based on closing price of the Company’s common stock on such date

KILROY REALTY CORPORATION JANUARY 1, 2010 $2.6 Billion Enterprise Value* 12.4 Million Square Feet of Stabilized Office and Industrial Properties SoCal-Centric REIT All Properties Located in Southern California KILROY REALTY CORPORATION DECEMBER 31, 2018 $9.4 Billion Enterprise Value* 13.2 Million Square Feet of Stabilized Office Properties West Coast REIT Properties Located in the Coastal Regions of Greater Los Angeles County, Orange County, San Diego County, the San Francisco Bay Area and the Greater Seattle Areas 200 Residential Units Located in the Hollywood Submarket of Los Angeles 3 Projects Under Construction Totaling Approximately 1.3 Million Square Feet of Office Space, 801 Residential Units and 96,000 Square Feet of Retail Space 2 Projects in the Tenant Improvement Phase Totaling Approximately 1.2 Million Square Feet of Office and Production, Distribution and Repair Space. * Based on closing price of the Company's common stock on such date

Under Mr. Kilroy’s leadership, the Company’s commitment and leadership position in sustainability has been recognized by various industry groups across the world. In September 2018, the Company was recognized by GRESB as the North American Listed Office leader for the sixth year in a row. Other sustainability accolades include NAREIT’s Leader in the Light award for each of the past five years, the EPA’s highest honor of Sustained Excellence and winner of ENERGY STAR Partner of the Year for each of the past four years. The Company is listed in the Dow Jones Sustainability World Index, one of only two North American companies listed.

The Company’s TSR (assuming dividend reinvestment) over this period of transition, from January 1, 2010 through December 31, 2018, was 171%, far exceeding the TSR (assuming dividend reinvestment) of 76% for the SNL US REIT Office Index for the same period of time. This implies that, over that period of time, an investment in the Company’s common stock would have seen an increase in value that is 125% greater than a similar investment in the SNL U.S. REIT Office Index. Over that period of time, the annualized return on an investment in the Company’s common stock was 10.5%, while the annualized return on the SNL US REIT Office Index was 5.8%. The Board’s perspective is that this exceptional stock price performance has been driven primarily by the vision and leadership of Mr. Kilroy, with strong support from the other members of the Company’s senior leadership team. The target reward opportunities and overall incentive approaches provided to Mr. Kilroy have been strong motivating factors in generating this outperformance, with the aggregate target compensation representing a small fraction of the exceptional return created for stockholders. Given these facts, the Board decided that it was in the best interests of the Company and our stockholders to incentivize Mr. Kilroy to continue as our CEO.

KILROY REALTY	PROXY STATEMENT	49

KILROY REALTY CORPORATION JANUARY 1, 2010 — DECEMBER 31, 2018

171% TSR (Assuming Dividend Reinvestment) vs. 76% TSR for SNL US REIT Office Index	10.5% Annualized Return on Investment in Company Common Stock vs. 5.8% Annualized Return on Investment in Company Common Stock for SNL US REIT Office Index	125% Greater Increase in Value vs. Similar Investment in SNL US REIT Office Index

The following chart shows the value of a $100 investment at market close on December 31, 2009 in the Company and in the SNL US REIT Office Index over the approximate nine-year period ended December 31, 2018 (assuming dividend reinvestment), as well as the total realized compensation for Mr. Kilroy for each year over that period of time. Mr. Kilroy’s realized compensation for each year has been calculated on the same basis as reported in the Summary Compensation Table, except for the method used to value stock and option awards. SEC rules require that the grant date fair value of all stock and option awards be reported in the Summary Compensation Table for the year in which they were awarded. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relate to stock awards that have not vested, a substantial portion of which are subject to performance-based vesting requirements. Mr. Kilroy may not realize any value from these awards if his employment terminates before the award vests or if the performance goals are not achieved. Mr. Kilroy’s total realized compensation for each year in the chart below includes the value (based on the closing price of a share of the Company’s common stock on the applicable vesting date) of the stock and option awards held by Mr. Kilroy that vested during the applicable year (including those granted in prior years) rather than including the grant date fair value of the stock and option awards granted during the year.

12/31/2009 - 12/31/2018 Relative Value Realized

50	PROXY STATEMENT	KILROY REALTY

Under the terms of his employment agreement and past equity awards granted by the Company, Mr. Kilroy was eligible to retire from the Company in December 2018. During 2018, the Board held negotiations with Mr. Kilroy to secure his continued service and commitment to future stockholder value creation. The terms of the amended and restated employment agreement with our CEO are summarized in “Named Executive Officer Compensation Tables — Employment Agreements — Salary and Short-Term Incentive (Annual Cash Bonus) Amounts” and “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change In Control” sections below. To incentivize Mr. Kilroy to delay his retirement and enter into the agreement, as well as to provide additional incentives during the term of the agreement and to recognize the transformation of the Company under his leadership, in December 2018 the Compensation Committee granted Mr. Kilroy a total of 483,871 RSUs under the terms of two RSU award agreements. The terms of the amended and restated employment agreement with Mr. Kilroy, as well as the terms of the December 2018 RSUs awarded to him, were the result of negotiations between Mr. Kilroy and the Compensation Committee. Additionally, to recognize the transformation of the Company under our other NEOs’ leadership and to provide additional incentives over a four-year performance period, in December 2018 the Compensation Committee granted each of our other NEOs additional RSUs in the amounts listed in the table below. As shown in the table below, approximately 45% of Mr. Kilroy’s RSUs granted in December 2018 (and approximately 50% in the case of the December 2018 awards granted to our other NEOs) are subject to time-based vesting requirements (“December 2018 Time-Based RSUs”) with vesting scheduled to occur in two equal installments on each of January 5, 2022 and January 5, 2023, subject to the NEO’s continued service. To further align our NEOs’ interests with those of our stockholders and to incentivize continuation of the Company’s track record of exceeding the TSR of the broader office REIT market, approximately 55% of Mr. Kilroy’s RSUs granted in December 2018 (and approximately 50% in the case of the December 2018 awards granted to our other NEOs) are subject to both time-based and performance-based vesting conditions (“December 2018 PRSUs”), and are also subject to the NEO’s continued service.

Named Executive	December 2018 Time-Based RSUs	Target December 2018 PRSUs	Total December 2018 RSU Award
John Kilroy	217,741	266,130	483,871
Jeffrey Hawken	16,129	16,129	32,258
Tyler Rose	16,129	16,129	32,258
Stephen Rosetta	8,064	8,065	16,129
Justin Smart	12,097	12,097	24,194

Between 0% and 200% of the target number of shares covered by the December 2018 PRSUs will be eligible to vest based on the Company’s relative TSR over the performance period. An initial number of PRSUs (the “Initial Number of PRSUs”) will be determined at the end of 2021 based on a three-year performance period (2019 through 2021). The Initial Number of PRSUs will equal the following percentage of the target number of shares based on the Company’s TSR for the three-year performance period:

If the Company’s TSR for the three-year performance period, when compared to the TSR of the Index for the same period, is:*	The applicable percentage, as a percent of target shares, is:*
Less than -100 basis points	0%
-100 basis points	50%
0 basis points	75%
+100 basis points	100%
+300 basis points or greater	200%

        * Determined on a pro-rata basis between points

As outlined above, a “target” payout on the TSR measure requires 100 basis points above Index performance, while performance that is in-line with the Index results in significantly reduced payouts. As such, we are expecting our executive team to deliver meaningful above-market results to earn a target payout on this metric, further strengthening the alignment of their incentives with those of our stockholders.

KILROY REALTY	PROXY STATEMENT	51

Once the Initial Number of PRSUs is determined, 75% of the Initial Number of PRSUs will be scheduled to vest on January 5, 2022. The remaining 25% of the Initial Number of PRSUs will be scheduled to vest on January 5, 2023, subject to adjustment based on the Company’s TSR for the entire four-year performance period (2019 through 2022) as follows (the “Final Number of PRSUs”):

If the Company’s TSR for the four-year performance period, when compared to the TSR of the Index for the same period, is:*	The Initial Number of PRSUs will be adjusted as follows:*
-100 basis points or less	Reduced by 25%
0 basis points	Reduced by 12.5%
+100 basis points	Adjusted upward, if and to the extent necessary, so that the Initial Number of PRSUs is not less than the target number of PRSUs
+300 basis points or greater	Adjusted upward, if and to the extent necessary, so that the Initial Number of PRSUs is not less than 200% of the target number of PRSUs

        * Determined on a pro-rata basis between points

The number of PRSUs eligible to vest on January 5, 2023 will equal the Final Number of PRSUs, less the PRSUs that vested on January 5, 2022.

CEO REALIZED COMPENSATION

In evaluating Mr. Kilroy’s compensation, particularly his December 2018 RSU awards, we believe it is important to understand not only the potential value of incentive awards at the time they are granted, but also the value actually realized by Mr. Kilroy. The 2018 Realized Compensation Table below supplements the 2018 Summary Compensation Table that appears on page 63 and shows the compensation actually realized in 2018 by Mr. Kilroy. The primary difference between the 2018 Realized Compensation Table below and the Summary Compensation Table is the method used to value stock and option awards. SEC rules require that the grant date fair value of all stock and option awards be reported in the Summary Compensation Table in the year in which they were awarded. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relate to stock awards that have not vested, a substantial portion of which are subject to performance-based vesting requirements. Mr. Kilroy may not realize any value from these awards if his employment terminates before the award vests or if the performance goals are not achieved. By contrast, the 2018 Realized Compensation Table below includes only stock awards held by Mr. Kilroy that vested during 2018 (including those granted in prior years) and shows the value of those awards as of the applicable vesting date. Mr. Kilroy did not receive any stock option awards from the Company in 2018 and no stock options granted by the Company to Mr. Kilroy in the past vested during 2018. As shown in the table below, Mr. Kilroy’s total realized compensation calculated in this manner was $18,215,429 for 2018, which was $25,409,345 less than the 2018 total compensation reported in the 2018 Summary Compensation Table.

2018 Realized Compensation Table

Name	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total Realized Compensation	Difference between Total Realized Compensation and Total Compensation as Reported in Summary Compensation Table
John Kilroy	$1,225,000	—	$12,514,762	—	$3,775,000	$700,667	$18,215,429	$(25,409,345)

(1)

The dollar amounts shown in this column above for stock awards are determined by multiplying the number of shares of the Company’s common stock subject to the awards granted to Mr. Kilroy (including grants from prior years) that vested during 2018 by the per-share closing price of the Company’s common stock on the vesting date.

This information is supplemental to, and should be read in connection with, the Summary Compensation Table that appears on page 63.

52	PROXY STATEMENT	KILROY REALTY

Additional Compensation Elements

Indirect Elements of Compensation

To assist us in attracting and retaining key executives, our NEOs are eligible to participate in the same health, welfare and insurance benefit plans in which our other salaried employees are generally able to participate. In addition, we provide our NEOs with certain other benefits such as an automobile allowance, a medical allowance, supplemental life insurance, and certain reimbursements for club dues, financial planning services and home office expenses.

Stock Award Deferral Program

We maintain a Stock Award Deferral Program under which our directors and certain of our management employees, including our NEOs, may elect to receive RSUs in lieu of restricted shares granted under the 2006 Plan in order to defer receipt of these shares (or may elect to defer payment of RSUs that would otherwise be made when the RSUs vest). Each RSU issued under the deferral program represents the right to receive one share of our common stock in the future, subject in each case to the vesting conditions provided in the restricted stock or RSU award. In addition, deferred RSUs carry with them the right to receive dividend equivalents that credit participants, upon our payment of dividends in respect of the shares underlying the participant’s RSUs, with additional RSUs equal to the value of the dividend paid in respect of such shares. Shares of stock underlying RSUs will be paid to the participant on the earliest to occur of a change in control, the participant’s “separation from service” with us, the participant’s death or disability, or a pre-determined date, if specified by the participant. By electing to receive deferred RSUs, participants are generally able to defer income taxes on these awards, which we believe helps us to attract, retain and incentivize top talent without significant additional cost to the Company. Since RSUs are paid in our common stock and the deferral of payment of RSUs under the program may result in participants holding RSUs for a longer period, we believe the Stock Award Deferral Program enhances the alignment between management and stockholder interests.

Defined Contribution Plans

We maintain a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) that covers our eligible employees, including our NEOs, and those of certain designated affiliates. The 401(k) Plan permits our eligible employees to defer receipt of (and taxation on) a portion of their annual compensation, subject to certain limitations imposed by the 401(k) Plan and under the Internal Revenue Code. The employees’ elective deferrals are immediately vested and nonforfeitable upon contribution to the 401(k) Plan. We currently make matching contributions to the 401(k) Plan in an amount equal to fifty cents for each dollar of participant contributions, up to a maximum of 10% of the participant’s base salary (thus, the maximum match is 5% of the participant’s base salary) and subject to certain other limits under the tax laws. Participants vest immediately in the amounts contributed by us to their plan accounts. Our employees are eligible to participate in the 401(k) Plan after three months of credited service with us. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan. This tax-preferential savings option helps us to attract, retain and incentivize top talent.

Deferred Compensation Plan

We maintain a cash deferred compensation plan, the 2007 Deferred Compensation Plan, as amended (the “Deferred Compensation Plan”), under which our directors, partners and certain of our management employees, including our NEOs, may defer receipt of their compensation, including up to 100% of their director fees and cash bonuses and up to 70% of their salaries or other types of eligible compensation, each as applicable. In addition, partners and eligible management employees, including our NEOs, will generally receive semi-monthly contributions from us to their Deferred Compensation Plan accounts equal to 10% of their respective gross semi-monthly base salaries (or certain guaranteed payments, in the case of partners). The Deferred Compensation Plan provides that we may also make additional discretionary contributions to participant accounts. We did not make any discretionary contributions to the Deferred Compensation Plan for 2018 for the benefit of any of our NEOs. The Deferred Compensation Plan fits into our compensation philosophy by providing our NEOs with the ability to accrue compensation and generate savings in a tax-efficient manner in excess of limits imposed on our 401(k) Plan, thereby providing additional financial security that enables our executives to focus on their work-related obligations. For additional information, refer to the Nonqualified Deferred Compensation table below.

KILROY REALTY	PROXY STATEMENT	53

Severance and Change in Control Arrangements

We have entered into employment agreements with each of our NEOs (other than Mr. Rosetta) that include certain severance benefits. Our equity awards also provide for continued or accelerated vesting in connection with certain terminations of the award holder’s employment or a change in control. We believe that these provisions help to ensure the day-to-day stability and focus of our management team. The Compensation Committee evaluates the level of severance benefits to provide our NEOs on a case-by-case basis, and in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices as of the date they were entered into.

We do not provide our NEOs with any “single trigger” severance or equity award acceleration arrangements, meaning that severance benefits and accelerated vesting of equity awards are not triggered simply because a change in control transaction occurs. Instead, time-based RSU awards granted to our NEOs generally vest in connection with a change in control transaction only if the award is to be terminated (and will not be continued, substituted for or assumed) in connection with the transaction. In the case of the performance-based RSUs granted to our NEOs, the RSUs will vest based on the Company’s performance through the transaction. The time-based RSUs granted to our NEOs also generally vest, and any severance benefits for our NEOs are generally triggered, upon a termination of the NEO’s employment by the Company without “cause,” by the NEO for “good reason,” or, in certain cases, due to the retirement, death or disability of the NEO.

For a description of the material terms of these arrangements, see “Named Executive Officer Compensation Tables —Employment Agreements — Salary and Short-Term Incentive (Annual Cash Bonus) Amounts,” “Named Executive Officer Compensation Tables — Grants of Plan-Based Awards — 2018,” “Named Executive Officer Compensation Tables — Description of Plan-Based Awards” and “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change in Control” below.

Decisions for 2019

In February 2019, the Compensation Committee approved our executive compensation program for 2019. None of our NEOs received an increase in base salary, target annual cash incentive amounts or in the grant date value of annual equity awards (as approved by the Compensation Committee and used to determine the number of shares subject to the awards) for 2019 compared to the corresponding levels approved by the Compensation Committee for our NEOs for 2018. Our Compensation Committee designed the 2019 annual cash incentive program to include an objective goal for each performance metric and to weight each metric relative to the others. A key difference in the 2019 annual cash incentive award structure relative to prior years is that the measurement categories will be specifically weighted, with the weighting also producing a maximum bonus opportunity corresponding to each category, thereby reducing the degree of qualitative judgment applied in determining final payouts. In addition, a new sustainability and governance category will be included and will consider the Company’s achievement of LEED certifications on new developments, and the Company’s continued focus on diversity within the Company, and a new general and administrative expense metric will be included in the operations category.

As with the annual long-term incentive awards granted to the NEOs in 2018, three-quarters of our CEO’s (and approximately two-thirds of each of our other NEOs’) annual long-term incentive award granted in 2019 is subject to performance-based vesting requirements that cliff-vest at the end of a three-year vesting period, subject to continued service through the end of such performance period. The balance of each NEO’s total annual long-term incentive award granted in 2019 vests ratably in annual installments over a three-year vesting period, subject to continued service through the applicable vesting date. Each annual long-term incentive award granted to our NEOs in 2019 is generally subject to the same terms and conditions as the Company’s annual awards of RSUs granted to the NEOs in 2018.

54	PROXY STATEMENT	KILROY REALTY

HOW WE MAKE COMPENSATION DECISIONS

Role of Independent Compensation Consultant

The Compensation Committee has sole authority to hire, retain and terminate the services of independent compensation consultants to assist in its decision-making process. The Compensation Committee retained Mercer as its independent compensation consultant in 2018.

Mercer performed a comprehensive review of our 2018 executive compensation program before it was established, including the composition of our peer group, amounts and nature of compensation paid to executive officers, structure of our various compensation programs, design of our short-term incentive performance measurement framework, performance vesting requirements for our annual long-term incentive awards and appropriate target total direct compensation levels and potential payment and vesting ranges for our executive officers. During 2018, Mercer also provided data to the Compensation Committee on the compensation and relative performance of our peer group, advised and provided peer group data regarding the Company’s compensation arrangements for its non-employee directors, reviewed drafts of the CD&A and related compensation tables for inclusion in the Company’s Proxy Statement filed in 2018, provided advice in connection with the new employment agreement for our CEO and the December 2018 equity awards for our NEOs, provided advice as the Compensation Committee began its considerations of our executive compensation framework for 2019, and reviewed data in connection with the Compensation Committee’s determination of short-term incentive and performance-based incentive vesting levels for completed performance periods. A representative of Mercer regularly attends meetings of the Compensation Committee and regularly meets privately in executive session with the Compensation Committee to discuss its recommendations.

Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (collectively, “MMC”), a diversified conglomerate of companies that provide insurance, strategy and human resources consulting services. During 2018, affiliates of MMC other than Mercer received $1,050,654 in fees for providing services to the Company, and Mercer received $165,500 for its services with respect to executive and director compensation described above. The decision to engage other MMC affiliates to provide services other than assisting the Compensation Committee with executive compensation matters was made by members of management. Although the Compensation Committee did not specifically approve these engagements, the Compensation Committee has reviewed the other services provided by other MMC affiliates and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation advisors, has determined that no conflicts of interest exist between the Company and Mercer (or any individuals working on the Company’s account on Mercer’s behalf). In reaching this determination, the Compensation Committee considered the following factors, all of which were confirmed by Mercer:

•	Other than the services identified above, MMC provided no services to the Company during 2018;

•	The aggregate amount of fees paid or payable by the Company to MMC for 2018 represented less than 1% of MMC’s total revenue for 2018;

•	Mercer has established Global Business Standards to manage potential conflicts of interest for executive rewards consulting services, which policies and procedures were provided to the Company;

•

There are no business or personal relationships between our Mercer executive remuneration advisors and any member of the Compensation Committee other than in respect of (1) the services provided to the Company by Mercer as described above, or (2) work performed by Mercer for any other company, board of directors or compensation committee for which such Compensation Committee member also serves as an independent director;

•	Our Mercer executive remuneration advisors do not own stock in the Company; and

•

There are no business or personal relationships between our Mercer executive remuneration advisors, Mercer or other MMC affiliates, and any executive officer of the Company other than in respect of the services provided to the Company as described above.

KILROY REALTY	PROXY STATEMENT	55

Role of Management in Executive Compensation Planning

Our CEO provides recommendations to the Compensation Committee regarding the compensation of our executive officers (other than for himself). Our CEO further participates in the executive compensation decision-making process as follows:

•	Presents overall results of the Company’s performance and achievement of historical and go-forward business objectives and goals from management’s perspective;

•	Provides evaluations for all other executive officers (including our NEOs); and

•	Reviews peer group information and compensation recommendations and provides feedback regarding the potential impact of proposed compensation decisions.

Our Chief Financial Officer evaluates the financial implications and affordability of the Company’s compensation program. Other executive officers (including other NEOs) may periodically participate in the compensation process and in Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which these executive officers have particular knowledge or expertise. None of our NEOs are members of the Compensation Committee or otherwise had any role in determining the compensation of the other NEOs.

Market Review and Compensation Peer Group

Our Compensation Committee reviews peer group data to assess the competitiveness of our executive compensation program and to help inform its decision-making process. The 2018 peer group consisted of the 15 publicly-traded REITs shown in the table below (referred to as our “peer group” in this Proxy Statement) and was the same as our 2017 peer group, except that Macerich Real Estate Company and HCP, Inc. were added to the peer group because the Compensation Committee believed that those companies were appropriate peer companies based on the factors noted below and Tanger Factory Outlet Centers was removed from the peer group because the Compensation Committee believed, at the time the 2018 peer group was established, that it had a different market focus than the Company and no longer had a comparable market capitalization. The companies included in the 2018 peer group had equity market capitalization ranging from approximately $22.0 billion to approximately $1.8 billion as of December 31, 2018, and, as a group, had a median equity market capitalization of approximately $5.8 billion as of December 31, 2018. Our equity market capitalization by comparison was approximately $6.3 billion as of December 31, 2018.

56	PROXY STATEMENT	KILROY REALTY

Kilroy Realty Corporation

Peer Group: KRC Alignment Characteristics

				Comparable Categories
Company	Equity Market Cap(1)	Total Revenue(2)	Total Assets(3)	Office REITS(4)	Equity Market Cap(5)	Total Revenue(6)	Total Assets(7)	W. Coast Concen- tration(8)
Digital Realty Trust	$21,979	$3,079	$23,767	—	—	—	—	✓
Boston Properties	$17,382	$2,701	$20,256	✓	—	—	—	✓
Realty Income Corp	$18,604	$1,296	$15,095	—	—	✓	✓	—
HCP, Inc.	$13,399	$1,848	$13,084	—	—	—	✓	—
Alexandria Real Estate Equities	$12,391	$1,335	$14,465	✓	✓	✓	✓	✓
SL Green Realty Corp	$ 6,743	$1,235	$12,751	✓	✓	✓	✓	—
Macerich Company	$ 6,111	$1,030	$ 9,027	—	✓	✓	✓	—
Douglas Emmett	$ 5,800	$ 870	$ 8,348	✓	✓	✓	✓	✓
Hudson Pacific Properties	$ 4,522	$ 719	$ 6,745	✓	✓	✓	✓	✓
Highwood Properties	$ 4,004	$ 722	$ 4,675	✓	✓	✓	✓	—
Paramount Group	$ 2,980	$ 751	$ 8,941	✓	—	✓	✓	✓
Brandywine Realty Trust	$ 2,299	$ 527	$ 4,099	✓	—	✓	✓	—
Corporate Office Properties Trust	$ 2,289	$ 581	$ 3,656	✓	—	✓	—	—
Piedmont Office Realty Trust	$ 2,187	$ 526	$ 3,592	✓	—	✓	—	—
Mack-Cali Realty Corp	$ 1,768	$ 541	$ 5,046	✓	—	✓	✓	—
75th Percentile	$12,895	$1,315	$13,774	—	—	—	—	—
50th Percentile	$ 5,800	$ 870	$ 8,941	—	—	—	—	—
25th Percentile	$ 2,639	$ 650	$ 4,861	—	—	—	—	—
Kilroy Realty Corporation	$ 6,331	$ 747	$ 7,766	—	—	—	—	—

(1)	As of December 31, 2018, based on publicly-available information from the S&P Capital IQ database’s definition of Market Capitalization.

(2)	Per S&P Capital IQ database’s definition of Total Revenue, based on the trailing 12 months of publicly reported data as of February 12, 2019.

(3)	Per S&P Capital IQ database’s definition of Total Assets, based on the most recently reported fiscal quarter as of February 12, 2019.

(4)	Office REITS as defined by the GICS Office REIT Sub-Industry.

(5)	Comparable firms based on equity market capitalization defined as those that fall within 0.5x — 2.0x of the Company’s market capitalization as of December 31, 2018.

(6)	Comparable firms based on total revenue defined as those that fall within 0.5x — 2.0x of the Company’s revenue level based on the information summarized in the chart.

(7)	Comparable firms based on asset size defined as those that fall within 0.5x — 2.0x of the Company’s asset level based on the information summarized in the chart.

(8)	Defined as possessing a significant portfolio of properties on the West Coast and/or being a significant West Coast talent competitor.

The Compensation Committee uses peer group compensation analyses, together with other reports and information prepared by Mercer for the Compensation Committee, to evaluate our executive compensation program generally and to inform its decision-making process. Differences in compensation levels for our NEOs are driven by the Compensation Committee’s assessment, in its judgment, of each of our executive’s responsibilities, experience and compensation levels for similar positions at companies in the peer group. Our pay positioning versus the peer group also incorporates the degree of expertise and experience needed to oversee and direct our active portfolio management strategy. For example, our strategy requires different skill sets than executives who focus primarily on managing cash flows from a more static investment portfolio. Further, our compensation levels reflect the need to attract, retain and incentivize talented and experienced individuals in the highly competitive West Coast employment and commercial real estate markets.

KILROY REALTY	PROXY STATEMENT	57

For 2018, the Compensation Committee did not set compensation levels at any specific level or percentile against the peer group data. Except as otherwise noted in this CD&A, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, the analysis and input from, and peer group data provided by, the Compensation Committee’s independent executive compensation consultant, as well as the Compensation Committee’s assessment of overall compensation trends and trends specific to the REIT market.

COMPENSATION GOVERNANCE PRACTICES

We maintain a number of compensation and governance-related policies described below that we believe represent current best practices.

Compensation Governance Practices

•	Clawback policy

•	Anti-hedging policy

•	Anti-pledging policy

•	Robust stock ownership guidelines for executives and non-employee directors

•	Stock holding requirements

•	No single trigger change in control provisions
•	No excise tax gross-ups

•	Related party transactions policy

•	No repricing of underwater stock options without stockholder approval

•	Independent compensation consultant

•	Regular stockholder engagement

Compensation Clawback Policy

Under our clawback policy, subject to the discretion and approval of our Board, we may require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to an executive officer, in any case where all of the following factors are present: (i) the award was predicated upon the achievement of certain financial results during the three fiscal years preceding the date of the Company’s most recent audited balance sheet (or any interim or other portion of such period of three fiscal years, or any more recent period) that were subsequently the subject of an accounting restatement due to material noncompliance by us with any financial reporting requirements under securities laws; (ii) the Board determines that the executive officer engaged in misconduct that was a substantial contributing cause to the need for the restatement; and (iii) a lower award would have been made to the executive officer based upon the restated financial results. In each instance, we may recover the individual executive officer’s entire annual bonus or any gain received from the award within the relevant period, plus a reasonable rate of interest. These clawback provisions are in addition to the provisions of the Non-Competition, Non-Solicitation and Non-Disclosure Agreements we have entered into with our NEOs, described below under “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change in Control” that provide for the executive to forfeit certain equity awards if he fails to comply with certain restrictive covenants in our favor.

Anti-Hedging Policy

We maintain a policy that restricts our directors, officers, certain other employees and their family members from engaging in any transaction that might allow them to gain from declines in the price of Company securities. Specifically, we prohibit transactions by these individuals using derivative securities, or otherwise participating in hedging, “stop loss” or other speculative transactions involving Company securities, including short-selling Company securities, trading in any puts, calls, covered calls or other derivative products involving Company securities, or writing purchase or call options, short sales and other similar transactions.

58	PROXY STATEMENT	KILROY REALTY

Anti-Pledging Policy

We have a policy prohibiting our NEOs and other Section 16 officers from pledging, or using as collateral, Company securities in order to secure personal loans, lines of credit or other obligations, which includes holding Company securities in an account that has been margined. Exceptions to this policy are granted where the securities pledged (i) are not needed to satisfy the minimum ownership level required by the Company’s stock ownership guidelines, as discussed below, (ii) do not total more than 10% of the individual’s total beneficial ownership of Company securities and (iii) are not utilized as part of any hedging strategy that would potentially immunize the individual against economic exposure to such securities. In addition, our Board may grant other exceptions to this policy in such circumstances as it may consider appropriate; however, no such other exceptions have been made.

Minimum Stock Ownership Guidelines

As part of our compensation philosophy, we believe that our NEOs should hold a significant amount of the Company’s stock to help align their long-term interests with those of our stockholders. Accordingly, we maintain minimum stock ownership guidelines applicable to all of our NEOs as reflected in the table below. Under the guidelines, each NEO has six years from the point of first being subject to the guidelines to satisfy the minimum guideline level of ownership. As of December 31, 2018, all of our NEOs had met the minimum required level of ownership.

Named Executive	Ownership Requirement as a % of Base Salary	Ownership Requirement Met as of December 31, 2018
John Kilroy	600%	Yes
Jeffrey Hawken	300%	Yes
Tyler Rose	300%	Yes
Stephen Rosetta	300%	Yes
Justin Smart	300%	Yes

Stock Holding Requirements

Our stock ownership guidelines also provide that, if an executive falls short of the applicable level of stock ownership, the executive is expected to hold (and not sell) at least 50% of the net shares acquired upon exercise, vesting or payment, as the case may be, of any equity award granted by us to the executive. “Net shares” for this purpose means the total number of shares acquired by the executive pursuant to the award, after reduction for shares having a fair market value equal to the exercise price of the award (in the case of a stock option) and shares having a fair market value equal to the executive’s expected tax liability resulting from the award.

No Single Trigger Change in Control Severance Provisions

None of our executives have the benefit of any “single trigger” severance or equity award acceleration arrangements, meaning that severance benefits and accelerated vesting of equity awards are not triggered simply because a change in control transaction occurs.

No Excise Tax Gross-Ups

None of our executives’ agreements with the Company provide for tax “gross-up” payments.

KILROY REALTY	PROXY STATEMENT	59

Tax Considerations

Section 162(m) of the Internal Revenue Code generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by our stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.

The Compensation Committee notes this deductibility limitation as one of the factors in its consideration of compensation matters. However, the Compensation Committee generally has the flexibility to take any compensation-related actions that it determines are in the Company’s and its stockholders’ best interest, including designing and awarding compensation for our executive officers that is not fully deductible for tax purposes. In addition, we believe that we qualify as a REIT under the Internal Revenue Code and are not subject to federal income taxes, meaning that the payment of compensation that is not deductible under Section 162(m) should not have a material adverse consequence to us, provided we continue to remain qualified as a REIT under the Internal Revenue Code.

60	PROXY STATEMENT	KILROY REALTY

COMPENSATION COMMITTEE

MATTERS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement on Schedule 14A.

Executive Compensation Committee

Edward Brennan, PhD, Chair

Jolie Hunt

Gary Stevenson

The foregoing report of the Compensation Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Brennan, Mr. Stevenson and Ms. Hunt were members of the Compensation Committee during all of 2018. No one who served on the Compensation Committee at any time during 2018 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the rules of the SEC requiring disclosure of certain relationships and related party transactions. None of our executive officers who served as a director of the Company or as a member of the Compensation Committee during the year ended December 31, 2018 served as a director or a member of a compensation committee (or other committee serving an equivalent function) for any other entity.

KILROY REALTY	PROXY STATEMENT	61

NAMED EXECUTIVE OFFICER

COMPENSATION TABLES

The Summary Compensation Table quantifies the value of the different forms of compensation earned by or awarded to our NEOs for 2016, 2017 and 2018. The primary elements of each NEO’s total compensation reported in the table are base salary, a short-term incentive (annual cash bonus) and long-term incentive equity awards. Our NEOs also received the other benefits listed in column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each NEO’s employment agreement regarding base salary and short-term incentive amounts is provided immediately following the Summary Compensation Table. The Grants of Plan-Based Awards table, and the accompanying disclosure following that table, provide information regarding the cash and equity awards granted to our NEOs in 2018. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the NEOs’ potential realizable value and actual value realized with respect to their equity awards. Additional information regarding the compensation realized by our CEO in 2018 can be found in the “CEO Realized Compensation” section of the CD&A on page 52.

62	PROXY STATEMENT	KILROY REALTY

SUMMARY COMPENSATION TABLE — 2016, 2017 AND 2018

The following table sets forth summary information regarding compensation of our NEOs for all services rendered to us in all capacities in 2016, 2017 and 2018.

Name & Principal Position(s)	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)	Option Awards ($)	Non-Equi- ty Incen- tive Plan Compen- sation(2) ($)	Change in Pension Value & Non-qualified De- ferred Compensa- tion Earnings ($)	All Other Compen- sation(3) ($)	Total(4) ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)	(i)	(j)
John Kilroy	2018	$1,225,000		—		$37,924,107	—	$3,775,000	—	$700,667	$43,624,774
President and Chief Executive Officer	2017	$1,225,000		—		$5,872,397	—	$3,800,000	—	$531,253	$11,428,650
	2016	$1,225,000		—		$5,841,535	—	$3,800,000	—	$520,494	$11,387,029
Jeffrey Hawken	2018	$675,000		—		$3,986,125	—	$1,575,000	—	$167,120	$6,403,245
Executive Vice President and Chief Operating Officer	2017	$675,000		—		$1,874,898	—	$1,600,000	—	$149,051	$4,298,949
	2016	$675,000		—		$3,912,258	—	$1,600,000	—	$160,846	$6,348,104
Tyler Rose	2018	$550,000		—		$3,782,147	—	$675,000	—	$124,441	$5,131,588
Executive Vice President, Chief Financial Officer and Secretary	2017	$500,000		—		$1,671,387	—	$700,000	—	$113,448	$2,984,835
	2016	$500,000		—		$1,666,698	—	$700,000	—	$111,520	$2,978,218

Stephen Rosetta	2018	$600,000		$539,435	(5)	$2,271,716	—	$1,200,000	—	$100,615	$4,711,766
Executive Vice President and Chief Investment Officer	2017	$323,077	(6)	—		$2,000,009	—	$650,000		$ 52,430	$3,025,516

Justin Smart	2018	$550,000		—		$3,103,083	—	$675,000	—	$116,872	$4,444,955
Executive Vice President, Development and Construction Services	2017	$500,000		—		$1,519,457	—	$700,000	—	$110,962	$2,830,419
	2016	$500,000		—		$1,515,221	—	$700,000	—	$112,581	$2,827,802

(1)

The amounts reported in column (e) of the table above for each year reflect the aggregate accounting fair value of stock awards granted in the applicable year as computed in accordance with FASB Accounting Standard Codification (“ASC”) Topic 718, Compensation — Stock Compensation (determined as of the grant date of the awards, as the grant date of the awards is determined for accounting purposes). For information on the assumptions used in the accounting fair value computations, refer to Note 15 “— Share-Based and Other Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2018 Form 10-K filed with the SEC. The amounts included in the Summary Compensation Table above, and in the tables below in this footnote, may not be indicative of the realized value of the awards if they vest.

As discussed in the CD&A, in 2016, 2017 and 2018 the Company granted annual long-term incentive award RSUs to the NEOs, the vesting of which is subject, in part, to the Company’s performance. As required by applicable SEC rules, the accounting fair value of the performance-based RSUs awarded in these years was determined based on the probable outcome (determined as of the grant date of the awards, as the grant date of the awards is determined for accounting purposes) of the performance-based conditions applicable to the awards. For these purposes, as of the grant date of the awards (as determined for accounting purposes) we determined that, other than as to the Company TSR Percentile Ranking performance condition applicable to the awards, the “target” level of performance was the probable outcome of the applicable performance-based conditions. Accordingly, for such portion of these awards, the accounting fair value is included for the NEOs as Stock Award compensation for the year in which the grant was made based on the “target” number of shares subject to the awards. For the portion of the performance-based awards that vest based on the Company’s TSR Percentile Ranking, the accounting fair value was included for the NEOs as Stock Award compensation for the year in which the grant was made based on a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of such grant date of the awards. For more information on the assumptions made in the Monte Carlo simulation pricing model, refer to Note 15 “— Share-Based and Other Compensation” in the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the year in which the awards were granted. Under the terms of the performance-based awards at grant, between 0% and 200% (between 0% and 262.5% in the case of the awards granted to our CEO in 2017 and 2018 and between 0% and 225% in the case of the award granted to our CEO in 2016) of the target number of shares subject to the awards can vest, based on performance and the other vesting conditions applicable to the awards. The following tables present the accounting fair value (determined as described above as of the grant date of the awards) of the annual long-term incentive performance-based RSUs awarded to the NEOs in 2016, 2017 and 2018 under two sets of assumptions: (a) assuming that the target level of performance would be achieved as to the performance-based conditions other than the Company’s TSR Percentile Ranking, which we originally judged to be the probable outcome, and using the Monte Carlo simulation pricing model to value the portion of the awards that vest based on the Company’s TSR Percentile Ranking, and (b) assuming that the highest level of performance would be achieved (200% of the target level for awards other than the CEO’s; 262.5% in the case of the awards granted to our CEO in 2017 and 2018 and 225% in the case of the award granted to our CEO in 2016).

KILROY REALTY	PROXY STATEMENT	63

2016 Annual Performance-Based RSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
John Kilroy	$4,341,488	$9,562,572
Jeffrey Hawken	$1,252,678	$2,468,047
Tyler Rose	$1,116,656	$2,200,055
Stephen Rosetta	$ 0	$ 0
Justin Smart	$1,015,168	$2,000,101

2017 Annual Performance-Based RSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
John Kilroy	$4,372,330	$11,156,381
Jeffrey Hawken	$1,257,849	$ 2,468,040
Tyler Rose	$1,121,313	$ 2,200,140
Stephen Rosetta	$ 0	$ 0
Justin Smart	$1,019,383	$ 2,000,142

2018 Annual Performance-Based RSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
John Kilroy	$4,651,677	$11,812,517
Jeffrey Hawken	$1,261,696	$ 2,468,058
Tyler Rose	$1,124,708	$ 2,200,091
Stephen Rosetta	$ 817,982	$ 1,600,091
Justin Smart	$1,022,444	$ 2,000,047

64	PROXY STATEMENT	KILROY REALTY

As discussed in the CD&A, the Company awarded additional RSUs to the NEOs in December 2018, the vesting of which is subject, in part, to the Company’s performance. For these purposes, the accounting fair value of the RSUs awarded in December 2018 that are subject to performance-based vesting conditions was included for the NEOs as Stock Award compensation for 2018 based on a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of the grant date of the awards. For more information on the assumptions made in this Monte Carlo simulation pricing model, refer to Note 15 “— Share-Based and Other Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2018 Form 10-K filed with the SEC. Under the terms of these awards at grant, between 0% and 200% of the target number of shares subject to the awards can vest, based on performance and the other vesting conditions applicable to the awards. The following table presents the accounting fair value (determined as described above as of the grant date of the awards) of the December 2018 PRSUs awarded to the NEOs under two sets of assumptions: (a) using the Monte Carlo simulation pricing model, and (b) assuming that the highest level of performance would be achieved (200% of the target level).

December 2018 PRSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
John Kilroy	$18,272,486	$33,000,120
Jeffrey Hawken	$ 1,107,417	$ 1,999,996
Tyler Rose	$ 1,107,417	$ 1,999,996
Stephen Rosetta	$ 553,743	$ 1,000,060
Justin Smart	$ 830,580	$ 1,500,028

(2)	As described in the CD&A, each of the NEOs received a short-term incentive under the Company’s 2018 annual incentive program in the amount reported in column (g) of the table.

(3)	The following table identifies the items reported in the “All Other Compensation” column of the table for each NEO in 2018:

Executive Officers	Employee Health- care Pre- miums	Medical Allow- ance	Life & Disability Insurance Premiums	Company Contribu- tions to Deferred Compen- sation Plan	Company Contribu- tions to 401(k)	Travel and Automo- bile-Re- lated Expens- es	Home Office / Other Expens- es	Finan- cial Planning Services	Club Dues	Total Benefits
John Kilroy	$6,368	$25,000	$425,332	$122,500	$12,250	$86,821	$5,750	—	$16,646	$700,667
Jeffrey Hawken	$6,368	$25,000	—	$ 67,500	$12,250	$33,832	$3,562	$5,263	$13,345	$167,120
Tyler Rose	$6,368	$25,000	—	$ 55,000	$12,250	$20,334	$2,431	$3,058	—	$124,441
Stephen Rosetta	$6,368	—	—	$ 60,000	$ 9,250	$22,289	$2,708	—	—	$100,615
Justin Smart	$6,368	$25,000	—	$ 55,000	$12,250	$18,206	$ 48	—	—	$116,872

As discussed under “Certain Relationships and Related Transactions,” during 2018 the Company was a party to a time-sharing agreement with each of the NEOs for the lease of an aircraft that is owned by the Company. Our senior executives are actively involved in managing and overseeing the Company’s activities over a broad geographic area. The Company owns the aircraft to help maximize the business time and effectiveness of our executive team and avoid the time and scheduling constraints associated with commercial air travel. Such NEOs may, pursuant to the time-sharing agreement, use the aircraft for personal travel when the aircraft is not being used for business purposes. In addition, if there is open space available on a flight that has been arranged for business purposes, a non-business guest of a NEO may on occasion travel on that flight. Except for $4,287 and $433 of costs included in the travel column above for Messrs. Kilroy and Hawken, respectively, the aggregate incremental costs, as discussed under “Certain Relationships and Related Transactions,” of any personal use of the aircraft by an NEO during 2018 were paid for by the NEO pursuant to the NEO’s time-sharing agreement.

(4)

The amounts reported in column (j) of the table above include amounts that have been deferred under our Deferred Compensation Plan. For further information regarding our Deferred Compensation Plan, see above under “Compensation Discussion and Analysis — Deferred Compensation Plan.” For an additional description of the amounts deferred, see the Nonqualified Deferred Compensation table on page 76.

(5)

Mr. Rosetta was granted a $2,000,000 cash-settled new hire award in 2017. The award was credited under the Deferred Compensation Plan and vests, subject to continued service, over four years. The amount included in this column represents the portion of the award that vested in 2018, including the earnings credited under the Deferred Compensation Plan on such portion of the award through the vesting date.

(6)	Mr. Rosetta’s annualized rate of base salary for 2017 was $600,000. The actual salary paid to Mr. Rosetta for 2017 was $323,077 as he joined the Company mid-year.

KILROY REALTY	PROXY STATEMENT	65

Employment Agreements — Salary and Short-Term Incentive (Annual Cash Bonus) Amounts

We have entered into employment agreements with each of Messrs. Kilroy, Hawken, Rose and Smart. During 2018, we did not have an employment agreement with Mr. Rosetta.

John Kilroy

As discussed in the CD&A, Mr. Kilroy entered into a new amended and restated employment agreement with the Company effective December 27, 2018. The term of Mr. Kilroy’s amended and restated employment agreement is scheduled to end on December 31, 2023, subject to earlier termination in connection with a termination of Mr. Kilroy’s employment, and is not subject to automatic extensions of the term. The agreement provides for an initial annual base salary of $1,225,000 and that the Compensation Committee will review Mr. Kilroy’s base salary each year during the term of the agreement and has discretion to increase (but not decrease) his base salary level. The agreement also provides for Mr. Kilroy’s target short-term incentive award (annual cash bonus) to be set at $3,000,000 and his annual equity incentive award to be set at $6,000,000, with the Compensation Committee to determine Mr. Kilroy’s actual cash and equity incentive award amounts each year. The agreement also provides for Mr. Kilroy to participate in the Company’s long-term incentive plan applicable to senior executives, pursuant to which the Compensation Committee has the discretion to grant certain equity awards, as well as participation in the Company’s executive and employee compensation and benefit plans and programs, reimbursement of business expenses, an auto allowance, an annual physical examination, an annual payment equal to $130,768 for Mr. Kilroy’s supplemental life insurance premiums and an annual payment up to $250,000 for Mr. Kilroy’s disability insurance premiums. The agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Kilroy’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Jeffrey Hawken

Mr. Hawken entered into an amended and restated employment agreement with the Company effective December 31, 2015. The term of Mr. Hawken’s amended and restated employment agreement was scheduled to end on March 1, 2019, but was extended through March 1, 2020 by the agreement of Mr. Hawken and the Company, subject to earlier termination in connection with a termination of Mr. Hawken’s employment, and is not subject to automatic extensions of the term. The agreement provides for an initial annual base salary of $675,000 and that the Compensation Committee will review Mr. Hawken’s base salary each year during the term of the agreement and has discretion to increase (but not decrease) his base salary level. The agreement also provides for Mr. Hawken’s target short-term incentive award to be set at 200% of his annual base salary and his annual equity incentive award to have a target grant date fair value of not less than 200% of his annual base salary. The agreement also provides for Mr. Hawken to participate in any outperformance incentive award plan applicable to senior executives that may be adopted by the Board, as well as participation in the Company’s executive and employee compensation and benefit plans and programs, including an auto allowance, an annual physical examination and an annual payment up to $25,000 for tax and financial planning services. The agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Hawken’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

66	PROXY STATEMENT	KILROY REALTY

Tyler Rose

Mr. Rose entered into an employment agreement with the Company effective January 28, 2016. The term of the employment agreement is scheduled to end on March 1, 2020, subject to earlier termination in connection with a termination of Mr. Rose’s employment and to automatic one-year extensions each year unless either party provides notice that the agreement will not be extended. The employment agreement provides for an initial annual base salary of $500,000 and provides that the Compensation Committee will review Mr. Rose’s base salary each year during the term of the agreement and has discretion to increase (but not decrease) his base salary level. The agreement also provides for Mr. Rose’s target short-term incentive award to be set at not less than 100% of his annual base salary and his annual equity incentive award to have a target grant date value of not less than 100% of his annual base salary. The agreement also provides for Mr. Rose to participate in any outperformance incentive award plan applicable to senior executives that may be adopted by the Board, as well as participation in the Company’s executive and employee compensation and benefit plans and programs and reimbursement of business expenses. The agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Rose’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Justin Smart

Mr. Smart entered into an employment letter agreement with the Company dated January 28, 2016. The term of the employment letter agreement is scheduled to end on March 1, 2020, subject to earlier termination in connection with a termination of Mr. Smart’s employment and to automatic one-year extensions each year unless either party provides notice that the letter agreement will not be extended. The agreement provides for an initial base salary of $500,000 and provides that the Compensation Committee will review Mr. Smart’s base salary each year during the term of the agreement and has discretion to increase (not decrease) his base salary level. The agreement also provides for Smart’s target short-term incentive award to be set at not less than 100% of his annual base salary and his annual equity incentive award to have a target grant date value of not less than 100% of his annual base salary. The agreement also provides for Mr. Smart to participate in the Company’s executive and employee benefit plans and programs. The agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Smart’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

KILROY REALTY	PROXY STATEMENT	67

GRANTS OF PLAN-BASED AWARDS — 2018

The following table sets forth summary information regarding the incentive awards granted to our NEOs during 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)	Maxi- mum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards; Number of Se- curities Under- lying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John Kilroy	02/14/2018	—	—	—	—	—	—	22,570	—	—	$1,500,002
	02/14/2018	—	—	—	16,928	67,710	177,738	—	—	—	$4,651,677
	02/14/2018	—	$3,000,000	$4,500,000	—	—	—	—	—	—	—
	12/27/2018	—	—	—	99,799	266,130	532,260	—	—	—	$18,272,486
	12/27/2018	—	—	—	—	—	—	217,741	—	—	$13,499,942
Jeffrey Hawken	02/14/2018	—	—	—	—	—	—	9,284	—	—	$617,015
	02/14/2018	—	—	—	9,284	18,568	37,135	—	—	—	$1,261,696
	02/14/2018	—	$1,350,000	$2,025,000	—	—	—	—	—	—	—
	12/27/2018	—	—	—	6,048	16,129	32,258	—	—	—	$1,107,417
	12/27/2018	—	—	—	—	—	—	16,129	—	—	$999,998
Tyler Rose	02/14/2018	—	—	—	—	—	—	8,276	—	—	$550,023
	02/14/2018	—	—	—	8,276	16,552	33,103	—	—	—	$1,124,708
	02/14/2018	—	$550,000	$825,000	—	—	—	—	—	—	—
	12/27/2018	—	—	—	6,048	16,129	32,258	—	—	—	$1,107,417
	12/27/2018	—	—	—	—	—	—	16,129	—	—	$999,998
Stephen Rosetta	02/14/2018	—	—	—	—	—	—	6,019	—	—	$400,023
	02/14/2018	—	—	—	6,019	12,038	24,075	—	—	—	$817,982
	02/14/2018	—	$1,200,000	$1,800,000	—	—	—	—	—	—	—
	12/27/2018	—	—	—	3,024	8,065	16,130	—	—	—	$553,743
	12/27/2018	—	—	—	—	—	—	8,064	—	—	$499,968
Justin Smart	02/14/2018	—	—	—	—	—	—	7,524	—	—	$500,045
	02/14/2018	—	—	—	7,524	15,047	24,075	—	—	—	$1,022,444
	02/14/2018	—	$550,000	$825,000	—	—	—	—	—	—	—
	12/27/2018	—	—	—	4,536	12,097	24,194	—	—	—	$830,580
	12/27/2018	—	—	—	—	—	—	12,097	—	—	$750,014

(1)	The table includes the target and maximum 2018 short-term incentives for the NEOs, as well as the time-based RSUs and performance-based RSUs that were granted to each of the NEOs in 2018.

(2)

The threshold level of the performance-based RSUs granted in February 2018 is presented based on achieving the threshold level of FFO Per Share for 2018 and without giving effect to any adjustment for the Company’s TSR Percentile Ranking or Average Debt to EBITDA Ratio over the three-year performance period. The threshold level of the December 2018 PRSUs is presented based on achieving the threshold level of TSR performance for the initial three-year performance period and not achieving the threshold level of TSR performance for the entire four-year performance period.

(3)

These amounts present the aggregate accounting fair value of the equity awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation determined as of the grant date of the awards. For information on the assumptions used in the accounting fair value computations, refer to Note 15 “— Share-Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2018 Form 10-K filed with the SEC. Also see footnote (1) to the Summary Compensation Table above.

68	PROXY STATEMENT	KILROY REALTY

DESCRIPTION OF PLAN-BASED AWARDS

Columns (d) and (e) of the Grants of Plan-Based Awards table above report the target and maximum, respectively, short-term incentive award levels for our NEOs for 2018. The 2018 short-term incentive awards actually paid to our NEOs are presented in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” See the “Short-Term Incentives” section of the CD&A for a discussion of our performance measurement framework and the 2018 short-term incentive awards for our NEOs.

Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the 2006 Plan. The Compensation Committee administers the 2006 Plan. The Compensation Committee has authority to interpret the plan provisions and to make all required determinations under the plan. Awards granted under the plan are generally only transferable by the NEO by will or the laws of descent and distribution.

Each NEO may be entitled to accelerated vesting of his outstanding equity incentive awards upon certain terminations of employment with the Company or if the awards are to be terminated in connection with a change in control of the Company. The terms of this accelerated vesting are described in this section and below under “— Potential Payments Upon Termination or Change in Control.”

Each RSU subject to the awards described below represents a contractual right to receive one share of our common stock. Payment will generally be made as the RSUs become vested, although the NEO may generally elect to have the RSUs paid on a deferred basis. Subject to the NEO’s employment agreement or the award agreement evidencing the RSUs, if an NEO’s employment terminates for any reason during the vesting period, any RSUs that have not previously vested will terminate.

The NEOs do not have the right to vote or dispose of the RSUs subject to these awards, but do have the right to receive dividend equivalents (in cash or stock) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid RSUs then subject to the award. Any such dividend equivalents are credited in the form of additional RSUs that are subject to the same vesting requirements as the RSUs to which they relate.

Time-Based RSUs

Column (i) of the Grants of Plan-Based Awards table above reports awards of RSUs granted to our NEOs in February 2018 and December 2018 that vest based solely on the executive’s continued employment or service with the Company. Each of the annual long-term incentive awards granted in February 2018 is subject to a three-year vesting schedule, with one-third of the award vesting on January 5th in each of the three years following the year of the grant date. Each of the December 2018 Time-Based RSU awards will vest in two equal installments on January 5, 2022 and January 5, 2023.

Performance-Based RSUs

Columns (f) through (h) of the Grants of Plan-Based Awards table above report awards of performance-based RSUs granted to our NEOs in February 2018 and December 2018.

February 2018 Awards. As described more fully above under “Compensation Discussion and Analysis — 2018 Named Executive Officer Compensation,” the percentage of performance-based RSUs granted in February 2018 that become eligible to vest range from 0% to 200% of the RSUs subject to the award (0% to 262.5% in the case of the award granted to our CEO) depending on the Company’s FFO Per Share for 2018 and its TSR Percentile Ranking relative to the Company’s peer group and Average Debt to EBITDA Ratio for the 2018-2020 performance period.

For 2018, the FFO Per Share performance condition was determined to have been satisfied at 150% of the target level (and 175% of target level for the award to our CEO). Accordingly, between approximately 100% and 200% of the target number of RSUs subject to each award (87.5% to 262.5% in the case of the award granted to our CEO) is eligible to vest based on the Company’s TSR Percentile Ranking and Average Debt to EBITDA Ratio for 2018-2020 and on the NEO’s continued employment through the date the Compensation Committee determines the level of achievement of the performance goals.

KILROY REALTY	PROXY STATEMENT	69

In general, for purposes of these performance awards, “FFO Per Share” means the Company’s funds from operations during 2018, determined in accordance with the White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, adjusted to exclude the impact of acquisition-related expenses, non-cash charges, non-budgeted compensation costs, any expense associated with variable accounting for certain equity-based awards, the impact of mergers, dispositions of property (to the extent that such dispositions exceed the midpoint of the range estimated in the Company’s business plan for the applicable year) and similar corporate transactions, and the impact of other extraordinary items not contemplated by the Compensation Committee on the grant date, and including revenue that would have been included in earnings but is not recognized due to tenant delays and the impact of any lost revenue from a certain tenant default, divided by the weighted average common shares of the Company outstanding for 2018, calculated on a diluted basis, including participating share-based awards (i.e., nonvested stock and time-based RSUs), the dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding. If the Company’s FFO Per Share for 2018 was less than $3.45, the award would be forfeited in full. If the Company’s FFO Per Share for 2018 was $3.45, the percentage of the target number of shares subject to the award that will become “Banked Shares” would be 50% (25% in the case of the award granted to our CEO). If the Company’s FFO Per Share for 2018 was $3.55 (target), the percentage of the target number of shares subject to the award that will become Banked Shares would be 100%. If the Company’s FFO Per Share for 2018 was $3.65 or greater, the percentage of the target number of shares subject to the award that will become Banked Shares would be 150% (175% in the case of the award granted to our CEO). For an FFO Per Share amount between these levels, the number of Banked Shares would be determined on a pro-rata basis.

In general, for purposes of these awards, the “TSR Percentile Ranking” for the performance period (2018-2020) will be determined as follows: the percentile ranking of the Company’s TSR for the performance period will be determined against the TSRs for the performance period for the companies included in the SNL US REIT Office Index on the first date of the performance period that remain included in such Index through the end of the performance period. These calculations will be based on average closing stock prices during the twenty-trading day period immediately prior to the start of the performance period and the twenty-trading day period at the end of the performance period, assuming dividend reinvestment and adjusted to mitigate the impact of stock splits, stock dividends and reverse stock splits. If the TSR Percentile Ranking is the 80th percentile or greater, the TSR modifier as to 50% of the Banked Shares will be 133.3333% (150% in the case of the award granted to our CEO). If the TSR Percentile Ranking is the 40th percentile or greater, but equal to or less than the 60th percentile, the TSR modifier as to 50% of the Banked Shares will be 100%. If the TSR Percentile Ranking is the 20th percentile or lower, the TSR modifier as to 50% of the Banked Shares will be 66.6667% (50% in the case of the award granted to our CEO). For a TSR Percentile Ranking between these levels, the TSR modifier will be determined on a pro-rata basis.

In general, for purposes of these awards, the “Average Debt to EBITDA Ratio” for the performance period (2018-2020) will be determined as the average of the Company’s Annual Debt to EBITDA Ratio (as defined below) for each of 2018, 2019 and 2020. The Company’s “Annual Debt to EBITDA Ratio” will be determined as the average of the Company’s consolidated debt balances at the end of each quarter of the applicable year, divided by the Company’s EBITDA for the applicable year. The Company’s EBITDA will be determined as the Company’s consolidated earnings before interest expense, depreciation and amortization, gain/loss on early extinguishment of debt, gains and losses on depreciable real estate, net income attributable to noncontrolling interests, preferred dividends and distributions, original issuance costs of redeemed preferred stock and preferred units, and impairment losses. EBITDA will be adjusted to exclude the impact of acquisition-related expenses, non-cash charges, non-budgeted compensation costs, any expense associated with variable accounting for certain equity-based awards, the impact of mergers, dispositions of property (to the extent that such dispositions exceed the midpoint of the range estimated in the Company’s business plan for the applicable year) and similar corporate transactions, and the impact of other extraordinary items not contemplated by the Compensation Committee on the grant date, and including revenue that would have been included in earnings but is not recognized due to tenant delays. If the Average Debt to EBITDA Ratio is 6.75x or less, the debt to EBITDA modifier as to 50% of the Banked Shares will be 133.3333% (150% in the case of the award granted to our CEO). If the Average Debt to EBITDA Ratio is 7.25x, the debt to EBITDA modifier as to 50% of the Banked Shares will be 100%. If the Average Debt to EBITDA Ratio is 7.75x or higher, the debt to EBITDA modifier as to 50% of the Banked Shares will be 66.6667% (50% in the case of the award granted to our CEO). For an Average Debt to EBITDA Ratio between these levels, the debt to EBITDA modifier will be determined on a pro-rata basis.

70	PROXY STATEMENT	KILROY REALTY

December 2018 Awards. As described more fully above under “Compensation Discussion and Analysis — 2018 Named Executive Officer Compensation,” the percentage of the December 2018 PRSUs that become eligible to vest range from 0% to 200% of the PRSUs subject to the award depending on the Company’s Relative TSR performance for the 2019-2022 performance period.

In general, for purposes of these December 2018 PRSU awards, the “Relative TSR” for the applicable performance period will be determined as the Company’s TSR for the applicable performance period less the compound annual growth rate of an investment in the SNL US REIT Office Index for the applicable performance period (the “Index TSR”). These calculations will be based on average closing stock prices during the twenty-trading day period immediately prior to the start of the performance period and the twenty-trading day period at the end of the performance period, assuming dividend reinvestment and adjusted to mitigate the impact of stock splits, stock dividends and reverse stock splits.

The Relative TSR will first be measured for the performance period from 2019 to 2021 (the “Initial Performance Period”) to determine the “Initial Number of PRSUs” eligible to vest. If the Relative TSR for the Initial Performance Period is less than -100 basis points, 0% of the target number of PRSUs subject to the award will be deemed to be the Initial Number of PRSUs. If the Relative TSR for the Initial Performance Period is -100 basis points, 50% of the target number of PRSUs subject to the award will be deemed to be the Initial Number of PRSUs. If the Relative TSR for the Initial Performance Period is 0 basis points, 75% of the target number of PRSUs subject to the award will be deemed to be the Initial Number of PRSUs. If the Relative TSR for the Initial Performance Period is 100 basis points, 100% of the target number of PRSUs subject to the award will be deemed to be the Initial Number of PRSUs. If the Relative TSR for the Initial Performance Period is 300 basis points or greater, 200% of the target number of PRSUs subject to the award will be deemed to be the Initial Number of PRSUs. For a Relative TSR between these levels, the Initial Number of PRSUs will be determined on a pro-rata basis. 75% of the Initial Number of PRSUs will vest on January 5, 2022, assuming continued employment through that date.

The Relative TSR will again be measured for the final performance period from 2019 to 2022 (the “Final Performance Period”) to determine the “Final Number of PRSUs” eligible to vest. If the Relative TSR for the Final Performance Period is -100 basis points or less, the Final Number of PRSUs will equal the Initial Number of PRSUs reduced by 25% (i.e. no additional RSUs will be eligible to vest). If the Relative TSR for the Final Performance Period is 0 basis points, the Final Number of PRSUs will equal the Initial Number of PRSUs reduced by 12.5%. If the Relative TSR for the Final Performance Period is 100 basis points, the Final Number of PRSUs will equal 100% of the target number of PRSUs subject to the award (or the Initial Number of PRSUs if greater). If the Relative TSR for the Final Performance Period is 300 basis points or greater, the Final Number of PRSUs will equal 200% of the target number of PRSUs subject to the award (or the Initial Number of PRSUs if greater). For Relative TSR between these levels, the Final Number of PRSUs will be determined on a pro-rata basis. The number of PRSUs that vest on January 5, 2023, assuming continued employment through that date, will equal the difference between the Final Number of PRSUs and the number of Initial Number of PRSUs that previously vested.

KILROY REALTY	PROXY STATEMENT	71

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END — 2018

The following table sets forth summary information regarding the outstanding equity awards held by each of our NEOs as of December 31, 2018, including the vesting dates for the portions of these awards that had not vested as of that date.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
John Kilroy	03/30/2012	—	—	—	—	—	—	—	14,751(3)	$ 927,543
	01/28/2016	—	—	—	—	—	9,713(4)	$ 610,753	—	—
	01/28/2016	—	—	—	—	—	—	—	118,587(5)	$ 7,456,751
	02/24/2017	—	—	—	—	—	13,505(6)	$ 849,194	—	—
	02/24/2017	—	—	—	—	—	—	—	79,139(7)	$ 4,976,260
	02/14/2018	—	—	—	—	—	22,992(8)	$ 1,445,737	—	—
	02/14/2018	—	—	—	—	—	—	—	120,706(9)	$ 7,589,993
	12/27/2018	—	—	—	—	—	217,741(10)	$13,691,554	—	—
	12/27/2018	—	—	—	—	—	—	—	266,130(11)	$16,734,254
Jeffrey Hawken	04/04/2013	—	—	—	—	—	—	—	1,591(12)	$ 100,042
	01/09/2016	—	—	—	—	—	—	—	8,479(13)	$ 533,160
	01/09/2016	—	—	—	—	—	4,241(14)	$ 266,674	—	—
	01/28/2016	—	—	—	—	—	3,996(4)	$ 251,268	—	—
	01/28/2016	—	—	—	—	—	—	—	34,432(5)	$ 2,165,084
	02/24/2017	—	—	—	—	—	5,556(6)	$ 349,361	—	—
	02/24/2017	—	—	—	—	—	—	—	20,874(7)	$ 1,312,557
	02/14/2018	—	—	—	—	—	9,457(8)	$ 594,656	—	—
	02/14/2018	—	—	—	—	—	—	—	28,372(9)	$ 1,784,031
	12/27/2018	—	—	—	—	—	16,129(10)	$ 1,014,192	—	—
	12/27/2018	—	—	—	—	—	—	—	16,129(11)	$ 1,014,192
Tyler Rose	01/28/2016	—	—	—	—	—	3,563(4)	$ 224,041	—	—
	01/28/2016	—	—	—	—	—	—	—	30,694(5)	$ 1,930,039
	02/24/2017	—	—	—	—	—	4,952(6)	$ 311,382	—	—
	02/24/2017	—	—	—	—	—	—	—	18,608(7)	$ 1,170,071
	02/14/2018	—	—	—	—	—	8,431(8)	$ 530,141	—	—
	02/14/2018	—	—	—	—	—	—	—	25,292(9)	$ 1,590,361
	12/27/2018	—	—	—	—	—	16,129(10)	$ 1,014,192	—	—
	12/27/2018	—	—	—	—	—	—	—	16,129(11)	$ 1,014,192

72	PROXY STATEMENT	KILROY REALTY

Stephen Rosetta	07/19/2017	—	—	—	—	—	21,036(15)	$ 1,322,744	—	—
	02/14/2018	—	—	—	—	—	6,131(8)	$ 385,517	—	—
	02/14/2018	—	—	—	—	—	—	—	18,394(9)	$1,156,615
	12/27/2018	—	—	—	—	—	8,064(10)	$ 507,064	—	—
	12/27/2018	—	—	—	—	—	—	—	8,065(11)	$ 507,127
Justin Smart	01/28/2016	—	—	—	—	—	3,238(4)	$ 203,605	—	—
	01/28/2016	—	—	—	—	—	—	—	27,904(5)	$1,754,604
	02/24/2017	—	—	—	—	—	4,502(6)	$ 283,086	—	—
	02/24/2017	—	—	—	—	—	—	—	16,916(7)	$1,063,678
	02/14/2018	—	—	—	—	—	7,665(8)	$ 481,975	—	—
	02/14/2018	—	—	—	—	—	—	—	22,992(9)	$1,445,737
	12/27/2018	—	—	—	—	—	12,097(10)	$ 760,659	—	—
	12/27/2018	—	—	—	—	—	—	—	12,097(11)	$ 760,659

(1)

The number of shares or units shown in columns (h) and (j) includes dividend equivalents credited with respect to the award as of December 31, 2018. Beginning with the RSU awards granted in 2014, dividend equivalents vest at the same time and subject to the same conditions as the award to which they relate.

(2)

The dollar amounts shown in columns (i) and (k) are determined by multiplying the number of shares or units reported in columns (h) and (j), respectively, by $62.88 (the Company’s closing stock price on December 31, 2018).

(3)

This is the unvested portion of Mr. Kilroy’s Past TSR Award, which was scheduled to vest in one installment for calendar year 2018 based on the achievement of certain absolute, relative or cumulative TSR goals, as well as continued employment through the applicable vesting date. This award vested on January 4, 2019 based on the Company’s achievement of the relative TSR goal in 2018.

(4)	The unvested portions of these awards were scheduled to vest on January 5, 2019.

(5)

These are the unvested portions of the performance-based RSUs granted to our NEOs in 2016, which were scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2018 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) multiplying the target number of RSUs subject to the award by a percentage between 0% and 150%, determined based on the Company’s FFO Per Share for 2016 against a pre-established target, and (2) multiplying that result by a percentage between 66.6667% and 133.3333% (50% to 150% in the case of the award granted to our CEO) based on the Company’s TSR Percentile Ranking for the three-year period 2016-2018. These awards vested in January 2019 as to 143.7% of the target number of shares subject to the awards.

(6)	The unvested portions of these awards were scheduled to vest in two installments on January 5, 2019 and January 5, 2020.

(7)

These are the unvested portions of the performance-based RSUs granted to our NEOs in 2017, which are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2019 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) determining the number of “Banked Shares” for the award by multiplying the target number of RSUs subject to the award by a percentage between 0% and 150% (0% and 175% in the case of the award granted to our CEO), determined based on the Company’s FFO Per Share for 2017 against a pre-established target, (2) multiplying 40% of the Banked Shares by a percentage between 66.6667% and 133.3333% (50% and 150% in the case of the award granted to our CEO) based on the Company’s TSR Percentile Ranking for the three-year period 2017-2019, (3) multiplying 30% of the Banked Shares by a percentage between 66.6667% and 133.3333% (50% and 150% in the case of the award granted to our CEO) based on the Company’s Average FAD Per Share Growth for the three-year period 2017-2019, and (4) multiplying 30% of the Banked Shares by a percentage between 66.6667% and 133.3333% (50% and 150% in the case of the award granted to our CEO) based on the Company’s Average Debt to EBITDA Ratio for the three-year period 2017-2019. The amounts presented in the chart above reflect the number of Banked Shares for the award based on our actual FFO Per Share for 2017, representing 125.3% of the target number of shares subject to the award (and 137.9% of the target number of shares subject to the award granted to our CEO). For purposes of the chart above, no adjustment has been made for the TSR Percentile Ranking, Average FAD Per Share Growth and the Average Debt to EBITDA Ratio.

(8)	The unvested portions of these awards were scheduled to vest in three installments on January 5, 2019, January 5, 2020 and January 5, 2021.

(9)

These are the unvested portions of the performance-based RSUs granted to our NEOs in February 2018, which are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2020 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) determining the number of “Banked Shares” for the award by multiplying the target number of RSUs subject to the award by a percentage between 0% and 150% (0% and 175% in the case of the award granted to our CEO), determined based on the Company’s FFO Per Share for 2018 against a pre-established target, (2) multiplying 50% of the Banked Shares by a percentage between 66.6667% and 133.3333% (50% and 150% in the case of the award granted to our CEO) based on the Company’s TSR Percentile Ranking for the three-year period 2018-2020, and (3) multiplying 50% of the Banked Shares by a percentage between 66.6667% and 133.3333% (50% and 150% in the case of the award granted to our CEO) based on the Company’s Average Debt to EBITDA Ratio for the three-year period 2018-2020. The amounts presented in the chart above reflect the number of Banked Shares for the award based on our actual FFO Per Share for 2018, representing 150% of the target number of shares subject to the award (and 175% of the target number of shares subject to the award granted to our CEO). For purposes of the chart above, no adjustment has been made for the TSR Percentile Ranking and the Average Debt to EBITDA Ratio.

(10)	The unvested portion of these awards were scheduled to vest in two equal installments on January 5, 2022 and January 5, 2023.

KILROY REALTY	PROXY STATEMENT	73

(11)

These are the unvested portions of the performance-based RSUs granted to our NEOs in December 2018, which are scheduled to vest based on the Company’s Relative TSR for the four year period 2019-2022. The Compensation Committee will first determine the number of performance-based RSUs that will be eligible to vest based on the Company’s Relative TSR for the three year period 2019-2021 (with such number, the “Initial Number of PRSUs”). The Initial Number of PRSUs will be determined by multiplying the target number of RSUs subject to the award by a percentage between 0% and 200% based on the Company’s Relative TSR for the three year period 2019-2021. 75% of the Initial Number of PRSUs will vest on January 5, 2022. The Compensation Committee will then determine the final number of performance-based RSUs that will be eligible to vest based on the Company’s Relative TSR for the four year period 2019-2022 (with such number, the “Final Number of PRSUs”). The Final Number of PRSUs will range from reducing the Initial Number of PRSUs by 25% and multiplying the target number of RSUs subject to the award by 200% based on the Company’s Relative TSR for the four year period 2019-2022. The difference between the Final Number of PRSUs and the Initial Number of PRSUs will vest on January 5, 2023.

(12)

This is the unvested portion of Mr. Hawken’s 2013 Past TSR Award, which was scheduled to vest in one installment for calendar year 2018 based on the achievement of certain absolute, relative or cumulative TSR goals, as well as continued employment through the applicable vesting date. This award vested on January 4, 2019 based on the Company’s achievement of the relative TSR goal in 2018.

(13)

This is the unvested portion of Mr. Hawken’s 2016 Past TSR Award, which is scheduled to vest in two installments for each of calendar year 2018 and 2019 based on the achievement of certain absolute or relative TSR goals measured annually, or, if neither of the TSR hurdles are achieved for the applicable year, the installment of this award allocated to that year will remain eligible to vest in a subsequent year (ending in 2019) based on the achievement of a cumulative TSR goal, as well as (in each case) continued employment through the applicable vesting date. The 2018 installment of this award vested on January 4, 2019 based on the Company’s achievement of the relative TSR goal in 2018.

(14)	The unvested portion of this award is scheduled to vest on December 31, 2019.

(15)	The unvested portion of this award is scheduled to vest in three installments on July 19, 2019, July 19, 2020 and July 19, 2021.

74	PROXY STATEMENT	KILROY REALTY

OPTION EXERCISES AND STOCK VESTED — 2018

The following table summarizes the vesting of stock awards during 2018 that were previously granted to our NEOs. None of our NEOs exercised any Company stock options during 2018.

Stock Awards
Named Executive	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)
John Kilroy	177,540(2)	$12,504,291(2)
Jeffrey Hawken	64,653(3)	$ 4,559,987(3)
Tyler Rose	38,175(4)	$ 2,711,246(4)
Stephen Rosetta	6,966(5)	$ 518,640(5)
Justin Smart	33,195(6)	$ 2,356,285(6)

(1)   The dollar amounts shown in column (c) above are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

(2)   Includes (i) 20,220 shares of restricted stock that vested during 2018 with a value of $1,459,253; (ii) 136,124 RSUs that vested during 2018 with a value of $9,533,968; and (iii) 21,197 RSUs with a value of $1,511,070 that were issued as dividend equivalents during 2018 and that were fully-vested upon issuance. Of these RSUs, 11,749 were deferred pursuant to our Deferred Compensation Plan and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation - 2018 table below.

(3)   Includes (i) 52,807 RSUs that vested during 2018 with a value of $3,712,321 and (ii) 11,846 RSUs with a value of $847,665 that were issued as dividend equivalents during 2018 and that were fully-vested upon issuance. Of these RSUs, 16,180 were deferred pursuant to our Deferred Compensation Plan and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation - 2018 table below.

(4)   Includes (i) 33,631 RSUs that vested during 2018 with a value of $2,387,691 and (ii) 4,545 RSUs with a value of $323,556 that were issued as dividend equivalents during 2018 and that were fully-vested upon issuance. Of these RSUs, 7,985 were deferred pursuant to our Deferred Compensation Plan and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation - 2018 table below.

(5)   Includes (i) 6,802 RSUs that vested during 2018 with a value of $506,409 and (ii) 164 RSUs with a value of $12,231 that were issued as dividend equivalents during 2018 and that were fully-vested upon issuance.

(6)   Includes (i) 1,339 shares of restricted stock that vested during 2018 with a value of $96,670; (ii) 29,088 RSUs that vested during 2018 with a value of $2,063,441; and (iii) 2,767 RSUs with a value of $196,174 that were issued as dividend equivalents during 2018 and that were fully-vested upon issuance. Of these RSUs, 2,264 were deferred pursuant to our Deferred Compensation Plan and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation - 2018 table below.

KILROY REALTY	PROXY STATEMENT	75

NONQUALIFIED DEFERRED COMPENSATION — 2018

The following table sets forth summary information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during 2018, and the total deferred amounts for the NEOs as of December 31, 2018.

Named Executive	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY(1)	in Last	Distributions	Last FYE(3)
			FY(2)
(a)	(b)	(c)	(d)	(e)	(f)
John Kilroy	—	$ 965,486	$(5,988,508)	—	$32,224,726
Jeffrey Hawken	—	$1,228,433	$(4,410,941)	—	$25,675,646
Tyler Rose	$ 70,000(4)	$ 628,707	$(1,020,296)	$(1,998,850)	$ 5,618,664
Stephen Rosetta	$222,500(5)	$ 60,000	$ (74,789)	—	$ 2,358,014
Justin Smart	$250,000(6)	$ 218,257	$ (310,156)	$(1,108,958)	$ 2,865,686

(1)

The amount reported as registrant contributions in 2018 under column (c) includes each NEO’s RSUs that vested in 2018 but had not yet become payable, as described in the footnotes to the Option Exercises and Stock Vested table above for each executive. These RSUs are payable in shares of our common stock but, pursuant to the terms of each NEO’s deferral of the RSUs, payment does not occur until the applicable date as determined under our Deferred Compensation Plan. In accordance with applicable rules of the SEC, these RSUs are reflected in this table because, while the RSUs are considered to have been vested at the end of 2018, they had not yet become payable. The amounts reported as registrant contributions in the table above include stock-settled obligations with respect to the vested and deferred RSUs described above of $842,986 for Mr. Kilroy, $1,160,933 for Mr. Hawken, $573,707 for Mr. Rose, $0 for Mr. Rosetta and $163,257 for Mr. Smart. The amounts reported as registrant contributions in the table above also include cash-settled obligations of $122,500 for Mr. Kilroy, $67,500 for Mr. Hawken, $55,000 for Mr. Rose, $60,000 for Mr. Rosetta and $55,000 for Mr. Smart and are also included as 2018 compensation for the NEOs in the “All Other Compensation” column of the Summary Compensation Table.

(2)

The amount reported as aggregate earnings in 2018 under column (d) represents the change in value of cash-settled obligations and the change in value of each executive’s vested and deferred RSUs (based on the closing price of our common stock on December 31, 2018). No amounts reported in this column were reported as 2018 compensation for the NEOs in the Summary Compensation Table.

(3)

The balance at the end of 2018 under column (f) reflects amounts that were previously reported as compensation in the appropriate columns of the Summary Compensation Table for years through and including 2018 to the extent the executive was an NEO for the applicable year. These amounts include both cash deferrals and the grant date fair value of deferred RSUs for each NEO. The grant date fair value of the deferred RSUs assume target performance achievement and do not include any performance modification. Amounts reported in column (f) that represent earnings on deferred amounts have not been reflected in the Summary Compensation Table for years through and including 2018.

(4)	Mr. Rose’s contributions are included in the 2018 “Salary” column of the Summary Compensation Table.

(5)	Mr. Rosetta’s contributions are included in the 2018 “Salary” column of the Summary Compensation Table.

(6)	Mr. Smart’s contributions are included in the 2018 “Salary” column of the Summary Compensation Table.

76	PROXY STATEMENT	KILROY REALTY

Deferrals of cash-settled compensation shown in this table are made under the Deferred Compensation Plan. Participant elections with respect to deferrals of compensation and distributions must generally be made in the year preceding that in which the compensation is earned, except that elections with respect to certain performance-based bonuses may be made as late as six months prior to the end of the applicable performance period (June 30th in the case of calendar-year performance period). In addition, newly eligible participants may be able to make deferral elections up to thirty days after they first become eligible to participate in the Deferred Compensation Plan, if later than the end of the year preceding that in which such deferred amounts will be earned. Participants may only change existing elections with respect to distributions if they satisfy certain requirements set forth in the Deferred Compensation Plan, including that they do so no later than twelve months prior to the first scheduled distribution and that they extend their deferral elections by at least five years.

Participants are permitted to allocate (and reallocate) their cash-settled deferrals, as well as Company contributions and any notional earnings on either of the foregoing, amongst the investment alternatives made available by the Deferred Compensation Plan administrator for purposes of determining any notional gains or losses on Participant account balances. The charts below show the investment alternatives available under the Deferred Compensation Plan from January 1, 2018 through December 31, 2018, with the performance of each investment alternative for the applicable period of time it was available under the Deferred Compensation Plan.

Investment Alternatives (1/1/2018 — 12/31/2018)	Investment Category	2018 Performance
DFA US Small Cap I	Small Blend	-13.13%
DFA US Targeted Value I	Small-Value	-15.78%
Fidelity® 500 Index Investor	Market Index	-4.40%
Fidelity® Balanced	Balanced	-4.02%
Fidelity® Contrafund®	Large Growth	-2.13%
Fidelity® Extended Market Index Investor	Small/Mid DJ Index	-9.36%
Fidelity® Government Income	Intermediate Govt Bond	0.60%
Fidelity® International Discovery	International Equity	-17.14%
Fidelity Advisor® Investment Gr Bd T	Intermediate-Term Bond	-0.70%
Fidelity® Low-Priced Stock	Mid Value	-10.75%
Fidelity® Mid-Cap Stock	Mid Growth	-6.47%
Fidelity® Real Estate Investment Port	Specialty — U.S. REITs	-3.95%
Fidelity® MMT Retirement Govt Mny Mkt II	Government Money Market	1.47%
Fidelity® US Bond Index Premium	Intermediate Term Bd Index	0.01%
MainStay Large Cap Growth R1	Large Growth	3.63%
T. Rowe Price Dividend Growth Advisor	Large Blend	-1.35%
Vanguard Equity-Income Adm	Large Value	-5.65%
Vanguard Inflation-Protected Secs Adm	Inflation-Linked Bond	-1.39%
Vanguard Total Intl Stock Index Admiral	Total International Index	-14.43%

KILROY REALTY	PROXY STATEMENT	77

These allocations are hypothetical only and do not give participants ownership interests in any actual assets of the Company or any trust funding obligations under the Deferred Compensation Plan; however, the Company may set aside assets to fund its obligations under the Deferred Compensation Plan in a limited (“rabbi”) trust, subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency.

Participants may elect to receive distributions of their accounts (other than distributions of Company contributions) (i) while still in the service of the Company, in either a lump sum or in two to five annual installments occurring (or beginning) no earlier than two years after such amounts were earned, (ii) upon retirement from service, in a lump sum or up to fifteen annual installments (in certain cases, beginning no earlier than six months after retirement) or (iii) upon a change in control, in full. Participant elections may also provide for payment upon the earliest to occur of any two or more of the foregoing events (subject to the distribution limitations applicable to Company contributions). If a participant separates from service with the Company and its affiliates for any reason other than due to the participant’s death, disability or retirement, the remaining balance of the participant’s account will generally be distributed in full (in certain cases, six months after the occurrence of such separation from service). In addition, a participant’s account balance will be distributed as soon as possible following the participant’s death or disability. All such separation, death and disability distributions will be made without regard to any participant election(s).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain NEOs in connection with a termination of their employment with the Company and/or a change in control of the Company as of December 31, 2018.

John Kilroy

Mr. Kilroy’s amended and restated employment agreement effective as of December 27, 2018 provides that, if his employment is terminated by the Company without “cause” or by Mr. Kilroy for “good reason” (as these terms are defined in his employment agreement), he will be entitled to receive the following payments and benefits (the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) a cash payment equal to $36,675,000; (iii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iv) vesting of equity awards as governed by the applicable plans, programs and agreements; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; (vii) continuation of health insurance coverage for Mr. Kilroy, his spouse and his dependents, as applicable, for three years after the date of termination, at our expense; and (viii) payment of an amount equal to $130,768 per year for the three-year period following the termination of his employment to cover premium payments incurred in connection with his life insurance policy. In addition, if Mr. Kilroy is terminated in such circumstances early in a calendar year prior to the granting of his annual long-term incentive award, the Company will grant him a long-term incentive award (or cash equivalent) for that year with all time-based vesting conditions deemed satisfied at grant.

If Mr. Kilroy retires at or after age 70 with at least twelve months advance notice to the Company, he will be entitled to receive the Termination Benefits described above, except that the cash payment described above will be $13,225,000 (or $16,225,000 if such retirement occurs at or after age 73).

If Mr. Kilroy’s employment is terminated due to his death or “disability” (as this term is defined in his employment agreement), he will be entitled to receive the Termination Benefits described above, except that the cash payment described above will be $16,225,000. In addition, if Mr. Kilroy is terminated in such circumstances early in a calendar year prior to the granting of his annual long-term incentive award, the Company will grant him a long-term incentive award (or cash equivalent) for that year with all time-based vesting conditions deemed satisfied at grant.

If any payments under Mr. Kilroy’s employment agreement would otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will be reduced as provided in the agreement to a level that does not trigger the excise tax if the reduction results in his retaining a greater amount of the payments on an after-tax basis if such reduction is not made. In the event of a “change in control” (as defined in the employment agreement), we will place the amount of the potential cash obligations to Mr. Kilroy in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Kilroy immediately prior to such change in control.

78	PROXY STATEMENT	KILROY REALTY

Except in the event of a termination due to Mr. Kilroy’s death, the employment agreement requires Mr. Kilroy to sign a general release of claims in favor of the Company in order to receive the Termination Benefits described above, other than accrued but unpaid compensation through the date of termination.

Mr. Kilroy’s amended and restated employment agreement provides that if his employment is terminated, his stock incentive awards granted by the Company will be governed by the terms and conditions of the applicable award agreements, including vesting of the awards upon his retirement. The retirement age applicable to the Company’s stock incentive awards granted to Mr. Kilroy before 2019 (age 70) was not changed, his retirement age for purposes of any stock incentive awards granted in 2019, 2020 or 2021 will be age 73, and his retirement age for purposes of any stock incentive awards granted in 2022 or 2023 will be ages 74 and 75, respectively. The terms of any new equity incentive award granted by the Company to Mr. Kilroy will condition retirement vesting on his providing at least twelve months’ advance written notice to the Company of his retirement and will otherwise include provisions regarding termination of employment that are not less favorable to him than the provisions applicable to his 2018 annual equity incentive award granted by the Company.

Jeffrey Hawken

Mr. Hawken’s amended and restated employment agreement provides that, if his employment is terminated by the Company without “cause” (including a decision by the Company not to extend the term of the agreement) or by Mr. Hawken for “good reason” (as these terms are defined in his employment agreement), he will be entitled to receive the following payments and benefits (together with the Severance Payment (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (including outperformance incentive awards) as governed by the applicable plans, programs and agreements, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; and (vii) payment of the premiums charged for Mr. Hawken, his spouse and his eligible dependents to continue medical coverage under COBRA for three years after the date of termination. In addition, Mr. Hawken will be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) three times his annual base salary and (ii) three times the average of his “annual incentives” for the prior five calendar years, where the “annual incentives” for a calendar year includes Mr. Hawken’s annual cash and stock award targets, the fair value of any discretionary equity awards granted to him in the applicable calendar year and any long-term cash incentive earned by the executive based on a multi-year performance period that ends during the applicable calendar year.

If Mr. Hawken’s employment is terminated due to his retirement or death, he will be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment described above for a termination of employment without cause or with good reason would be determined using a multiplier of “one” instead of “three” and (ii) in the case of a termination of his employment due to his retirement, his performance-based cash or equity awards will be governed by the terms and conditions of the particular award.

If Mr. Hawken’s employment is terminated due to his disability, he would be entitled to receive the Termination Benefits described above, except that his Severance Payment described above for a termination of employment without cause or with good reason would have been determined using a multiplier of “two” instead of “three.”

If any payments under Mr. Hawken’s employment agreement would otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will be reduced as provided in the agreement to a level that does not trigger the excise tax if the reduction results in his retaining a greater amount of the payments on an after-tax basis if such reduction is not made. In the event of a “change in control” (as defined in the employment agreement), we will place the amount of the potential cash obligations to Mr. Hawken in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Hawken within thirty days after such change in control.

KILROY REALTY	PROXY STATEMENT	79

The employment agreement requires Mr. Hawken to sign a general release of claims in favor of the Company in order to receive the Termination Benefits (including the Severance Payments) described above, other than accrued but unpaid compensation through the date of termination.

Tyler Rose

Mr. Rose’s employment agreement provides that, if his employment is terminated by the Company without “cause” or by Mr. Rose for “good reason” (as these terms are defined in his employment agreement), he would be entitled to receive the following payments and benefits (together with the Severance Payment (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (excluding outperformance incentive awards) as governed by the applicable plans, programs and agreements, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; and (vii) payment of the premiums charged for Mr. Rose, his spouse and his eligible dependents to continue medical coverage under COBRA for two years after the date of termination. In addition, Mr. Rose would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) two times his annual base salary and (ii) two times the average of his two highest target “annual incentives” (that is, the sum of the short-term incentive award and the annual stock award (determined based on the target level of the award) as detailed in Mr. Rose’s employment agreement) during the three preceding full performance years.

If Mr. Rose’s employment is terminated due to retirement, he would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment will be equal to zero and (ii) the payment of the premiums to continue medical coverage under COBRA for Mr. Rose, his spouse and his dependents, as applicable, will be for one year after the date of termination.

If Mr. Rose’s employment is terminated due to his death, he would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment described above for a termination of employment without cause or with good reason will be determined using a multiplier of “one” instead of “two,” and (ii) the payment of the premiums to continue medical coverage under COBRA for Mr. Rose, his spouse and his dependents, as applicable, will be for one year after the date of termination.

In the event that the employment of Mr. Rose is terminated due to his disability, Mr. Rose would be entitled to receive the Termination Benefits described above, except that the payment of the premiums to continue medical coverage under COBRA for Mr. Rose, his spouse and his dependents, as applicable, will be for one year after the date of termination.

If any payments under Mr. Rose’s employment agreement would otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will be reduced as provided in the agreement to a level that does not trigger the excise tax if the reduction results in his retaining a greater amount of the payments on an after-tax basis if such reduction is not made. In the event of a “change in control” (as defined in the employment agreement), we will place the amount of the potential cash obligations to Mr. Rose in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Rose within thirty days after such change in control.

The employment agreement requires Mr. Rose to sign a general release of claims in favor of the Company in order to receive the Termination Benefits (including the Severance Payments) described above, other than accrued but unpaid compensation through the date of termination.

Stephen Rosetta

As noted above, Mr. Rosetta did not have an employment agreement with the Company during 2018.

80	PROXY STATEMENT	KILROY REALTY

Justin Smart

Mr. Smart’s employment letter agreement provides that, if his employment is terminated by the Company without “cause” or by Mr. Smart for “good reason” (as these terms are defined in his employment letter agreement), he would be entitled to receive the following payments and benefits (together with the Severance Payment (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) in lieu of any annual incentive compensation, a partial year bonus based on actual performance against bonus targets as of the date of termination; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (excluding outperformance incentive awards) as governed by the applicable plans, programs and agreements, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan, including any deferrals; and (vi) payment of the premiums charged for Mr. Smart, his spouse and his eligible dependents to continue medical coverage under COBRA for two years after the date of termination. In addition, Mr. Smart would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) two times his annual base salary and (ii) two times the average of his two highest target “annual incentives” (that is, the sum of the short-term incentive award and the annual stock award (determined based on the target level of the award) as detailed in Mr. Smart’s employment letter agreement) during the three preceding full performance years.

If Mr. Smart’s employment is terminated due to his death, he would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment described above will be determined using a multiplier of “one” instead of “two,” and (ii) the payment of the premiums to continue medical coverage under COBRA for Mr. Smart, his spouse and his dependents, as applicable, will be for one year after the date of termination.

If Mr. Smart’s employment is terminated due to his disability, he would be entitled to receive the Termination Benefits described above, except that the payment of the premiums to continue medical coverage under COBRA for Mr. Smart, his spouse and his dependents, as applicable, will be for one year after the date of termination.

The employment agreement requires Mr. Smart to sign a general release of claims in favor of the Company in order to receive benefits in connection with a termination of employment described above (including the Severance Payments).

Non-Competition, Non-Solicitation and Non-Disclosure Agreements

Each of the NEOs has entered into a Non-Competition, Non-Solicitation and Non-Disclosure Agreement, or a Non-Solicitation and Non-Disclosure Agreement, as the case may be, with the Company. Under their respective agreements, each of them has agreed to (i) restrictions on competitive activities during his employment, (ii) restrictions on solicitation during his employment and for two years following a termination of his employment, (iii) restrictions on disclosure of confidential information, (iv) restrictions on disparaging the Company and its affiliates, and (v) certain cooperation with the Company regarding any litigation to which the Company may be party. If the executive fails to comply with the restrictions on non-competition, non-solicitation and non-disclosure of confidential information under the agreement, he may be required to forfeit equity awards granted to him by the Company after the date that is three years before the breach of the obligation.

Equity Awards

Under the terms of the 2006 Plan, if there is a change in control of the Company, each NEO’s outstanding awards granted under the plan will not automatically accelerate and become vested under the terms of the 2006 Plan. If, however, the awards will not continue, be substituted for, or assumed after the change in control event (that is, the awards are to be terminated in connection with the change in control event), the awards would generally become fully vested and, in the case of options, exercisable. The Committee also has discretion to establish other change in control provisions with respect to awards granted under the 2006 Plan.

The annual long-term incentive award agreement generally provides that upon a termination of the NEO’s employment by the Company without “cause,” by the NEO for “good reason,” or due to the NEO’s death, “disability” or “retirement” (as such terms are defined in NEO’s employment agreement), subject to the NEO providing a general release of claims in favor of the Company, the time-based RSU award will fully vest and the time-based vesting requirements of performance-based RSU award will be deemed satisfied.

KILROY REALTY	PROXY STATEMENT	81

Our outstanding annual performance-based RSU awards granted to the NEOs generally provide that, in the event the NEO is entitled to accelerated vesting of the award in connection with a termination of the NEO’s employment described above or in the event of a change in control of the Company, the performance period will be deemed to end in connection with such event and the number of shares subject to the award in such circumstances will be determined: (1) if the termination or change in control occurs in the first year of the performance period applicable to the award, (a) by pro-rating the FFO Per Share goals applicable to the award for a short performance year ending with the last fiscal quarter prior to the fiscal quarter in which the termination or change in control occurs and by measuring FFO Per Share performance for that short period (unless such a termination of employment occurs during the first two fiscal quarters of the year, or such a change in control occurs during the first fiscal quarter of the year, in which case the FFO Per Share goal will be deemed satisfied at the applicable “target” level; for a change in control that occurs during the second, third or fourth fiscal quarter of the year, the number of shares will be the greater of the number determined based on the “target” level of performance or the number determined by measuring actual performance for such shortened performance period), and (b) as to the annual growth in FAD Per Share goal applicable to awards granted in 2017 and as to the Average Debt to EBITDA Ratio goal applicable to the awards granted in 2017 and 2018, as though the goals were satisfied at the applicable “target” levels; (2) if the termination or change in control occurs during the performance period but after the first year of the performance period, the FFO Per Share performance will be measured based on actual performance for the first year of the performance period, with FAD Per Share (as to the awards granted in 2017 only) and Average Debt to EBITDA Ratio performance measures based on actual performance for the completed year(s) during the performance period; and (3) if the termination or change in control occurs at any time in the performance period applicable to the award, by measuring the Company’s TSR Percentile Ranking based on actual stock price performance through the date on which the termination or change in control occurs. In connection with a change in control, the awards will continue to be subject to the time-based vesting requirements applicable to the awards (subject to accelerated vesting of the awards should the award holder’s employment terminate in the circumstances described above or should the award be terminated and not assumed by a successor in connection with the change in control).

The December 2018 Time-Based RSU awards granted to our NEOs generally provide that upon a termination of the NEO’s employment by the Company without “cause,” by the NEO for “good reason,” or due to the NEO’s death, “disability” or, in the case of 80,645 of the Time-Based RSUs granted to Mr. Kilroy, “retirement” (each, a “qualifying termination,” as such terms are defined in NEO’s employment agreement), subject to the NEO providing a general release of claims in favor of the Company, the December 2018 Time-Based RSU award will fully vest.

The December 2018 PRSU awards granted to our NEOs generally provide that, in the event the NEO is entitled to accelerated vesting of the award in connection with a “qualifying termination” of the NEO’s employment (as described in the preceding paragraph, but excluding “retirement”) or in the event of a change in control of the Company, the performance period will be deemed to end in connection with such event and the number of shares subject to the award in such circumstances will be determined based on the Company’s Relative TSR for such shortened performance period. In the event of such a qualifying termination of the NEO’s employment, the number of performance-based RSUs that are eligible to vest shall be deemed to vest on the date of such termination, subject to the NEO providing a general release of claims in favor of the Company. In the event of a termination of the NEO’s employment by the Company without cause or by the NEO for good reason, the performance period will be deemed to end on the last day of the calendar month immediately prior to the first public announcement of such termination. Additionally, in the event of a change in control of the Company due to a board change that occurs prior to December 31, 2021, the target number of performance-based RSUs will be eligible to vest, or if such change in control occurs after December 31, 2021 and before December 31, 2022, the greater of the target number of performance-based RSUs and the Initial Number of PRSUs will be eligible to vest. In connection with a change in control, the awards will continue to be subject to the time-based vesting requirements applicable to the awards (subject to accelerated vesting of the awards should the award holder’s employment terminate in the circumstances described above or should the award be terminated and not assumed by a successor in connection with the change in control).

82	PROXY STATEMENT	KILROY REALTY

ESTIMATED SEVERANCE AND CHANGE IN CONTROL BENEFITS

The information in this section sets forth the value of benefits and payments to each of the NEOs upon the triggering events indicated and is based upon the terms of the employment agreements and equity award agreements in effect as of December 31, 2018, as described in “— Potential Payments Upon Termination or Change in Control” above. As required by applicable SEC rules, these estimated values assume that the triggering event took place on December 31, 2018, with the value of the December 2018 PRSU awards taken into account at the “target” level of performance since the performance period under those awards had not yet commenced. Except as otherwise described below in the context of a change in control of the Company, none of our NEOs is entitled to termination payments or benefits upon a voluntary resignation (without “good reason”) or upon a termination by the Company for cause. As of December 31, 2018, none of our NEOs was retirement eligible for purposes of any severance benefits under the terms of their employment agreements.

John Kilroy

Potential Payment/ Benefit(1)	Change in Control (No Termination)	Termination Without Cause or For Good Reason	Death(2)	Disability	Retirement
Cash Severance	—	$36,675,000	$16,225,000	$16,225,000	$13,225,000
Medical Benefits	—	142,583	142,583	142,583	142,583
Accelerated Vesting	—	56,323,406	56,323,406	56,323,406	56,323,406
Other Termination Perks/	—	392,304	—	392,304	392,304
Benefits
Total	—	$93,533,293	$72,690,989	$73,083,293	$70,083,293

(1)   The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

(2)   We make payments to Mr. Kilroy to cover premium payments incurred in connection with a supplemental life insurance policy pursuant to the terms of his employment agreement. In addition to the amounts payable by us shown in this column, Mr. Kilroy’s supplemental life insurance policy provides a $10,000,000 death benefit.

KILROY REALTY	PROXY STATEMENT	83

Jeffrey Hawken

Potential Payment/ Benefit(1)	Change in Control (No Termination)	Termination Without Cause or For Good Reason	Death	Disability
Cash Severance	—	$11,350,541	$3,783,514	$7,567,028
Medical Benefits	—	142,583	142,583	142,583
Accelerated Vesting	—	9,707,919	9,707,919	9,707,919
Other Termination Perks/	—	—	—	—
Benefits
Total	—	$21,201,043	$13,634,016	$17,417,530

(1)   The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

Tyler Rose

Potential Payment/ Benefit(1)	Change in Control (No Termination)	Termination Without Cause or For Good Reason	Death	Disability
Cash Severance	—	$3,525,000	$1,762,500	$3,525,000
Medical Benefits	—	93,572	46,786	46,786
Accelerated Vesting	—	8,071,974	8,071,974	8,071,974
Other Termination Perks/	—	—	—	—
Benefits
Total	—	$11,690,546	$9,881,260	$11,643,760

(1)   The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

84	PROXY STATEMENT	KILROY REALTY

Stephen Rosetta

Potential Payment/ Benefit	Change in Control (No Termination)	Termination Without Cause or For Good Reason	Death	Disability
Cash Severance (1)	—	$1,519,851	$1,519,851	$1,519,851
Medical Benefits	—	—	—	—
Accelerated Vesting	—	4,071,868	4,071,868	4,071,868
Other Termination Perks/	—	—	—	—
Benefits
Total	—	$5,591,719	$5,591,719	$5,591,719

(1)   The cash severance amount includes the unvested portion of Mr. Rosetta’s $2,000,000 cash-settled make-whole award granted in 2017 in connection with his joining the Company as well as that award’s related earnings.

Justin Smart

Potential Payment/ Benefit(1)	Change in Control (No Termination)	Termination Without Cause or For Good Reason	Death	Disability
Cash Severance	—	$3,525,000	$1,762,500	$3,525,000
Medical Benefits	—	93,572	46,786	46,786
Accelerated Vesting	—	7,015,513	7,015,513	7,015,513
Other Termination Perks/	—	—	—	—
Benefits
Total	—	$10,634,085	$8,824,799	$10,587,299

(1)   The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

The preceding estimated severance and change in control benefits tables assume that equity awards outstanding under our 2006 Plan would be substituted for, assumed or otherwise continued following a change in control transaction. If the awards were not substituted for, assumed or otherwise continued following a change in control transaction (that is, the awards were to be terminated in connection with the transaction), they would generally accelerate and become fully vested. In these cases, the value of the accelerated equity award vesting would, for each NEO and assuming that the change in control and termination of the awards occurred on December 31, 2018, be the same as the accelerated vesting value set forth above for the NEO under the “Termination Without Cause or For Good Reason” column.

KILROY REALTY	PROXY STATEMENT	85

CEO PAY-RATIO DISCLOSURE

Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2018 was $43,667,011, and the median of the total 2018 compensation of all of our employees (excluding our CEO) was $128,338. Accordingly, we estimate the ratio of our CEO’s total compensation for 2018 to the median of the total 2018 compensation of all of our employees (excluding our CEO) to be 340 to 1.

We identified the median employee by taking into account the total cash compensation for 2018 for all individuals, excluding our CEO, who were employed by us or one of our affiliates on December 1, 2018, the first day of the last month of our fiscal year. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for 2018, other than to annualize the base wages for any full-time employee not employed by us for the entire year. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee’s total annual compensation for 2018 was determined using the same rules that apply to reporting the compensation of our NEOs (including our CEO) in the “Total” column of the Summary Compensation Table, except that compensation under non-discriminatory benefit plans was also included in the calculation of the total annual compensation for 2018 for purposes of this pay-ratio disclosure. The 2018 total annual compensation amounts in the first paragraph of this pay-ratio disclosure include $42,237 and $4,438 of compensation for our CEO and the median employee, respectively, under non-discriminatory benefit plans. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.

86	PROXY STATEMENT	KILROY REALTY

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains one equity compensation plan, the 2006 Plan. The plan has been approved by the Company’s stockholders. The following table provides certain information as of December 31, 2018 with respect to shares of our common stock available for issuance under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	3,275,629(2)	$42.61(3)	573,131
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	3,275,629	$42.61	573,131

(1)   Includes shares available for future grants under the 2006 Plan as of December 31, 2018. The calculation of shares available for grant is presented after taking into account a reserve for a sufficient number of shares to cover the vesting and payment of 2006 Plan awards that were outstanding on that date, including performance-based vesting awards at (i) levels actually achieved for the performance conditions for which the performance period has been completed and (ii) at maximum levels for the other performance conditions for awards still in a performance period. The shares available under the 2006 Plan may, subject to the limits of the 2006 Plan, be used for any type of award authorized under the 2006 Plan including stock options, restricted stock, SARs, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, RSUs, PIUs, performance bonus awards and performance-based awards.

(2)   Includes 25,500 stock options, 1,124,850 vested but deferred (not paid) RSUs and 2,125,279 unvested RSUs (including 1,538,500 RSUs subject to performance-based vesting conditions, with such number of shares based on (i) levels actually achieved for the performance conditions for which the performance period has been completed and (ii) at maximum levels for the other performance conditions for awards still in a performance period) granted under the 2006 Plan. Does not include any shares of outstanding but unvested restricted stock.

(3)   Reflects the weighted-average exercise price of the 25,500 stock options included in column (a). This weighted-average exercise price does not reflect shares subject to restricted stock and RSU awards.

KILROY REALTY	PROXY STATEMENT	87

DIRECTOR COMPENSATION

For their service on the Board, our non-employee directors receive cash compensation and an annual equity award. Our officers who are directors, specifically John Kilroy, are not paid any additional compensation for their service as a director.

Under our non-employee director compensation program in effect for 2018, each non-employee director received annual cash compensation of $55,000. In addition, if a non-employee director served as our Lead Independent Director, the director received additional annual cash compensation of $50,000. Each non-employee director also received annual compensation for each committee of which the director was a member, equal to $10,000 (in the case of the Audit Committee and the Executive Compensation Committee) or $5,000 (in the case of the Nominating/Corporate Governance Committee and, effective April 2018, the Corporate Social Responsibility and Sustainability Committee and the Succession Planning Committee). The chair of each committee received additional annual cash compensation equal to $20,000 (in the case of the chair of the Audit Committee and the chair of the Executive Compensation Committee) or $10,000 (in the case of the chair of the Nominating/Corporate Governance Committee and the Succession Planning Committee and, effective April 2018, the chair of the Corporate Social Responsibility and Sustainability Committee).

Non-employee directors are reimbursed for reasonable expenses incurred to attend director and committee meetings and incident to their service as a director. Our non-employee directors may defer receipt of their cash compensation pursuant to the terms of our Deferred Compensation Plan.

In addition, each non-employee director receives an annual grant authorized under the 2006 Plan of RSUs valued at $100,000 on the date of grant that vest in full on the date of the annual meeting of stockholders following the grant, subject to continued service. Each non-employee director grant provides that the RSUs subject to the grant will vest in full in the event of a “change in control” of the Company (as defined in the 2006 Plan) or due to the non-employee director’s death or “disability” (as defined for purposes of Section 409A of the Internal Revenue Code). Our non-employee directors may elect a deferred payment date for any RSUs that they may receive. RSUs awarded to non-employee directors include the right to receive dividend equivalents (in the form of additional RSUs) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid RSUs then subject to the award. RSUs credited as dividend equivalents have the same vesting and payment terms as the original RSUs to which they relate. The Board also has discretion to determine the terms of any equity award for a newly elected or appointed member of the Board.

Under our minimum stock ownership guidelines for non-employee directors, each non-employee director is to own or to acquire, within five years of first becoming a director, shares of our common stock having a market value at least equal to five times the director’s annual retainer. As of December 31, 2018, all of our non-employee directors met the ownership requirement or were within the five-year period since first becoming a director to acquire the applicable level of ownership.

The Board may change the terms of our director compensation program from time to time.

88	PROXY STATEMENT	KILROY REALTY

DIRECTOR COMPENSATION TABLE — 2018

The following table sets forth summary information regarding our compensation practices for each of our non-employee directors for 2018. The compensation paid to Mr. Kilroy is presented in the executive compensation disclosures above. Mr. Kilroy is not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Edward Brennan, PhD	$153,750	$100,029	—	—	—	—	$253,779
Jolie Hunt	$ 81,250	$100,029	—	—	—	—	$181,279
Scott Ingraham	$ 90,000	$100,029	—	—	—	—	$190,029
Gary Stevenson	$ 83,750	$100,029	—	—	—	—	$183,779
Peter Stoneberg	$ 83,750	$100,029	—	—	—	—	$183,779

(1)

The amounts reported in column (c) of the table above reflect the aggregate accounting fair value of stock awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The accounting fair value is based on the quoted closing share price of the Company’s common stock on the NYSE on the grant date.

On May 23, 2018, each of our non-employee directors received an annual award of 1,338 RSUs under the 2006 Plan in connection with the 2018 annual meeting of stockholders. Each of these awards had an accounting fair value at the grant date of $100,029, with the difference between that value and the $100,000 annual grant value described above attributable to rounding to a whole share increment, and will vest on the date of the Annual Meeting.

The aggregate number of unvested stock awards and the aggregate number of unexercised option awards outstanding as of December 31, 2018 for our non-employee directors are:

Director	Unvested Stock Awards	Unexercised Option Awards
Edward Brennan, PhD	1,355(1)	—
Jolie Hunt	1,632(1)	—
Scott Ingraham	1,355(1)	—
Gary Stevenson	1,355(1)	—
Peter Stoneberg	1,355(1)	—
(1) These RSUs vest in full on the date of the Annual Meeting.

KILROY REALTY	PROXY STATEMENT	89

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS

The following table sets forth certain information, as of February 28, 2019, regarding the beneficial ownership of common stock (or common stock issuable, at the Company’s option, upon the redemption of common limited partnership interests (the “Units”) in the Operating Partnership) for (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock (or common stock issuable, at the Company’s option, upon the redemption of Units); (ii) each director and director nominee and each NEO named in the Summary Compensation Table; and (iii) the current directors and executive officers of the Company as a group. Except as indicated below, all shares of common stock are owned directly, and the indicated person or entity has sole voting and investment power with respect to all of the shares of common stock beneficially owned by such person or entity other than restricted stock, as to which a person has sole voting power but no dispositive power. In preparing this table, the Company has relied upon information supplied by its officers, directors and certain stockholders, in addition to information contained in filings with the SEC.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Shares of Common Stock(2)
More than 5% Stockholders:
The Vanguard Group, Inc. and affiliates(3)	14,565,035	14.43%
BlackRock, Inc.(4)	12,203,745	12.09%
Cohen & Steers, Inc. and affiliates(5)	11,337,000	11.23%
Norges Bank (The Central Bank of Norway)(6)	6,002,167	5.94%
PGGM Vermogensbeheer B.V.(7)	5,345,738	5.29%
Directors, Director Nominees and NEOs:
John Kilroy	1,597,483(8)	1.56%
Jeffrey Hawken	398,484(9)	*
Tyler Rose	93,740(10)	*
Stephen Rosetta	6,069(11)	*
Justin Smart	107,554(12)	*
Scott Ingraham	32,286(13)	*
Edward Brennan, PhD	21,200(14)	*
Gary Stevenson	7,854(15)	*
Peter Stoneberg	7,777(16)	*
Jolie Hunt	6,136(17)	*
All Directors and Executive Officers as a Group	2,318,872	2.26%
(11 persons):

*	Represents less than 1.0% of the outstanding shares of our common stock.

90	PROXY STATEMENT	KILROY REALTY

(1)	Unless otherwise indicated, the address for each of the persons listed is c/o Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064.

(2)

The number of shares of common stock beneficially owned by a stockholder is based on SEC regulations regarding the beneficial ownership of securities. The number of shares of common stock beneficially owned by a person includes any stock options or RSUs of such person that are vested or will vest within 60 days of February 28, 2019. The percentage of outstanding shares of common stock beneficially owned by a person is based on 100,964,154 shares of common stock outstanding as of February 28, 2019. Unless otherwise indicated, the percentage of outstanding shares of common stock beneficially owned by a person also assumes that all Units held by such beneficial owner are, upon redemption, exchanged for shares of common stock, that none of the Units held by other persons are so exchanged, that all options exercisable within 60 days of February 28, 2019 by such beneficial owner are exercised and that no options to acquire shares of common stock held by other persons are exercised, and that all RSUs held by such beneficial owner that vest within 60 days of February 28, 2019 are vested and paid and that no unvested RSUs held by other persons are vested.

(3)

Represents the number of shares of common stock beneficially owned as of December 31, 2018, as reported on Schedule 13G/A filed with the SEC on February 11, 2019, by The Vanguard Group, Inc. (“Vanguard”) either directly or through its affiliates. Such report indicates that Vanguard has sole voting power over 135,527 shares, shared voting power over 113,634 shares, sole dispositive power over 14,413,405 shares and shared dispositive power over 151,630 shares of common stock. The number of shares reported as beneficially owned by Vanguard in Vanguard’s Schedule 13G/A includes 4,788,582 shares, representing 4.74% of our outstanding shares of common stock as of February 28, 2019, that Vanguard Specialized Funds —Vanguard Real Estate Index Fund (“Vanguard Real Estate Fund”) separately reported as beneficially owned in a Schedule 13G/A filed on January 31, 2019. Such report indicates that Vanguard Real Estate Fund has sole voting power over 4,788,582 shares and no dispositive power over any shares of common stock. The address for Vanguard and Vanguard Real Estate Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

Represents the number of shares of common stock beneficially owned as of December 31, 2018, as reported on Schedule 13G/A filed with the SEC on January 31, 2019, by BlackRock, Inc. (“BlackRock”) either directly or through its affiliates. Such report indicates that BlackRock has sole voting power over 11,728,700 shares and sole dispositive power over 12,203,745 shares of common stock. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(5)

Represents the number of shares of common stock beneficially owned as of December 31, 2018, as reported on Schedule 13G/A filed with the SEC on February 14, 2019, by Cohen & Steers, Inc. (“Cohen”), either directly or through its affiliates. Such report indicates that Cohen has sole voting power over 7,428,425 shares, and sole dispositive power over 11,337,000 shares of common stock. The number of shares reported as beneficially owned by Cohen in Cohen’s Schedule 13G/A includes 11,051,845 shares reported as beneficially owned by Cohen & Steers Capital Management, Inc. (“Cohen Capital”), representing 10.95% of our outstanding shares of common stock as of February 28, 2019, and 285,155 shares reported as beneficially owned by Cohen & Steers UK Limited (“Cohen UK”), representing 0.28% of our outstanding shares of common stock as of February 28, 2019. Such report indicates that Cohen Capital has sole voting power over 7,386,675 shares and sole dispositive power over 11,051,845 shares of common stock. Such report indicates that Cohen UK has sole voting power over 41,750 shares and sole dispositive power over 285,155 shares of common stock. The address for Cohen and Cohen Capital is 280 Park Avenue, 10th Floor, New York, NY 10017. The address for Cohen UK is 50 Pall Mall 7th Floor, London, United Kingdom SW1Y 5JH.

(6)

Represents the number of shares of common stock beneficially owned as of December 31, 2018, as reported on Schedule 13G/A filed with the SEC on January 24, 2019, by Norges Bank (The Central Bank of Norway) (“Norges”) either directly or through its affiliates. Such report indicates that Norges has sole voting power over 6,002,167 shares and sole dispositive power over 6,002,167 shares of common stock. The address for Norges is Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway.

(7)

Represents the number of shares of common stock beneficially owned as of December 31, 2018, as reported on Schedule 13G filed with the SEC on January 29, 2019, by PGGM Vermogensbeheer B.V., acting in its capacity as legal representative of Stichting PGGM Depositary (“PGGM”) either directly or through its affiliates. Such report indicates that PGGM has sole voting power over 5,345,738 shares and no dispositive power any shares of common stock. The address for PGGM is Noordweg Noord 150, 3704 JG Zeist, The Netherlands.

(8)

Includes (i) 783,192 shares of common stock issuable, at the Company’s option, upon the redemption of Units (including Units beneficially owned by Kilroy Airport Imperial Co. (“KAICO”) and allocated to Mr. Kilroy); (ii) 324,256 shares of common stock held directly; and (iii) 490,035 RSUs held directly that are vested or will vest within 60 days of February 28, 2019. Of the shares of common stock held directly by Mr. Kilroy, 39,845 shares are held in a brokerage account that is pledged as collateral for a secured credit line account in Mr. Kilroy’s name. This pledge of common stock meets all of the exceptions to the prohibition on pledging Company securities contained in the Company’s anti-pledging policy, as further described on page 59. Excludes 796,392 RSUs that are not vested and will not vest within 60 days of February 28, 2019.

(9)

Includes (i) 31,427 shares of common stock held directly; and (ii) 367,057 RSUs held directly that are vested or will vest within 60 days of February 28, 2019. Excludes 126,165 RSUs that are not vested and will not vest within 60 days of February 28, 2019.

(10)

Includes (i) 34,143 shares of common stock held directly; and (ii) 59,597 RSUs held directly that are vested or will vest within 60 days of February 28, 2019. Excludes 108,432 RSUs that are not vested and will not vest within 60 days of February 28, 2019.

(11)

Includes (i) 4,218 shares of common stock held directly; and (ii) 1,851 RSUs held directly that are vested or will vest within 60 days of February 28, 2019. Excludes 77,219 RSUs that are not vested and will not vest within 60 days of February 28, 2019.

(12)

Includes (i) 97,222 shares of common stock held directly; and (ii) 10,332 RSUs held directly that are vested or will vest within 60 days of February 28, 2019. Excludes 93,408 RSUs that are not vested and will not vest within 60 days of February 28, 2019.

(13)

Includes (i) 4,000 shares of common stock held directly; and (ii) 28,286 RSUs held directly that are vested or will vest within 60 days of February 28, 2019. Excludes 1,364 RSUs that are not vested and will not vest within 60 days of February 28, 2019.

(14)

Includes (i) 3,843 shares of common stock held directly; and (ii) 17,357 RSUs held directly that are vested or will vest within 60 days of February 28, 2019. Excludes 1,364 RSUs that are not vested and will not vest within 60 days of February 28, 2019.

(15)	Includes 7,854 RSUs held directly that are vested or will vest within 60 days of February 28, 2019. Excludes 1,364 RSUs that are not vested and will not vest within 60 days of February 28, 2019.

KILROY REALTY	PROXY STATEMENT	91

(16)

Includes (i) 4,764 shares of common stock held directly; and (ii) 3,013 RSUs held directly that are vested or will vest within 60 days of February 28, 2019. Excludes 1,364 RSUs that are not vested and will not vest within 60 days of February 28, 2019.

(17)

Includes (i) 4,155 shares of common stock held directly; (ii) 279 restricted shares of common stock held directly; and (iii) 1,702 RSUs held directly that are vested or will vest within 60 days of February 28, 2019. Excludes 1,364 RSUs that are not vested and will not vest within 60 days of February 28, 2019.

92	PROXY STATEMENT	KILROY REALTY

OTHER MATTERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy

Our Board has adopted a written Related Party Transactions Policy that is intended to comply with Item 404 of Regulation S-K and Article III, Section 7 of the Company’s Bylaws. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company (including any of its subsidiaries) was, is or will be a participant; (ii) the amount involved exceeds $120,000 in any calendar year; and (iii) a related party had, has or will have a direct or indirect material interest (a “Related Party Transaction”). For purposes of the policy, a related party is (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (c) any immediate family member of any of the foregoing persons; or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest (each such person, a “Related Person”). The policy also describes the procedures used to identify, review, approve and disclose, if necessary, any transaction between the Company and any subsidiary of the Company, on the one hand, and John B. Kilroy, Sr. (or his estate) or John B. Kilroy, Jr. and their respective affiliates (each such person, a “Principal Party”), on the other hand (a “Principal Party Transaction”).

Under the policy, our Governance Committee is responsible for reviewing and approving or ratifying each Related Person Transaction and Principal Party Transaction (individually and collectively, as applicable, an “Interested Transaction”). In determining whether to approve or ratify an Interested Transaction, the Governance Committee is required to consider the relevant facts and circumstances of the Interested Transaction available to the Governance Committee and to take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction and the conflicts of interest and corporate opportunity provisions of the Company’s Code of Conduct. If a Related Party Transaction falls within one of certain specified pre-approved transaction categories set forth in the policy, it shall not require review by the Governance Committee and shall be deemed approved.

No member of the Governance Committee who is a Related Party is permitted to vote on the approval or ratification of an Interested Transaction, but may, if requested by the Chair of the Governance Committee, participate in some or all of the Governance Committee’s discussions of the Interested Transaction.

In the event that an Interested Transaction would constitute a conflict of interest or a corporate opportunity under the Company’s Code of Conduct, the provisions of the Code of Conduct shall also apply to the Interested Transaction. Any such Interested Transaction may not be approved under the policy unless it is also approved in accordance with the provisions of the Code of Conduct and disclosed to the public to the extent required by law or the listing rules of the NYSE.

In addition, the Audit Committee is responsible for discussing with management and the independent auditor any related party transactions brought to the Audit Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.

KILROY REALTY	PROXY STATEMENT	93

Certain Transactions with Related Persons

During 2016, the Company entered into a time-sharing agreement with each of Messrs. Kilroy, Hawken, Rose and Smart for the lease from time to time on a time sharing basis by such executive officers of an aircraft that is owned by the Company. Mr. Rosetta entered into a time-sharing agreement with the Company in 2018. Pursuant to each time-sharing agreement, these executive officers pay the Company for the aggregate incremental cost of their respective personal use of the aircraft. These amounts are calculated based on the variable operating costs of the flight (subject to applicable maximum payment levels established under Federal Aviation Administration rules) and include, among other things, fuel, crew travel expenses, any insurance for the flight, hangar and de-icing costs away from aircraft base location, landing fees and airport taxes, customs and foreign permit fees, in-flight food and beverages and certain other miscellaneous costs. Fixed costs that do not change based on usage are excluded. Each executive officer pays to the Company an upfront deposit of an amount reasonably estimated to cover the anticipated payments for the executive’s personal use of the aircraft based upon the projected number of trips and their duration and profiles. The Company deducts from the deposited amount the actual payments incurred by each executive under the time-sharing agreement. For 2018, reimbursements from Mr. Kilroy pursuant to this arrangement were $159,385 and did not exceed $120,000 for each of Messrs. Hawken, Rose, Rosetta and Smart.

Mr. Rosetta previously served as Vice Chairman of Brokerage Services at C&W until June 2017. While serving as an independent contractor to C&W, Mr. Rosetta entered into an arrangement with C&W whereby he would receive a portion of the commissions paid by the Company to C&W for closing certain identified acquisition and leasing transactions which were in process prior to his departure from C&W in June 2017. In connection with this arrangement, the Company paid approximately $2.7 million to C&W in 2018, of which approximately 55% to 65% was realized by Mr. Rosetta.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities (collectively, “Insiders”), to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Insiders are required by regulation of the SEC to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of the Section 16(a) reports furnished to the Company by the Insiders or written representations from the Insiders that no other reports were required with respect to the year ended December 31, 2018, all Insiders timely filed all Section  16(a) reports required to be filed by them for 2018.

PROPOSALS AND NOMINATIONS FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

Stockholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials. A stockholder seeking to present a proposal or nominate a director for election to our Board at the 2020 annual meeting of stockholders but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in our Bylaws. The Company’s Bylaws require a stockholder desiring to present a proposal or nominate a director for the 2020 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not earlier than December 18, 2019, 150 days prior to the one-year anniversary of the Annual Meeting, and not later than January 17, 2020, 120 days prior to such one-year anniversary, or (ii) if the date of the 2020 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting of stockholders was first made. Other specifics regarding the notice procedures, including the required content of the notice, can be found in Section 2 of Article II (with respect to stockholder proposals) and Section 2 of Article III (with respect to director nominations) of our Bylaws.

94	PROXY STATEMENT	KILROY REALTY

Proposals for Inclusion in Proxy Materials. A stockholder seeking to have a proposal included in the Company’s proxy statement for the 2020 annual meeting of stockholders must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including stockholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, any such proposal must be received by the Company’s Secretary at the Company’s principal executive offices by December 7, 2019, which is 120 days prior to the one-year anniversary of the date this Proxy Statement was first mailed or made available to stockholders. However, if the date of the 2020 annual meeting of stockholders changes by more than 30 days from the one-year anniversary of the date of the Annual Meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2020 annual meeting of stockholders.

Director Nominations for Inclusion in Proxy Materials (Proxy Access). Under certain circumstances specified in our Bylaws, a stockholder, or group of up to twenty stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least the prior three years, may nominate for election to our Board and inclusion in the Company’s proxy statement for its annual meeting of stockholders up to 25% of the number of directors then serving on our Board. The Company’s Bylaws require a stockholder desiring to nominate a director for inclusion in the Company’s proxy materials for the 2020 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not earlier than December 18, 2019, 150 days prior to the one-year anniversary of the Annual Meeting, and not later than January 17, 2020, 120 days prior to such one-year anniversary, or (ii) if the date of the 2020 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting of stockholders was first made. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, can be found in Section 3 of Article III of our Bylaws.

Stockholder proposals or director nominations submitted to the Company’s Secretary that do not comply with the above requirements may be excluded from the Company’s proxy statement and/or may not be brought before the 2020 annual meeting of stockholders, as applicable. For specific information with respect to the process for recommending a director candidate, see “Corporate Governance — Director Selection, Evaluation and Communications — Stockholder-Recommended Director Candidates” above.

KILROY REALTY	PROXY STATEMENT	95

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING PROCEDURES

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2018 Annual Report, on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice and on the website referred to in the Notice. If a stockholder properly requests paper copies of this Proxy Statement, we intend to mail the Proxy Statement, together with a proxy card, to such stockholder within three business days of his or her request.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, as well as any other business properly brought before the Annual Meeting:

•	Proposal No. 1: Elect as directors the six nominees named in this Proxy Statement.

•	Proposal No. 2: Approve, on an advisory basis, the compensation of our NEOs.

•	Proposal No. 3: Ratify the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2019.

What are the Board’s recommendations on each of the proposals?

The Board recommends that stockholders vote:

1.	“FOR” each of the Board’s six nominees for election to the Board: John Kilroy, Edward Brennan, PhD, Jolie Hunt, Scott Ingraham, Gary Stevenson and Peter Stoneberg;

2.	“FOR” approval, on an advisory basis, of the compensation of our NEOs; and

3.	“FOR” ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2019.

Who is entitled to vote?

Only the holders of record of the shares of our common stock at the close of business on March 8, 2019 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter voted upon at the Annual Meeting. As of the Record Date, 100,964,154 shares of common stock were outstanding.

96	PROXY STATEMENT	KILROY REALTY

May I attend the Annual Meeting?

You may attend the Annual Meeting if you were a stockholder of record or a beneficial holder of shares of common stock at the close of business on the Record Date, or you hold a valid legal proxy for the Annual Meeting. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting. You should also be prepared to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you are a beneficial holder of shares of common stock because you hold your shares in “street name,” you should provide proof of beneficial ownership as of the Record Date, such as an account statement reflecting your stock ownership as of the Record Date, a copy of the Notice or voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership, as well as your photo identification, for admission. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the Annual Meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. For directions to the Annual Meeting, contact the Company in writing at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary or by telephone at (310) 481-8400.

How do I vote?

You may vote by submitting a proxy or voting instructions prior to the Annual Meeting or you may vote by attending the Annual Meeting and voting in person.

Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder and you are viewing this Proxy Statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a printed copy of this Proxy Statement, you may vote your shares by completing, dating and signing the proxy card that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

Vote in Person at the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note that if your shares are held of record by a broker, bank or other nominee and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee.

What is the deadline for voting my shares if I do not attend the Annual Meeting?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on May 15, 2019 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

KILROY REALTY	PROXY STATEMENT	97

Can I revoke or change my vote after I submit my proxy or voting instructions?

A stockholder of record may revoke a previously submitted proxy at any time before it is exercised by (i) delivering a later dated proxy card or by submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed); (ii) delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting; or (iii) by voting in person at the Annual Meeting. Simply attending the Annual Meeting will not revoke your proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions. Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on May 15, 2019.

How will my shares be voted on the proposals at the Annual Meeting?

The shares of common stock represented by all properly submitted proxies will be voted at the Annual Meeting as instructed or, if no instruction is given, will be voted “FOR” each of the director nominees named in Proposal No. 1, “FOR” Proposal No. 2 and “FOR” Proposal No. 3.

If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal No. 3 (the ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2019) is considered routine under applicable rules of the NYSE, while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal No. 3 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 3 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

How will voting on any other business be conducted?

As to any other business that may properly come before the Annual Meeting, all properly submitted proxies will be voted by the proxyholders named in the proxy card, in their discretion. We do not presently know of any other business that may come before the Annual Meeting.

What constitutes a quorum?

A majority of the shares of common stock issued and outstanding on the Record Date must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

What vote is required to approve each proposal?

Proposal No. 1 — Election of Directors. Each director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). This majority voting standard is discussed further under “Proposal 1 — Election of Directors — Vote Required.”

98	PROXY STATEMENT	KILROY REALTY

Proposal No. 2 — Advisory Approval of Compensation of our NEOs. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the Say-on-Pay vote. The Say-on-Pay vote is advisory only, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, our Board values the opinions that our stockholders express with their votes and the votes will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation in the future.

Proposal No. 3 — Ratification of the Appointment of Deloitte as our Independent Auditor. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the approval of the ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2019.

Note on “Abstentions” and “Broker Non-Votes.” For purposes of determining the number of votes cast, only shares voted “FOR” or “AGAINST” are counted. Abstentions and broker non-votes are not treated as votes cast, although they are counted for purposes of determining whether a quorum is present at the Annual Meeting.

KILROY REALTY	PROXY STATEMENT	99

GENERAL INFORMATION

PROXY SOLICITATION EXPENSES

The cost of soliciting proxies will be borne by the Company. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. Proxies may be solicited by directors, officers and employees of the Company in person or by mail, telephone, email or facsimile transmission, but such persons will not be specifically compensated therefor. The Company may use the services of Innisfree M&A Incorporated, a third-party solicitor, to solicit proxies for the Annual Meeting for a fee that we do not expect to exceed $15,000 plus a reasonable amount to cover expenses.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information electronically filed by the Company with the SEC are available without charge on the SEC’s website at http://www.sec.gov. These materials are also available free of charge in the Investors section of the Company’s website at http://www.kilroyrealty.com as soon as reasonably practicable after they are filed or furnished with the SEC.

The Company will provide without charge to each person solicited hereby, upon the written or oral request of any such persons, copies of the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2018, including financial statements and financial statement schedules. Requests for such copies should be addressed to: Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary; telephone (310) 481-8400.

A copy of the Company’s Bylaws referenced in this Proxy Statement may be obtained without charge by request to the Company’s Secretary at the Company’s principal executive offices. Requests should be addressed to: Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary; telephone (310) 481-8400.

You may also access additional information about the Company at our Internet address, http://www.kilroyrealty.com. References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

100	PROXY STATEMENT	KILROY REALTY

OTHER MATTERS

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxies solicited hereby will be voted at the discretion of the named proxy holders.

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to our principal executive offices at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary or by telephone at (310) 481-8400.

You may vote on the Internet, or if you are receiving a paper copy of this Proxy Statement, by telephone (if available), or by completing and mailing a proxy card or voting instruction form in the preaddressed, postage paid envelope provided to you. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the meeting.

WE URGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

April 5, 2019

By Order of the Board of Directors,

Tyler Rose

Executive Vice President,

Chief Financial Officer and Secretary

KILROY REALTY	PROXY STATEMENT	101

APPENDIX A – DEFINITIONS AND RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

FUNDS FROM OPERATIONS (“FFO”), FFO PER SHARE, ADJUSTED FFO AND ADJUSTED FFO PER SHARE

FFO:

We calculate funds from operations available to common stockholders and common unitholders, or “FFO,” in accordance with the White Paper on FFO approved by the Board of Governors of NAREIT. The White Paper defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. Our calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. We also add back net income attributable to noncontrolling common units of the Operating Partnership because we report FFO attributable to common stockholders and common unitholders.

We believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide.

However, FFO should not be viewed as an alternative measure of our operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results from operations.

Adjusted FFO:

Adjusted FFO is calculated as FFO, adjusted for original issuance costs of redeemed preferred stock, loss and additional interest on early extinguishment of debt, and accrued future executive retirement benefits.

FFO Per Share:

FFO Per Share is calculated as FFO divided by the weighted average common shares/units and restricted stock units (“RSUs”) outstanding. FFO Per Share is used in this Proxy Statement as defined in this Appendix A, except when such term is capitalized (i.e., “FFO Per Share”) and used in the context of the performance-based RSUs (where the defined term on page 70 will apply).

Adjusted FFO Per Share:

Adjusted FFO Per Share is calculated as Adjusted FFO divided by the weighted average common shares/units and RSUs outstanding.

KILROY REALTY	PROXY STATEMENT	A-1

The following table presents our FFO, FFO Per Share, Adjusted FFO and Adjusted FFO Per Share for the years ended December 31, 2018 and 2017:

(unaudited, $ and shares in thousands, except per share amounts)
	Year Ended December 31,
	2018	2017
FUNDS FROM OPERATIONS:
Net Income Available to Common Stockholders	$ 258,415	$151,249
Adjustments:
Net income attributable to noncontrolling common units of	5,193	3,223
the Operating Partnership
Net income attributable to noncontrolling interests in	14,318	12,780
consolidated property partnerships
Depreciation and amortization of real estate assets	249,882	241,862
Gains on sales of depreciable real estate	(142,926)	(39,507)
Funds from Operations attributable to noncontrolling	(24,391)	(22,820)
interests in consolidated property partnerships
Funds From Operations(1)(2)	$ 360,491	$346,787
Weighted average common shares/units outstanding — diluted(3)	103,677	102,056
FFO per common share/unit — diluted(2)	$ 3.48	$ 3.40

Funds From Operations(1)(2)	$ 360,491	$346,787
Adjustments:
Accrued future executive retirement benefits	12,103	—
Loss and additional interest on early extinguishment of	13,359	5,954
debt
Original issuance costs of redeemed preferred stock	—	7,589
Adjusted Funds From Operations(1)(2)	$ 385,953	$360,330
Weighted average common shares/units outstanding — diluted(3)	103,677	102,056
Adjusted FFO per common share/unit — diluted(2)	$ 3.72	$ 3.53

(1)   Reported amounts are attributable to common stockholders, common unit holders and restricted stock unitholders.

(2)   FFO includes amortization of deferred revenue related to tenant-funded tenant improvements of $18.4 million and $16.8 million for the year ended December 31, 2018 and 2017, respectively.

(3)   Calculated based on weighted average shares outstanding including participating and non-participating share-based awards (i.e. non-vested stock and certain time-based RSUs), dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding.

A-2	PROXY STATEMENT	KILROY REALTY

NET OPERATING INCOME AND SAME STORE NET OPERATING INCOME (ON A GAAP AND CASH BASIS)

Net Operating Income:

We believe that Net Operating Income (“NOI”) is a useful supplemental measure of our operating performance. We define NOI as consolidated operating revenues (rental income, tenant reimbursements and other property income) less consolidated property and related expenses (property expenses, real estate taxes, provision for bad debts and ground leases). Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs.

Because NOI excludes general and administrative expenses, interest expense, depreciation and amortization, acquisition-related expenses, other non-property income and losses, and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the consolidated revenues and expenses directly associated with owning and operating commercial real estate and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective on operations not immediately apparent from net income. We use NOI to evaluate our operating performance on a portfolio basis since NOI allows us to evaluate the impact that factors such as occupancy levels, lease structure, rental rates and tenant base have on our results, margins and returns. In addition, we believe that NOI provides useful information to the investment community about our financial and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of performance in the real estate industry.

However, NOI should not be viewed as an alternative measure of our financial performance since it does not reflect general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations.

Same Store NOI (on a GAAP and Cash Basis):

We believe that Same Store NOI is a useful supplemental measure of our operating performance. Same Store NOI represents the consolidated NOI for all of the properties that were owned and included in our stabilized portfolio for two comparable reporting periods. Because Same Store NOI excludes the change in NOI from developed, redeveloped, acquired and disposed of and held for sale properties, it highlights operating trends such as occupancy levels, rental rates and operating costs on properties. Same Store Cash NOI represents the consolidated GAAP NOI for all of the properties that were owned and included in our stabilized portfolio for two comparable reporting periods, adjusted for non-cash revenue and non-cash expenses in both periods. Other REITs may use different methodologies for calculating Same Store GAAP and Cash NOI, and accordingly, our Same Store GAAP and Cash NOI may not be comparable to other REITs.

However, Same Store NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations.

KILROY REALTY	PROXY STATEMENT	A-3

The following table reconciles our net income available to common stockholders to NOI and Same Store NOI for the years ended December 31, 2018 and 2017:

(unaudited, $ in thousands)
	Year Ended December 31,
	2018	2017
Net Income Available to Common Stockholders	$ 258,415	$ 151,249
Net income attributable to noncontrolling common units of the Operating Partnership	5,193	3,223
Net income attributable to noncontrolling interests in consolidated property partnerships	14,318	12,780
Preferred dividends	—	13,363
Net Income	$ 277,926	$ 180,615
Adjustments:
General and administrative expenses	90,471	60,581
Depreciation and amortization	254,281	245,886
Interest income and other net investment loss (gain)	559	(5,503)
Interest expense	49,721	66,040
Loss on early extinguishment of debt	12,623	5,312
Net Gain on sales of land	(11,825)	(449)
Gains on sales of depreciable operating properties	(142,926)	(39,507)
Net Operating Income, as defined	$ 530,830	$ 512,975
Non-Same Store GAAP Net Operating Income	(48,243)	(44,680)
Same Store GAAP Net Operating Income	$ 482,587	$ 468,295
GAAP to Cash Adjustments:
GAAP Operating Revenues Adjustment, net	(42,376)	(38,463)
GAAP Operating Expenses Adjustments, net	5,743	3,114
Same Store Cash Net Operating Income	$ 445,954	$ 432,946

A-4	PROXY STATEMENT	KILROY REALTY

FUNDS AVAILABLE FOR DISTRIBUTION (“FAD”), FAD PER SHARE, AND FAD PAYOUT RATIO

Funds Available for Distribution:

We believe that FAD is a useful supplemental measure of the Company’s liquidity. We compute FAD by adding to FFO the non-cash amortization of deferred financing costs, debt discounts and premiums and share-based compensation awards and amortization of above (below) market rents for acquisition properties and non-cash executive compensation expense, then subtracting recurring tenant improvements, leasing commissions and capital expenditures and eliminating the net effect of straight-line rents, amortization of deferred revenue related to tenant improvements, adjusting for other lease related items and after adjustment for amounts attributable to noncontrolling interests in consolidated property partnerships. FAD provides an additional perspective on our ability to fund cash needs and make distributions to stockholders by adjusting FFO for the impact of certain cash and non-cash items, as well as adjusting FFO for recurring capital expenditures and leasing costs. We also believe that FAD provides useful information to the investment community about our financial position as compared to other REITs since FAD is a liquidity measure used by other REITs. However, other REITs may use different methodologies for calculating FAD and, accordingly, the Company’s FAD may not be comparable to other REITs.

FAD Per Share:

FAD Per Share is calculated as FAD divided by the weighted average common shares/units outstanding. FAD Per Share is used in this Proxy Statement as defined in this Appendix A.

FAD Payout Ratio:

FAD Payout Ratio is calculated as annual dividends accrued to common stockholders and common unitholders (excluding dividend equivalents accrued to restricted stock unitholders) divided by FAD. FAD Payout Ratio is used in this Proxy Statement as defined in this Appendix A.

KILROY REALTY	PROXY STATEMENT	A-5

The following table presents our FAD and FAD Per Share for the years ended December 31, 2018 and 2017:

(unaudited, $ in thousands, except per share amounts)
	Year Ended December 31,
	2018	2017
Net Income Available to Common Stockholders	$ 258,415	$ 151,249
Adjustments
Net income attributable to noncontrolling common units of the Operating Partnership	5,193	3,223
Net income attributable to noncontrolling interests in consolidated property partnerships	14,318	12,780
Depreciation and amortization of real estate assets	249,882	241,862
Gains on sales of depreciable real estate	(142,926)	(39,507)
Funds from Operations attributable to noncontrolling interests in consolidated property	(24,391)	(22,820)
partnerships
Funds From Operations	$ 360,491	$ 346,787
Adjustments
Recurring tenant improvements, leasing commissions and capital expenditures	(110,540)	(91,287)
Amortization of deferred revenue related to tenant-funded tenant improvements(1)	(18,429)	(16,767)
Net effect of straight-line rents	(26,811)	(31,523)
Amortization of net below market rents(2)	(9,748)	(8,528)
Amortization of deferred financing costs and net debt discount/premium	1,884	1,895
Non-cash executive compensation expense(3)	40,034	19,046
Original issuance costs of redeemed preferred stock	—	7,589
Other lease related adjustments, net(4)	2,507	1,778
Adjustments attributable to non-controlling interests in consolidated property	8,652	6,495
partnerships
Funds Available for Distribution	$ 248,040	$ 235,485
Weighted average common shares/units outstanding — diluted(5)	103,677	102,056
FAD per common share/unit — diluted(6)	$ 2.39	$ 2.31

(1)	Represents revenue recognized during the period as a result of the amortization of deferred revenue recorded for tenant-funded tenant improvements.

(2)	Represents the non-cash adjustment related to the acquisition of buildings with above and/or below market rents.

(3)	Includes non-cash amortization of share-based compensation and accrued future executive retirement benefits.

(4)	Includes other cash and non-cash adjustments attributable to lease-related GAAP revenue recognition timing differences.

(5)

Calculated based on weighted average shares outstanding including participating and non-participating share-based awards (i.e. nonvested stock and certain time-based RSUs), dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding.

(6)	Reported amounts are attributable to common stockholders, common unitholders and restricted stock unitholders.

A-6	PROXY STATEMENT	KILROY REALTY

The following table presents a reconciliation of GAAP net cash provided by operating activities to FAD for the years ended December 31, 2018 and 2017:

(unaudited, $ in thousands)
	Year Ended December 31,
	2018	2017
GAAP Net Cash Provided by Operating Activities	$ 410,043	$347,012
Adjustments:
Recurring tenant improvements, leasing commissions and capital expenditures	(110,540)	(91,287)
Loss on early extinguishment of debt	(11,823)	(5,312)
Net gain on sale of land	11,825	449
Preferred dividends	—	(5,774)
Depreciation of non-real estate furniture, fixtures and equipment	(4,400)	(4,024)
Provision for uncollectible tenant receivables	(5,520)	(1,517)
Net changes in operating assets and liabilities(1)	(17,310)	20,566
Noncontrolling interests in consolidated property partnerships’ share of FFO and FAD	(15,739)	(16,325)
Cash adjustments related to investing and financing activities	(8,496)	(8,303)
Funds Available for Distribution	$ 248,040	$235,485

(1)

Primarily includes changes in the following assets and liabilities: marketable securities; current receivables; prepaid expenses and other assets; accounts payable, accrued expenses and other liabilities; and rents received in advance and tenant security deposits.

ADJUSTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

AND EBITDA, AS ADJUSTED

Adjusted Net Income Available to Common Stockholders:

Adjusted net income available to common stockholders is calculated by adjusting net income available to common stockholders to exclude gains on sales of depreciable operating properties, loss and additional interest on early extinguishment of debt, original issuance costs of redeemed preferred stock and accrued future executive retirement benefits.

EBITDA, as Adjusted:

We believe that consolidated earnings before interest expense, depreciation and amortization, gain/loss on early extinguishment of debt, gains and losses on depreciable real estate, net income attributable to noncontrolling interests, preferred dividends and distributions, original issuance costs of redeemed preferred stock and preferred units, and impairment losses (“EBITDA, as adjusted”) is a useful supplemental measure of our operating performance. When considered with other GAAP measures and FFO, we believe EBITDA, as adjusted, gives the investment community a more complete understanding of our consolidated operating results, including the impact of general and administrative expenses and acquisition-related expenses, before the impact of investing and financing transactions and facilitates comparisons with competitors. We also believe it is appropriate to present EBITDA, as adjusted, as it is used in several of our financial covenants for both our secured and unsecured debt. However, EBITDA, as adjusted, should not be viewed as an alternative measure of our operating performance since it excludes financing costs as well as depreciation and amortization costs which are significant economic costs that could materially impact our results of operations and liquidity. Other REITs may use different methodologies for calculating EBITDA, as adjusted, and, accordingly, our EBITDA, as adjusted, may not be comparable to other REITs.

KILROY REALTY	PROXY STATEMENT	A-7

The following table presents a reconciliation of net income available to common stockholders to adjusted net income available to common stockholders to EBITDA, as adjusted, for the years ended December 31, 2018 and 2017:

(unaudited, $ in thousands)
	Year Ended December 31,
	2018	2017
Net Income Available to Common Stockholders	$ 258,415	$151,249
Adjustments
Gains on sales of depreciable real estate	(142,926)	(39,507)
Original issuance costs of redeemed preferred stock	—	7,589
Loss and additional interest on early extinguishment of debt	13,359	5,954
Accrued future executive retirement benefits	12,103	—
Adjusted Net Income Available to Common Stockholders	$ 140,951	$125,285
Adjustments
Interest expense	49,721	66,040
Depreciation and amortization	254,281	245,886
Net income attributable to noncontrolling common units of the Operating Partnership	5,193	3,223
Net income attributable to noncontrolling interests in consolidated property partnerships	14,318	12,780
Preferred dividends	—	5,774
Additional interest expense in connection with early redemption of debt	(736)	(642)
Accrued future executive retirement benefits	(12,103)	—
EBITDA, as Adjusted	$ 451,625	$458,346

A-8	PROXY STATEMENT	KILROY REALTY

KILROY REALTY CORPORATION 12200 WEST OLYMPIC BOULEVARD SUITE 200 LOS ANGELES, CA 90064 ATTN: LAUREN STADLER	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 15, 2019 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 15, 2019 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E64021-P19023	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KILROY REALTY CORPORATION

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. John Kilroy	☐	☐	☐

	1b. Edward Brennan, PhD	☐	☐	☐	The Board of Directors recommends you vote FOR proposal 3:		For	Against	Abstain

	1c. Jolie Hunt	☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2019.	☐	☐	☐
	1d. Scott Ingraham	☐	☐	☐

	1e. Gary Stevenson	☐	☐	☐

	1f. Peter Stoneberg	☐	☐	☐	NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
The Board of Directors recommends you vote FOR proposal 2:		For	Against	Abstain
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders:

The Notice of Annual Meeting, Proxy Statement and 2018 Annual Report on Form 10-K are available at

https://materials.proxyvote.com/49427F

E64022-P19023

KILROY REALTY CORPORATION

Annual Meeting of Stockholders

May 16, 2019, 8:30 AM PDT

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Kilroy Realty Corporation (the “Company”) acknowledge(s) receipt of a copy of the proxy statement for the Company’s 2019 Annual Meeting of Stockholders and, revoking any proxy heretofore given, hereby appoint(s) John Kilroy and Tyler Rose, and each of them, with full power of substitution, as proxies for the undersigned and to vote all the shares of common stock of the Company held of record by the undersigned on March 8, 2019, at the Annual Meeting of Stockholders to be held on May 16, 2019, or any adjournments or postponements thereof, and otherwise to represent the undersigned at the meeting with discretionary authority as to any and all other business that may properly come before the meeting and with all powers possessed by the undersigned as if personally present at the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

Continued and to be signed on reverse side